Exhibit 10.1

Execution Version

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

June 30, 2014

among

GENESIS ENERGY, L.P.,

as the Borrower

The Lenders Party Hereto,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Issuing Bank,

BANK OF AMERICA, N.A. and BANK OF MONTREAL,

as Co-Syndication Agents,

and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agent

$1.0 BILLION SENIOR SECURED REVOLVING CREDIT FACILITY

WELLS FARGO SECURITIES, LLC,

BMO CAPITAL MARKETS,

and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

Schedule 2.01	Committed Amounts
Schedule 2.06	Existing Letters of Credit
Schedule 3.05	Certain Obligations
Schedule 3.06(a)	Properties
Schedule 3.07	Disclosed Matters
Schedule 3.14	Insurance
Schedule 3.18(a)	Subsidiaries and Joint Ventures
Schedule 3.18(b)	Consents
Schedule 3.18(c)	Organizational Chart
Schedule 3.19(c)	Copyright Violations
Schedule 5.12	Insurance
Schedule 5.15	Risk Management Requirements
Schedule 5.17	Post-Effective Date Items
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.09	Transactions with Affiliates

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Committed Amount Decrease Certificate
Exhibit C	Form of Letter of Credit Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Borrowing Request
Exhibit F	Form of Borrowing Base Certificate
Exhibit G	Form of Committed Amount Increase Certificate
Exhibit H	Form of Additional Lender Certificate
Exhibit I	Form of Compliance Certificate

v

Exhibit 10.1

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 30, 2014, is by and among GENESIS ENERGY, L.P., a Delaware limited partnership (the “Borrower”), the LENDERS party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and Issuing Bank (as defined below).

WITNESSETH:

WHEREAS, the Borrower, as borrower, the Administrative Agent, as administrative agent for the lenders, the lenders from time to time party thereto and the other agents and parties referred to therein entered into that certain Third Amended and Restated Credit Agreement dated as of July 25, 2012, as amended by that certain First Amendment to Third Amended and Restated Credit Agreement dated as of August 12, 2013 (as amended, supplemented and otherwise modified prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the lenders party thereto made certain loans and other extensions of credit and provided certain commitments to the Borrower;

WHEREAS, the Borrower, the Administrative Agent, the Lenders and the other agents and parties hereto desire to enter into this Fourth Amended and Restated Credit Agreement in order to amend and restate the Existing Credit Agreement;

NOW, THEREFORE, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing (including any Inventory Financing Sublimit Borrowing), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” shall have the meaning assigned to such term in the Uniform Commercial Code in effect in the State of New York.

“Account Debtor” means any Person who is or who may become obligated under, with respect to or on account of an Account.

“Acquisition” means the direct or indirect purchase or acquisition, whether in one or more related transactions, by the Borrower or any Restricted Subsidiary of (a) any Person or group of Persons (or all or substantially all of the Equity Interest in any Person or group of Persons) or (b) any related group of assets of any Person or group of Persons. “Acquire” has a meaning correlative thereto.

“Additional Commitment Lender” has the meaning assigned to such term in Section 2.21(d).

“Acquisition Consideration” means the purchase consideration for any Acquisition and all other payments by the Borrower or any Restricted Subsidiary in exchange for, or as part of, or in connection with, any Acquisition, whether paid in cash or by the assumption of obligations or the exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness (including any Indebtedness assumed or acquired pursuant to Section 6.01(g)), “earn-out” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Borrower or any Restricted Subsidiary.

“Additional Lender” has the meaning assigned to such term in Section 2.05(c).

“Additional Lender Certificate” has the meaning assigned to such term in Section 2.05(c)(ii)(E).

“Adjusted Consolidated EBITDA” means, for any period, Consolidated EBITDA determined on a Pro Forma Basis; provided that (a) cash distributions received by the Borrower and the Restricted Subsidiaries from all Joint Ventures consummated after the Effective Date (other than an Exempted Joint Venture) shall not account for more than 25% of Adjusted Consolidated EBITDA (as such Adjusted Consolidated EBITDA is calculated from time to time without giving effect to cash distributions from Joint Ventures consummated after the Effective Date (other than an Exempted Joint Venture)), and any excess shall be deemed to not be Adjusted Consolidated EBITDA and (b) for any Material Project with a Commencement Date occurring on or prior to the date of determination, Adjusted Consolidated EBITDA may include, at the Borrower’s option, the Material Project EBITDA Adjustments for such Material Project for such period determined as specified below. Upon the occurrence and during the continuance of a “Cash Option Only Default” under and as defined in the NEJD Financing Lease Agreement, Adjusted Consolidated EBITDA shall be automatically reduced by an amount equal to the contributions to Adjusted Consolidated EBITDA attributable to NEJD SPE 2 for the applicable Test Period or Calculation Period.

As used herein, “Material Project EBITDA Adjustments” means, with respect to the construction or expansion of any capital project of the Borrower or any of its Restricted Subsidiaries or with respect to the SEKCO Joint Venture or an Exempted Joint Venture, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition, construction or expansion thereof) is reasonably expected by the Borrower to exceed, or exceeds, with respect to the Borrower or any of its Restricted Subsidiaries or with respect to the SEKCO Joint Venture or an Exempted Joint Venture, $10,000,000 (a “Material Project”):

(a) for each Test Period ending prior to the date on which a Material Project has achieved commercial operation (the “Commercial Operation Date”) (but including the Test Period ending with the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project as of the date of determination) of an amount to be reasonably approved by a majority of the Arrangers (the “Projected Consolidated EBITDA”) as the projected Consolidated EBITDA attributable to such Material Project for the first full 12-month period following the Scheduled Commercial Operation Date of such Material Project (such amount to be determined based upon projected revenues from customer contracts, projected revenues from prospective customers that are reasonably determined by a majority of the Arrangers, in their reasonable discretion, to otherwise be reasonably likely on the basis of sound financial planning practice, the creditworthiness and applicable projected production of the prospective customers, capital and other costs, operating and administrative expenses, the Scheduled Commercial Operation Date, commodity price assumptions and other factors reasonably deemed appropriate by a majority of the Arrangers), which may, at the Borrower’s option, be added to actual Adjusted Consolidated EBITDA for the Test Period next preceding the fiscal quarter in which construction or expansion of such Material Project commences (the “Commencement Date”) and for each Test Period thereafter until the Commercial Operation Date of such Material Project (including the Test Period ending with the fiscal quarter in which such Commercial Operation Date occurs), but net of any actual Consolidated EBITDA attributable to such Material Project for such Test Period; provided that if the actual Commercial Operation Date does not occur by the Scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for Test Periods ending after the Scheduled Commercial Operation Date to (but excluding) the Test Period ending with the fiscal quarter in which such Commercial Operation Date occurs, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay (estimated on the date of determination), whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(b) beginning with the Test Period ending with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the Test Periods ending with the two immediately succeeding fiscal quarters, an amount equal to the greater of (i) three times the actual Consolidated EBITDA attributable to such Material Project for such first full fiscal quarter (if the first full fiscal quarter), 100% of the actual Consolidated EBITDA attributable to such Material Project for such first two fiscal quarters (if the second full fiscal quarter), or one-third of the actual Consolidated EBITDA for such first three fiscal quarters (if the third full fiscal quarter) or (ii) 75% (if the first full fiscal quarter), 50% (if the second full fiscal quarter) or 25% (if the third full fiscal quarter) of the Projected Consolidated EBITDA attributable to such Material Project for the first full Test Period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual Adjusted Consolidated EBITDA for such Test Periods.

Notwithstanding the foregoing:

(i) no such Material Project EBITDA Adjustment shall be allowed with respect to any Material Project unless:

(A) at least 30 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the last day of the Test Period for which the Borrower desires to commence inclusion of such Material Project EBITDA Adjustment in Adjusted Consolidated EBITDA with respect to a Material Project (the “Initial Test Period”), the Borrower shall have delivered to Administrative Agent notice of such Material Project and the Scheduled Commercial Operation Date with respect thereto, together with written pro forma projections of Consolidated EBITDA attributable to such Material Project for the first full Test Period following the Scheduled Commercial Operation Date with respect to such Material Project, and

(B) prior to the last day of the Initial Test Period, a majority of the Arrangers shall have approved (such approval not to be unreasonably withheld or delayed) such projections and shall have received such other information and documentation as a majority of the Arrangers may reasonably request with respect to such Material Project, all in form and substance reasonably satisfactory to a majority of the Arrangers, and

(ii) the aggregate amount of all Material Project EBITDA Adjustments for any Test Period shall be limited to 15% of the total actual Adjusted Consolidated EBITDA for such Test Period (which total actual Adjusted Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments); provided that such 15% limit shall automatically increase to 30% for the time period commencing with the Commencement Date for an Exempted Joint Venture and continuing through and until the third full fiscal quarter following the Commercial Operation Date for such Exempted Joint Venture, and for all periods thereafter such limit shall be 15%.

For purposes of the foregoing, “commercial operation” shall be deemed achieved for any Material Project at such time, at or after the completion of construction or expansion thereof and the initial placement thereof into service, as such Material Project first realizes the long-term operating levels reasonably expected for such Material Project.

“Adjusted LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (a) any Person that directly or indirectly owns or is Controlled by a Person that directly or indirectly owns more than 25% of the Equity Interests of a Borrower Party that have the ordinary voting power to elect the directors thereof or (b) any Person that is an executive officer or director of any Person specified in clause (a) above.

“Agreement” means this Fourth Amended and Restated Credit Agreement, as the same may be amended, modified, restated, or replaced from time to time, and any annexes, exhibits and schedules to any of the foregoing.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the LIBOR Rate for a one-month maturity on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, Federal Funds Effective Rate or LIBOR Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, Federal Funds Effective Rate or LIBOR Rate, respectively.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 3.22(a).

“Applicable Board” means (a) the board of directors of the General Partner, but only if such board has responsibility for governing the Borrower or (b) the board of directors of the Borrower, but only if such board has responsibility for governing the Borrower.

“Applicable Margin” means, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Unused Fee on Committed Amount, as the case may be, the rate per annum set forth in the Pricing Grid below based upon the Consolidated Leverage Ratio then in effect:

Pricing Grid
Level	Consolidated Leverage Ratio	LIBOR Margin	Base Rate Margin	Unused Fee on Committed Amount
I	≤ 3.00 to 1.00	1.50%	0.50%	0.250%
II	> 3.00 to 1.00 but ≤ 3.50 to 1.00	1.75%	0.75%	0.300%
III	> 3.50 to 1.00 but ≤ 4.00 to 1.00	2.00%	1.00%	0.300%
IV	> 4.00 to 1.00 but ≤ 4.50 to 1.00	2.25%	1.25%	0.375%
V	> 4.50 to 1.00	2.50%	1.50%	0.375%

The Applicable Margin for any date shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the fiscal quarter most recently ended and any change shall (a) become effective upon the delivery to the Administrative Agent of financial statements pursuant to Section 5.01(a) or (b) for such quarter and (b) apply (i) in the case of ABR Loans, to ABR Loans outstanding on such delivery date or made on and after such delivery date and (ii) in the case of Eurodollar Loans, to Eurodollar Loans made, continued or converted on and after such delivery date. Notwithstanding the foregoing, at any time during which the applicable

Borrower Party has failed to deliver such financial statements to the Administrative Agent when due, the Consolidated Leverage Ratio shall be deemed, solely for the purpose of this definition, to be Level V until such time as the applicable Borrower Party shall deliver such financial statements.

“Arrangers” means, collectively, Wells Fargo Securities, LLC, BMO Capital Markets, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and “Arranger” means, individually, Wells Fargo Securities, LLC, BMO Capital Markets, and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Assignee” has the meaning assigned to such term in Section 9.04(c).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Committed Amount.

“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA that is not a Plan or a Multiemployer Plan and that is maintained or otherwise contributed to by any ERISA Affiliate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.

“Borrower Parties” means the Borrower and the Restricted Subsidiaries.

“Borrower’s Business” means the business of the Borrower and the Restricted Subsidiaries, taken as a whole.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base Certificate” means a certificate duly executed by a Financial Officer of the Borrower, substantially in the form of Exhibit F, prepared with respect to all Financed Eligible Inventory owned by the Borrower or any Restricted Subsidiary on the Inventory Financing Sublimit Borrowing Base Date specified therein, (a) stating that the aggregate principal amount borrowed and outstanding under the Inventory Financing Sublimit Tranche, after giving effect to any Inventory Financing Sublimit Borrowings made on or as of such Inventory Financing Sublimit Borrowing Base Date (if any), and giving effect to any prepayment required to be made contemporaneously with the delivery of such Borrowing Base Certificate pursuant to Section 2.11(e), does not exceed the lesser of (x) the Inventory Financing Sublimit Borrowing Base as of such Inventory Financing Sublimit Borrowing Base Date and (y) Inventory Financing Sublimit Availability as of such Inventory Financing Sublimit

Borrowing Base Date, and (b) describing in reasonable detail the volumes, locations, sale contracts, Sale Values, Hedging Agreements, and Hedged Values of the Financed Eligible Inventory.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, substantially in the form of Exhibit E.

“Borrowing Request (Financed Inventory)” means a Borrowing Request or a Borrowing Base Certificate that includes the information related to the applicable Inventory Financing Sublimit Borrowing required by Section (c) of the form of Borrowing Request attached hereto as Exhibit E.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Loan calculated by reference to the LIBOR Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Period” means, with respect to any Substantial Transaction or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Substantial Transaction or other event for which financial statements pursuant to Section 5.01(a) or (b) have been delivered to the Lenders pursuant to this Agreement.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real property, pipelines or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” means any loss of or damage to or destruction of, or any condemnation or other taking of, any Property of the Borrower or any other Borrower Party.

“Change in Control” means the occurrence of any of the following events: (a) the Borrower and the Restricted Subsidiaries (other than Restricted Subsidiaries that are Controlled, or directly or indirectly owned (in whole or in part), by the OLP) shall cease to be the sole legal or beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of 100% of the limited partnership interests of the OLP (including all securities which are convertible into limited partner interests), or (b) the General Partner shall cease to be the sole general partner of the Borrower or shall cease to be a Wholly Owned Subsidiary of the Borrower, or (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Investor Group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 40% or more of the equity securities of the Borrower entitled to vote for members of either Applicable Board on a fully diluted basis, or (d) any Restricted Subsidiary that is a partnership shall cease to have as its general partner either the Borrower or any Restricted Subsidiary, or (e) any change in control or similar event shall occur under the terms of any indenture, note agreement or other agreement governing any outstanding Material Indebtedness permitted by Section 6.01(j) that results in an “event of default” under such Indebtedness, such Indebtedness becoming due and payable before its maturity, or such Indebtedness being subject to a repurchase, retirement or redemption right or option (whether or not exercised).

“Change in Law” means (a) the adoption of any law, rule or regulation after November 15, 2006, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after November 15, 2006, or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after November 15, 2006; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all collateral under or as defined in any Security Document.

“Committed Amount” means, with respect to each Lender, the amount of the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder at any given time. A Lender’s Committed Amount may be (a) increased from time to time pursuant to Section 2.05(c), (b) reduced from time to time pursuant to Section 2.05(b) or 2.09, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Committed Amount as of the Effective Date is set forth on Schedule 2.01. The aggregate Committed Amounts as of the Effective Date shall be $1,000,000,000.

“Committed Amount Decrease Certificate” means a Committed Amount Decrease Certificate delivered in connection with a decrease in the Committed Amounts substantially in the form of Exhibit B.

“Committed Amount Increase Certificate” has the meaning assigned to such term in Section 2.05(c)(ii)(D).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit I.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (without giving effect to (without duplication) (a) any extraordinary income or gains, (b) any interest income, (c) any non-cash income (excluding items which represent the reversal of a non-cash charge referred to in clause (e) below of this definition), (d) any extraordinary losses, (e) any non-cash charges or losses (except to the extent that any such non-cash charge or loss would require an anticipated cash payment (or a reserve for an anticipated cash payment) in any future period), including any non-cash expenses relating to impairments and similar write-offs and stock appreciation rights, (f) any gains or losses from sales of assets other than inventory sold in the ordinary course of business, (g) income or losses attributable to Unrestricted Subsidiaries, Joint Ventures, any Person accounted for by the Borrower by the equity method of accounting, or any other Person that is not a Subsidiary, or (h) income or losses attributable to Direct Financing Leases) adjusted by adding thereto (in each case (other than clause (v) or (vi) below), to the extent deducted in determining Consolidated Net Income for such period or deducted by operation of clause (g) or (h) above), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)), (ii) provision for taxes based on income (including any Texas franchise Tax provided such franchise Tax is a Tax based on income) and foreign withholding taxes, (iii) all depreciation, depletion and amortization expense (including impairment of assets, as contemplated in the Statement of Financial Accounting Standards No. 144 (or any codification thereof), “Accounting for the Impairment or Disposal of Long-Lived Assets”), (iv) any deferred or non-cash equity compensation or stock option or similar compensation expense, including all expense recorded for the Borrower’s equity appreciation rights plan in excess of cash payments for exercised rights; provided, however, that actual cash payments made with respect to such deferred compensation shall reduce Consolidated EBITDA in the period in which such payment is made, (v) any cash received by the Borrower or any Restricted Subsidiary pursuant to any Direct Financing Lease, (vi) any cash distributions (or with respect to NEJD SPE 1, loan payments under the NEJD Intercompany Note) received by the Borrower or any Restricted Subsidiary from Unrestricted Subsidiaries, Joint Ventures, any Person accounted for by the Borrower by the equity method of accounting, or any other Person that is not a Subsidiary, and (vii) any Transaction Costs, provided, however that Transaction Costs added back to Consolidated Net Income during the term of this Agreement pursuant to this clause (vii) shall in no event exceed 15% of Adjusted Consolidated EBITDA for any applicable period. For the avoidance of doubt, it is understood and agreed that to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained in such definition.

“Consolidated Interest Coverage Ratio” means, on any date of determination, the ratio of (a) Adjusted Consolidated EBITDA for the Test Period most recently ended on or prior to such date to (b) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” means, for any period, (a) the sum of (i) the total consolidated interest expense, net of consolidated interest income, of the Borrower and its

Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit (including the Letters of Credit) and Hedging Agreements)) for such period (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (a)) the amortization of any deferred financing costs for such period, plus (ii) without duplication, (x) that portion of Capital Lease Obligations of the Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of the Borrower and its Subsidiaries of the type described in clause (g) of the definition of Indebtedness contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period, minus (b) that portion of (i) and (ii) above attributable to Unrestricted Subsidiaries.

“Consolidated Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Total Funded Debt on such date to (b) Adjusted Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) solely for the purpose of the definition of Applicable Margin, Adjusted Consolidated EBITDA as used in clause (b) hereof will be calculated without giving effect to clause (a) of the first proviso set forth in the definition of Adjusted Consolidated EBITDA and (ii) for purposes of calculating the Consolidated Leverage Ratio as of any date of determination (other than the end of a Test Period), Consolidated Total Funded Debt shall be determined without giving effect to Indebtedness incurred after the end of the Test Period solely to finance all or a portion of any Material Project. For avoidance of doubt, for purposes of calculating the Consolidated Leverage Ratio as of the Test Period most recently ended, all outstanding Indebtedness incurred solely to finance all or a portion of any Material Project that constitutes “Consolidated Total Funded Debt” shall be included for purposes of calculating the Consolidated Leverage Ratio as of the end of such Test Period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded (without duplication) in computing Consolidated Net Income: (i) except for determinations expressly permitted or required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the Property or assets of such Person are acquired by a Subsidiary and (ii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Borrower and its Subsidiaries on a consolidated basis after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (ii) current maturities of long-term debt) and (b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other intangible assets, all as set forth, or on a Pro Forma Basis would be set forth, on the consolidated balance sheet of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consolidated Senior Secured Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Total Senior Secured Funded Debt on such date to (b) Adjusted Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that, for purposes of calculating the Consolidated Senior Secured Leverage Ratio as of any date of determination (other than the end of a Test Period), Consolidated Total Senior Secured Funded Debt shall be determined without giving effect to Indebtedness incurred after the end of the Test Period solely to finance all or a portion of any Material Project. For avoidance of doubt, for purposes of calculating the Consolidated Senior Secured Leverage Ratio as of the Test Period most recently ended, all outstanding Indebtedness incurred solely to finance all or a portion of any Material Project that constitutes “Consolidated Total Senior Secured Funded Debt” shall be included for purposes of calculating the Consolidated Senior Secured Leverage Ratio as of the end of such Test Period.

“Consolidated Total Funded Debt” means, at any time, an amount equal to (a) the sum of (without duplication) (i) all Indebtedness and Disqualified Equity of the Borrower and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capital Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (b) (excluding undrawn amounts in respect of letters of credit) and (g) of the definition of Indebtedness, and (iii) all Guarantees of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii), minus (b) to the extent included in clause (a) above, any such Indebtedness or Guarantees of any Unrestricted Subsidiaries, minus (c) to the extent included in clause (a) above, outstanding Inventory Financing Sublimit Borrowings; provided, that for purposes of this clause (c), the outstanding Inventory Financing Sublimit Borrowings on the last day of each month (including for purposes of delivery of any certificates pursuant to Section 5.01(c)) shall be deemed to have been reduced by the Inventory Sublimit Prepayment Amount of a prepayment required to be made in the immediately succeeding calendar month pursuant to Section 2.11(e).

“Consolidated Total Senior Secured Debt” means, at any time, all Consolidated Total Funded Debt that is secured by a Lien on any assets or Property of the Borrower or any of its Restricted Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means any agreement the purpose of which is to create a First Priority perfected Lien by control in favor of the Administrative Agent for the benefit of the Secured Parties in respect of one or more deposit accounts, securities accounts or commodities accounts of any Borrower Party.

“Co-Syndication Agents” means Bank of America, N.A. and Bank of Montreal.

“Covered Property” means any Equity Interests, Pipelines or other Property (excluding Real Property) of a type subject to the Security Documents first owned or acquired by the Borrower or any Restricted Subsidiary after the date of this Agreement that, at the time the Borrower or such Restricted Subsidiary first owns or acquires such Property, automatically becomes Collateral subject to perfected First Priority Liens (subject to Permitted Encumbrances) already created pursuant to then existing Security Documents.

“Davison Family” means (a) James E. Davison (Sr.), James E. Davison, Jr., Stephen K. Davison and Todd A. Davison, and (b) any Related Person of any such member.

“Davison Group” means (a) any member of the Davison Family and (b) any Related Person of any such member.

“DB Assignee” has the meaning assigned to such term in Section 9.17(d).

“DB Exiting Lender” has the meaning assigned to such term in Section 9.17(d).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, at any time, any Lender that (a) within two Business Days of when due, has failed to fund any portion of any Loan (or any participation in respect of its Committed Amount) to, as applicable, the Borrower, the Administrative Agent or any Issuing Bank required pursuant to the terms of this Agreement to be funded by such Lender, or has notified the Administrative Agent that it does not intend to do so, unless such Lender notifies the Administrative Agent and the Borrower in writing on or prior to the date the funding is required to be made that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied; or (b) has notified the Borrower, the Administrative Agent, any Issuing Bank, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, unless such writing or public statement states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied; or (c) has failed, within three Business Days after reasonable request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to any of its obligations to fund prospective Loans (or any participations in respect of its Committed Amount); or (d) otherwise has failed to pay over to the Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; or (e) (i) has become or is insolvent or has a direct or indirect parent company that has become or is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Denbury” means Denbury Resources Inc., a Delaware corporation.

“Direct Financing Lease” means any arrangement in respect of which cash received pursuant to such arrangement is shown on the Borrower’s consolidated statement of cash flows as being attributable to “direct financing leases;” provided, however, the NEJD Financing Lease Agreement shall not constitute a Direct Financing Lease for purposes hereof.

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 3.07.

“Disqualified Equity” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, earlier than six months after the Maturity Date. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require the Borrower to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the Borrower may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 6.08.

“Divestiture” means the direct or indirect sale or transfer, whether in one or more related transactions, by the Borrower or the Restricted Subsidiaries of any Person or group of Persons (or any Equity Interest in any Person or group of Persons) or any related group of assets, liabilities or securities of any Person or group of Persons. “Divest” has a meaning correlative thereto.

“Documentation Agent” means U.S. Bank National Association.

“dollars” or “$” refers to lawful money of the United States of America.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Eligible Inventory” means Petroleum Products owned by the Borrower or its Restricted Subsidiaries, specified by the Borrower as Eligible Inventory in the corresponding Borrowing Base Certificate or Borrowing Request (Financed Inventory), as applicable, which are the subject of either (x) sales contracts or (y) Hedging Agreements (including over-the-counter commodity contracts, futures contracts and physical forward sales contracts at fixed prices); provided, that such Petroleum Products shall only constitute Eligible Inventory so long as (a) (i) the Borrower or its Restricted Subsidiaries shall have lawful and absolute title thereto (specifically excluding, however, tank bottoms and pipeline line fill of the Borrower and its Restricted Subsidiaries classified as long-term assets), subject only to Permitted Eligible Inventory Encumbrances and (ii) the Administrative Agent, for the benefit of the Secured Parties, shall have a First Priority perfected Lien with respect to such Petroleum Products (subject only to Permitted Eligible Inventory Encumbrances), (b) the Administrative Agent, for the benefit of the Secured Parties, shall have a First Priority perfected Lien (subject only to Permitted Eligible Inventory Encumbrances) with respect to such sales contracts or Hedging Agreements, and (c) unless such requirement is waived by the Administrative Agent, each applicable commodities intermediary shall have executed and delivered an Inventory Financing Control Agreement.

“Embargoed Person” has the meaning set forth in Section 6.19.

“Engagement Letter” means that certain Engagement Letter, dated as of June 30, 2014, among Wells Fargo Securities, LLC and the Borrower.

“Environmental Claim” means any notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material or any actual or alleged Hazardous Material Activity, or (c) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment or, to the extent arising under Environmental Laws.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments or injunctions, promulgated by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnification for such matters), of any Person directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, (e) any Environmental Claim, or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any member interests in a limited liability company, any general or limited partner interests in a partnership, any and all equivalent ownership interests in a Person and any and all warrants, options or other rights to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing (including any Inventory Financing Sublimit Borrowing), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto.

“Exchange Consent” means the Consent and Agreement contemplated by Section 2(b)(iv) of the NEJD Consent.

“Excluded Accounts” has the meaning assigned to such term in Section 6.16.

“Excluded Property” means any (a) tract, or group of related tracts, of Real Property acquired by the Borrower or any Restricted Subsidiary (other than from a Borrower Party) after the date of this Agreement having a fair market value (when including the fair market value of improvements thereon) on the acquisition date thereof of less than $25,000,000 in the aggregate for such group; provided, however, that with respect to projects undertaken in connection with Organic Growth, the term “acquisition date” shall mean the “in-service” date of the relevant project, (b) each “Building” and “Manufactured (Mobile) Home” (each, as defined in the applicable Flood Insurance Regulations) with a fair market value of less than $2,000,000; (c) vehicles, aircraft and other goods covered by a certificate of title, (d)(i) marine vessels owned on the Effective Date, (ii) the Vessels Under Construction and (iii) each marine vessel purchased or otherwise acquired by any Borrower Party after the Effective Date if the consideration paid by such Borrower Party in the transaction or group of related transactions related to such acquisition is less than $10,800,000, (e) rights in or to letters of credit (including letter of credit rights (as defined in the UCC)), (f) the Excluded Accounts, (g) Property subject to a Lien permitted pursuant to Section 6.02(f) or (h) (so long (and only so long) as the documents evidencing the Indebtedness secured thereby and permitted pursuant to Section 6.01(h) or (g), respectively, prohibit Liens thereon securing the Secured Obligations), (h) the Sterling Assets to the extent the aggregate fair market value thereof does not exceed $75,000,000, (i) the Permitted JV Accounts, and (j) the Wharton and Duval County Properties.

“Excluded Swap Obligation” means, with respect to any Borrower Party individually determined on a Borrower Party by Borrower Party basis, any Indebtedness or other obligation in respect of any Secured Hedging Agreement if, and solely to the extent that, all or a portion of the guarantee of such Borrower Party of, or the grant by such Borrower Party of a security interest to secure, such Indebtedness or other obligation in respect of such Secured Hedging Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Borrower Party’s failure for any reason to constitute an Eligible Contract Participant at the time such guarantee or grant of a security interest is entered into or otherwise becomes effective with respect to, or any other time such Borrower Party is by virtue of such guarantee or grant of security interest otherwise deemed to enter into, such Indebtedness or other obligation in respect of such Secured Hedging Agreement (or guarantee thereof). If such an obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such obligation that is attributable to swaps the guarantee or grant of security interest for which (or for any guarantee of which) so is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a), and (d) in the case of a Foreign Lender, any U.S. federal withholding taxes imposed on amounts payable to a Lender or the Issuing Bank as a result of such Lender’s or Issuing Bank’s failure to comply with the requirements of FATCA to establish a complete exemption from withholding thereunder.

“Executive Order” has the meaning assigned to such term in Section 3.22(a).

“Exempted Joint Venture” means a Joint Venture or Joint Ventures contemplated as of the Effective Date that, separately or together, will construct and own connected oil pipelines or pipeline systems and related facilities (currently estimated to cost as much as approximately $2.2 billion) and that will be owned by the Borrower and/or a Restricted Subsidiary (from 25% to 50%) and another publicly traded limited partnership with a market capitalization as of the date hereof of in excess of $10.0 billion (from 25% to 50%) and, possibly, other partners; provided that (a) such Joint Venture shall execute contracts with respect to its oil pipelines or pipeline systems that are take or pay contracts with a tenor of at least seven years, (b) the contracts described in clause (a) will be with at least two shippers, (c) the operator of such Joint Venture’s assets shall be investment grade, and (d) each Investment in such Joint Venture shall be made in compliance with Section 6.04(m).

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Existing Issuing Bank” means Bank of America, N.A.

“Existing Letters of Credit” means the Letters of Credit listed on Schedule 2.06.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.21(a).

“Extending Lender” has the meaning assigned to such term in Section 2.21(e).

“Facility” means any Real Property or Pipelines (including in each case all buildings, fixtures, or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower, any Subsidiary or any of their respective predecessors or Affiliates.

“Family” means (a) an individual, (b) such individual’s spouse, (c) any other natural person who is related to such individual or such individual’s spouse within the second degree of kinship and (d) any other natural person who has been adopted by such individual.

“FATCA” means Section 1471 through 1474 of the Code as enacted on the date hereof (or any amended version that is substantively identical) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“FERC” means the Federal Energy Regulatory Commission.

“Finance Co” means a direct, Wholly Owned Subsidiary formed to become or otherwise serving as a co-issuer or co-borrower of unsecured Indebtedness or Disqualified Equity permitted by this Agreement, which Restricted Subsidiary meets the following conditions at all times: (a) the provisions of Sections 5.10 and 5.11 have been complied with respect to such Restricted Subsidiary and (b) such Restricted Subsidiary has not (i) incurred, directly or indirectly, any Indebtedness, Disqualified Equity or other obligation or liability whatsoever other than the Indebtedness or Disqualified Equity that it was formed to co-issue or co-borrow or for which it otherwise serves as co-issuer or co-borrower; (ii) engaged in any business, activity or transaction or owned any Property, assets or Equity Interests other than (A) performing its obligations and activities incidental to the co-issuance or co-borrowing of the Indebtedness or Disqualified Equity that it was formed to co-issue or co-borrow or for which it otherwise serves as co-issuer or co-borrower, and (B) other activities incidental to the maintenance of its existence, including legal, Tax and accounting administration; (iii) consolidated with or merged with or into any Person; or (iv) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.

“Financed Eligible Inventory” means all Eligible Inventory the purchase or storage of which has been financed (or deemed financed) by Loans made under the Inventory Financing Sublimit Tranche.

“Financial Officer” means, with respect to any Person, the chief executive officer, president, chief accounting officer, chief financial officer, treasurer, vice president of finance or controller of such Person and, to the extent the Borrower or any of the Subsidiaries does not have any officers (or any such officer), any similar officer of the General Partner or such Person’s parent or general partner.

“First Priority” means, with respect to any Lien purported to be created and granted in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject.

“Flood Insurance Regulations” shall mean (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (e) any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Free State Acquisition Documents” means the (a) Pipeline Purchase and Sale Agreement, dated as of May 30, 2008, by and between Onshore and FS SPE 2, (b) Transportation and Services Agreement dated as May 30, 2008, by and between FS SPE 2 and Onshore, (c) Right of First Refusal and Option to Purchase Agreement, dated as of May 30, 2008, by and among Onshore, FS SPE 2 and the Borrower, (d) Special Representations and Covenants Agreement, dated as of May 30, 2008, by and between the Borrower and Onshore, (e) Guaranty, dated as of May 30, 2008, by Denbury in favor of FS SPE 2, and (f) each other agreement, instrument, certificate or document executed by the Borrower Parties, FS SPE 2, Denbury and/or Onshore or any of their officers at any time in connection with the purchase by FS SPE 2 of the Free State pipeline, as such agreements may be amended, modified, supplemented or restated from time to time in accordance with this Agreement.

“FS SPE 1” means Genesis Free State Holdings, LLC, a Delaware limited liability company.

“FS SPE 2” means Genesis Free State Pipeline, LLC, a Delaware limited liability company.

“GAAP” means generally accepted accounting principles in the United States of America.

“GEL Wyoming” means GEL Wyoming, LLC, a Delaware limited liability company.

“GEL Wyoming Business” means the refining, production and transportation of crude oil and oil and natural gas products at the refinery located in Converse County, Wyoming and any related pipeline, gathering and rail systems and reasonable extensions of such activities.1

“GEL Wyoming Entity” means each of the following subsidiaries of GEL Wyoming, as long as such subsidiary is (a) engaged only in the GEL Wyoming Business and (b) not a Wholly Owned Subsidiary: (i) Thunder Basin Holdings, LLC, a Delaware limited liability company, (ii) Antelope Refining, LLC, a Delaware limited liability company, and (iii) Thunder Basin Pipeline, LLC, a Delaware limited liability company.

“General Loans” means all Loans other than Inventory Financing Sublimit Borrowings; provided, that Inventory Financing Sublimit Borrowings may be converted into General Loans in accordance with Section 2.11(e)(ii).

[1]	AG: please explain why the GEL Wyoming Entities would need to expand beyond the GEL Wyoming Business.

“General Partner” means the “General Partner” of the Borrower as such term is defined in the Partnership Agreement.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Real Property Disclosure Requirements” means any Governmental Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, Pipeline, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, Pipeline, facility, establishment or business, of the actual or threatened presence or release in or into the environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, Pipeline, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereafter in effect, including Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee”, of or by any Person (the “guarantor”), means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or any obligation that arises solely as a result of (x) the relevant Person’s status as a general partner in a partnership, (y) a Person assuming obligations (other than any obligation that in and of itself constitutes a Guarantee) under an existing contract in connection with a transfer of that contract to that Person or (z) a Person retaining obligations under an existing contract not constituting Indebtedness in connection with a transfer of that contract to another Person.

“Guarantee and Collateral Agreement” means the Fourth Amended and Restated Guarantee and Collateral Agreement, dated as of even date herewith, by and among the Borrower and the other grantors set forth therein, in favor of the Administrative Agent.

“Guarantor” means each Restricted Subsidiary (other than the GEL Wyoming Entities) and each guarantor pursuant to Sections 5.10 and 5.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Materials Activity” means any event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedged Value” means, as to Financed Eligible Inventory that is not subject to sales contracts, an amount equal to the volumes of such Financed Eligible Inventory multiplied by the prices fixed with respect thereto in the corresponding Hedging Agreements.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Indebtedness” means, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and which in any event are no more than 120 days past due, or, if more than 120 days past due, are being contested in good faith and adequate reserves with respect thereto have been made on the books of such Person), (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e), (f) or (g) of this definition secured by any Lien on any Property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of the amount of such indebtedness and the fair market value of the Property to which such Lien relates), (d) all Capital Lease Obligations of such Person, (e) all Guarantees of such Person, (f) all net obligations under any Hedging Agreement or under any similar type of agreement and (g) all Off-Balance Sheet Liabilities of such Person. For the avoidance of doubt, Indebtedness shall not include any indebtedness that arises solely as a result of the relevant Person’s status as a general partner of a partnership.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intellectual Property” has the meaning assigned to such term in Section 3.19(a).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, substantially in the form of Exhibit D.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory Financing Control Agreement” means a Control Agreement required in connection with the Inventory Financing Sublimit Tranche with respect to one or more commodities accounts.

“Inventory Financing Sublimit Amount” means $150,000,000.

“Inventory Financing Sublimit Availability” means, at any time, the lower of (a) the then effective aggregate Committed Amounts (net of the then outstanding General Loans and LC Exposure) and (b) the Inventory Financing Sublimit Amount.

“Inventory Financing Sublimit Borrowing” means a Borrowing under the Inventory Financing Sublimit Tranche.

“Inventory Financing Sublimit Borrowing Base” means, as redetermined upon the delivery of each Borrowing Base Certificate delivered pursuant to Section 5.01(f), as of the Inventory Financing Sublimit Borrowing Base Date specified therein, the amount equal to the product of (a) 90% and (b) an amount equal to the sum of (in each case, as determined as of such Inventory Financing Sublimit Borrowing Base Date) (i) the Sale Value of Financed Eligible Inventory that is subject to sales contracts, plus (ii) the Hedged Value of Financed Eligible Inventory that is not subject to sales contracts, minus (iii) all storage, transportation and other applicable costs related to such Financed Eligible Inventory.

“Inventory Financing Sublimit Borrowing Base Date” means the last day of each calendar month.

“Inventory Financing Sublimit Tranche” has the meaning assigned to such term in Section 2.01(b).

“Inventory Sublimit Prepayment Amount” has the meaning assigned to such term in Section 2.11(e).

“Investment” means, with respect to any Person, any direct or indirect purchase or other acquisition by such Person of any Equity Interest in any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, including all Indebtedness and receivables owed by such other Person that are not current assets or did not arise from sales to such other Person in the ordinary course of business and, solely for purposes of clauses (a) through (n) of Section 6.04, any evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any Equity Interest, evidences of indebtedness or other securities) of, any Guarantee of obligations of, or any other interest in, any other Person.

“Issuing Bank” means (a) Wells Fargo Bank, National Association, (b) each Existing Issuing Bank in its capacity as the issuer of the Existing Letters of Credit issued thereby or (c) such other Lender that is agreed upon by such Lender, the Administrative Agent and the Borrower in such Person’s capacity as an issuer of Letters of Credit hereunder, and in the case of clause (a) or (c), its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means (a) any Person (i) that is not a Subsidiary, and (ii) of which the Borrower, together with its subsidiaries, is, directly or indirectly, the beneficial owner of 5% or more of any class of Equity Interests or (b) an Unrestricted Subsidiary formed with the express intention of establishing a joint venture; provided that if an entity formed pursuant to this clause (b) still constitutes a Subsidiary thirty days after formation, it shall no longer constitute a Joint Venture.

“Knowledge” means knowledge; provided that to the extent used in this Agreement to refer to the knowledge of any Borrower Party in respect of activities or affairs of any Person that is not an Affiliate of such Borrower Party, the term “Knowledge” shall not require such Borrower Party to make any inquiry to such Person.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Issuing Bank at any time shall be its Ratable Portion of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Additional Lender Certificate or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or any other documentation specified in Section 2.19.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and the Existing Letters of Credit.

“Letter of Credit Request” means a request by the Borrower for a Letter of Credit in accordance with Section 2.06(a), substantially in the form of Exhibit C.

“LIBOR Rate” means,

(a) for any interest rate calculation with respect to a Eurodollar Loan, the rate of interest per annum determined on the basis of the rate for deposits in dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR Rate” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; or

(b) for any interest rate calculation with respect to an ABR Loan, the rate of interest per annum determined on the basis of the rate for deposits in dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR Rate” for such ABR Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities and (d) solely for purposes of clause (a) through (h) of Section 6.02, any assignment or sale of income or revenues (including accounts receivable) or rights in respect of any thereof.

“Loan Documents” means this Agreement, each promissory note, if any, executed in connection herewith, the Letters of Credit, the Security Documents, the Engagement Letter, the NEJD Intercompany Financing Agreements, any letter of credit issued for the benefit of NEJD SPE 1, NEJD SPE 2 or the Administrative Agent in connection with the transactions contemplated by the NEJD Transaction Documents, and each other agreement, instrument, certificate or document executed by the Borrower Parties or any of their officers at any time in connection with this Agreement, as such agreements may be amended, modified, supplemented or restated from time to time. For avoidance of doubt, the “Loan Documents” do not include any Secured Hedging Agreement.

“Loans” means the revolving loans made by the Lenders to the Borrower pursuant to this Agreement.

“Management Group” means (a) members of the executive management personnel of the General Partner, (b) any spouse or descendant of any individual named in clauses (a), (c) any other natural person who is a member of the Family of any such individual referenced in clauses (a)-(b) above, (d) any other natural person who has been adopted by any such individual referenced in (a)-(c) above, and (e) any Related Person of any such Person referenced in clauses (a)-(d) above.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Acquisition” means a Permitted Acquisition that, when taken together with all other Permitted Acquisitions that have been consummated in the immediately prior twelve months, collectively have an aggregate Acquisition Consideration in excess of $75,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the other Borrower Parties, taken as a whole, exclusive of the inclusion (whether through consolidation, the application of the equity or cost method of accounting for investments, or otherwise) of any effects (including investments therein, assets, liabilities, revenues, expenses and income/loss) attributable to any Unrestricted Subsidiary other than (i) actual cash distributions from any Unrestricted Subsidiary to any Borrower Party and (ii) actual effects on the Borrower Parties on a standalone basis (such as any Borrower Party becoming liable for any obligation), (b) the perfection or priority of the Liens created and granted pursuant to the Security Documents, (c) the ability of any Borrower Party to perform any of its obligations under the Loan Documents to which it is a party or (d) the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) or Disqualified Equity of any one or more of the Borrower and the other Borrower Parties in an aggregate principal amount exceeding 3% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b). For purposes of determining Material Indebtedness, the “principal amount” of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means any Restricted Subsidiary that, on any date of determination, (a) owns tangible Property having a fair market value in excess of 5% of the aggregate fair market value of all tangible Property of the Borrower and the Restricted Subsidiaries, in each case, as determined in good faith by the Borrower, or (b) accounts for in excess of 5% of Consolidated EBITDA for the Test Period most recently ended on or prior to such date.

“Maturity Date” means July 25, 2019, subject to extension pursuant to Section 2.21.

“Maturity Date Extension” has the meaning assigned to such term in Section 2.21(a).

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or any other document creating and evidencing a Lien on Real Property, Pipelines and other Property in favor of the Administrative Agent for the benefit of the Secured Parties, which shall be in a form reasonably satisfactory to the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with the Loan Documents.

“Mortgaged Property” means all Real Property and Pipelines that are subject to a Mortgage.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“NEJD Consent” means the Consent and Agreement, dated as of May 30, 2008, by and among Denbury, Onshore, Fortis Capital Corp. (as predecessor-in-interest to the Predecessor Agent), NEJD SPE 1, NEJD SPE 2 and the Borrower, as assigned by the Predecessor Agent to the Administrative Agent pursuant to the Resignation Agreement.

“NEJD Financing Lease Agreement” means the Pipeline Financing Lease Agreement, dated as of May 30, 2008, by and between NEJD SPE 2 and Onshore.

“NEJD Intercompany Consent” means the Consent and Agreement, dated as of May 30, 2008, by and among Fortis Capital Corp. (as predecessor-in-interest to the Predecessor Agent), NEJD SPE 1, NEJD SPE 2 and the Borrower, as assigned by the Predecessor Agent to the Administrative Agent pursuant to the Resignation Agreement.

“NEJD Intercompany Financing Agreements” means (a) the NEJD Intercompany Note, (b) the NEJD Intercompany Security Documents, and (c) each other agreement, instrument, certificate or document executed by NEJD SPE 1 or NEJD SPE 2 or any of their respective officers at any time in connection with the NEJD Intercompany Note, as such agreements may be amended, modified supplemented or restated from time to time.

“NEJD Intercompany Note” means the promissory note, dated as of May 30, 2008, in the original principal amount of $175,000,000, executed and delivered by NEJD SPE 2 and payable to the order of NEJD SPE 1.

“NEJD Intercompany Security Documents” means, (a) the NEJD Intercompany Collateral Agreement, dated as of May 30, 2008, by NEJD SPE 2 in favor of NEJD SPE 1, and (b) any and all other agreements, documents, instruments or certificates executed by NEJD SPE 2 or any of its officers at any time in connection with securing the obligations under the NEJD Intercompany Financing Agreements, as such agreements may be amended, modified, supplemented or restated from time to time.

“NEJD SPE 1” means Genesis NEJD Holdings, LLC, a Delaware limited liability company.

“NEJD SPE 2” means Genesis NEJD Pipeline, LLC, a Delaware limited liability company.

“NEJD SRCA” means the Special Representations and Covenants Agreement, dated as of May 30, 2008, by and between the Borrower and Onshore.

“NEJD Transaction Documents” means the (a) Closing Agreement, dated as of May 30, 2008, by and between NEJD SPE 2 and Onshore, (b) the NEJD Financing Lease Agreement, (c) Memorandum of Lease, Deed of Trust, Security Agreement and UCC Fixture Filing, dated as of May 30, 2008, among Onshore, as Lessee, Grantor and Debtor, and the trustee named therein; and NEJD SPE 2, as Lessor, Beneficiary and Secured Party, (d) Notice of Lease, Mortgage and Security Agreement dated as of May 30, 2008, among Onshore, as Lessee and Mortgagor, Grantor and Debtor and NEJD SPE 2, as Lessor, Mortgagee and Secured Party, (e) Conveyance dated as of May 30, 2008 by Onshore to NEJD SPE 2 of property located in the certain counties in the State of Mississippi, (f) Conveyance dated as of May 30, 2008 by Onshore to NEJD SPE 2 of property located in certain parishes in the State of Louisiana, (g) Guaranty, dated as of May 30, 2008, by Denbury in favor of NEJD SPE 2, (h) NEJD SRCA, and (i) each other agreement, instrument, certificate or document executed by the Borrower Parties, NEJD SPE 2, Denbury and/or Onshore or any of their officers at any time in connection with the financing lease transaction between NEJD SPE 2 (as lessor) and Onshore (as lessee) in respect of the NEJD pipeline pursuant to each of the foregoing documents (other than the NEJD Intercompany Financing Agreements), as such agreements may be amended, modified, supplemented or restated from time to time.

“New Financed Inventory” has the meaning assigned to such term in Section 4.02(c)(i).

“New Pipeline” means any Pipeline first owned or acquired by the Borrower or any Restricted Subsidiary after June 29, 2010 that was not acquired from another Borrower Party.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning assigned to such term in Section 2.21(b).

“Non-Historical Pro Forma Adjustments” has the meaning assigned to such term in clause (iii) of the definition of “Pro Forma Basis.”

“Non-Recourse Obligations” means Indebtedness, Guarantees and other obligations of any type as to which (a) neither the Borrower nor any other Borrower Party (except, as this defined term is used in Section 5.10(c)(iii)(x), the applicable Restricted Subsidiary) (i) is obligated to provide credit support in any form (other than obligations that may remain with a Borrower Party pursuant to applicable law solely based on such Borrower Party having been a predecessor-in-interest or operator with respect to Property contributed or transferred to an Unrestricted Subsidiary or Joint Venture) or (ii) is directly or indirectly liable and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary or Joint Venture) would permit (upon notice, lapse of time or both) any holder of any Indebtedness or Guarantees of the Borrower or any other Borrower Party (except, as this defined term is used in Section 5.10(c)(iii)(x), the applicable Restricted Subsidiary) to declare a default on such Indebtedness or Guarantees of the Borrower or any such other Borrower Party or cause the payment of any such Indebtedness to be accelerated or payable prior to its stated maturity or cause any such Guarantees to become payable, in the case of (a) and (b) above, except for obligations that arise solely as a result of such Person’s status as a general partner of a partnership.

“Notice Date” has the meaning assigned to such term in Section 2.21(b).

“OFAC” has the meaning assigned to such term in Section 3.22(b)(v).

“Off-Balance Sheet Liabilities” means, as to any Person, any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person.

“OLP” means, Genesis Crude Oil, L.P., a Delaware limited partnership.

“Onshore” means Denbury Onshore, LLC, a Delaware limited liability company.

“Organic Growth” means maintenance and other capital expenditures, including maintaining and expanding facilities, in each case other than pursuant to an Acquisition.

“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation or bylaws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participants” has the meaning assigned to such term in Section 9.04(b).

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Borrower (as amended, restated, or otherwise modified from time to time) dated as of December 29, 2010 by and among the General Partner and the limited partners party thereto.

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means an Acquisition that meets the following conditions:

(a) such Acquisition shall not constitute or include an Acquisition that results in a Joint Venture;

(b) no Default or Event of Default then exists or would result therefrom;

(c) with respect to any Acquisition that constitutes a Substantial Transaction, the Borrower shall have made and submitted to the Administrative Agent and the Lenders calculations with respect to the financial covenants contained in Section 6.14 for the respective Calculation Period on a Pro Forma Basis as if the respective Acquisition (as well as the other Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Acquisition had occurred on the first day of such Calculation Period; and

(d) such Acquisition shall not be hostile.

“Permitted Eligible Inventory Encumbrances” means Liens described in clauses (a), (b) and (d) of the definition of Permitted Encumbrances.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, bailors’, maritime, preferred maritime, charterers’, marine insurance premiums or calls, and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way, restrictions and similar encumbrances on Real Property and Pipelines imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not (i) materially detract from the value of (A) the Real Property and Pipelines that are part of the Borrower’s Business or (B) the Real Property and Pipelines, taken as a whole, owned by any Material Subsidiary, or (ii) interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ Liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution;

(h) Liens described in Sections 6.02(b), 6.02(c), 6.02(d), 6.02(e), 6.02(f), 6.02(g), 6.02(h), 6.02(i) or 6.02(j); and

(i) purchase options, calls or similar rights of a third party with respect to securities of non-wholly owned Subsidiaries and Joint Ventures;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money (other than any Liens permitted pursuant to Sections 6.02(b), 6.02(c), 6.02(f), 6.02(g), 6.02(h) and 6.02(j)).

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Investor Group” means the Davison Group and the Management Group.

“Permitted Joint Venture” means any Joint Venture that, at the time of the relevant acquisition of or Investment in such Joint Venture, (a) is not a Borrower Party, does not Control, or own directly or indirectly any Equity Interests in, any Borrower Party and (b) after giving effect to which, no Default exists or would result therefrom.

“Permitted JV Accounts” means accounts of Borrower or any Restricted Subsidiary used solely for the purpose of managing funds with respect to (i) the operations of a Joint Venture or (ii) a joint marketing agreement in connection with an unincorporated business venture.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Products” means crude oil, condensate, natural gas, natural gas liquids (NGL’s), liquefied petroleum gases (LPG’s), refined petroleum products or any blend thereof.

“Pipeline” means gathering systems and pipelines, together with all contracts, Rights-of-Way, easements, servitudes, fixtures, equipment, improvements, permits, records and other real Property appertaining thereto.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute and is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Predecessor Agent” means BNP Paribas in its capacity as administrative agent for the lenders from time to time party to the Second Amended and Restated Credit Agreement, dated as of June 29, 2010, among the Borrower, as borrower, BNP Paribas, as administrative agent, the lenders from time to time party thereto and the other agents and parties referred to therein, as amended.

“Prime Rate” means, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time and, if requested, provided to the Borrower prior to the delivery of the relevant Borrowing Notice. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition or Material Projects for which a Material Project EBITDA Adjustment has been made with respect to such calculation, an acquisition that results in a Joint Venture, an acquisition that is consummated through an Unrestricted Subsidiary or a Joint Venture or a Divestiture that constitutes a Substantial Transaction) or Disqualified Equity after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness or Disqualified Equity had been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (b) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) or Disqualified Equity after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness or Disqualified Equity had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (c) any Substantial Transaction then being consummated as well as any other Substantial Transaction if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Substantial Transaction then being effected, with the following rules to apply in connection therewith:

(i) with respect to such Substantial Transaction, all Indebtedness or Disqualified Equity (A) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Acquisitions or Material Projects for which a Material Project EBITDA Adjustment has been made with respect to such calculation, acquisitions that result in a Joint Venture, or acquisitions that are consummated through an Unrestricted Subsidiary or a Joint Venture) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance an Acquisition, an acquisition that results in a Joint Venture, or an acquisition that is consummated through an Unrestricted Subsidiary or a Joint Venture, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (B) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii) with respect to such Substantial Transaction, all Indebtedness or Disqualified Equity assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (A) the rate applicable thereto, in the case of fixed rate Indebtedness or Disqualified Equity, or (B) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness or Disqualified Equity (although interest expense with respect to any Indebtedness or Disqualified Equity for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness or Disqualified Equity (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions;

(iii) with respect to such Substantial Transaction, in making any determination of Adjusted Consolidated EBITDA, pro forma effect shall be given to any such Substantial Transaction if effected during the respective Calculation Period or Test Period as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, and, at the Borrower’s election by written notice to the Administrative Agent as contemplated by clause (iv)(a)(x) below, but only to the extent approved by each Arranger pursuant to such clause, with respect to adjustments beyond the mere combination of the relevant historical financial information, including for factually supportable and identifiable cost savings and reduction of expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, (collectively such adjustments, “Non-Historical Pro Forma Adjustments”), as if such cost savings or reduction of expenses or other adjustments were realized commencing on the first day of the respective period; and

(iv) with respect to any Substantial Transaction that is not a Divestiture, (a) the Borrower shall have submitted to the Administrative Agent (x) written notice whether, at Borrower’s election, financial projections and calculations prepared on a Pro Forma Basis for such Substantial Transaction are to take into account Non-Historical Pro Forma Adjustments as contemplated by clause (iii) above and, if so, whether the Borrower will obtain approval by each Arranger of such Non-Historical Pro Forma Adjustments prior to consummation of the Substantial Transaction and (y) reasonably detailed financial projections of the Borrower and the Subsidiaries and a calculation of Adjusted Consolidated EBITDA in each case taking into account such Substantial Transaction on a Pro Forma Basis (both without giving effect to any Non-Historical Pro Forma Adjustments and, unless Borrower has elected that financial projections and calculations prepared on a Pro Forma Basis for such Substantial Transaction not take into account any Non-Historical Pro Forma Adjustments, after giving effect to such Non-Historical Pro Forma Adjustments) for the most recent Calculation Period, (b) the Administrative Agent shall have submitted such financial projections and such Adjusted Consolidated EBITDA calculation to the Arrangers and, if (but only if) the Borrower has elected that financial projections and calculations prepared on a Pro Forma Basis for such Substantial Transaction take into account Non-Historical Pro Forma Adjustments as specified in such written notice referred to in clause (a)(x), received approval of each Arranger (provided that (A) solely for purposes of this approval, any Arranger that does not affirmatively state in writing that it will not approve such projections and calculation within five Business Days after submission to it by the Administrative Agent for approval will be deemed to have approved such projections and calculations, and (B) to the extent the approval otherwise required by clause (b) above is not obtained, such Substantial Transaction may be consummated if otherwise permitted by the Loan Documents; provided that such Substantial Transaction shall be accounted for hereunder on a Pro Forma Basis (without giving effect to any Non-Historical Pro Forma Adjustments) until such approval is obtained (and, if commercially reasonable and requested by the Administrative Agent, the parties hereto will continue to cooperate to determine if such approvals can be obtained based on good faith adjustments to such Non-Historical Pro Forma Adjustments taken into account in preparing such projections or calculations)), and (c) the Borrower shall have made and submitted to the Administrative Agent and the Lenders calculations with respect to the financial covenants contained in Section 6.14 for the respective Calculation Period on a Pro Forma Basis (without giving effect to any Non-Historical Pro Forma Adjustments unless approval thereof by each Arranger either has been obtained or is to be obtained prior to (and as a condition to) consummation of such Substantial Transaction) as if the respective Substantial Transaction (as well as the other Substantial Transactions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Substantial Transaction had occurred on the first day of such Calculation Period.

“Process Agent” has the meaning assigned to such term in Section 9.09(d).

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired.

“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any Property and any refinancing thereof; provided that (a) such Indebtedness is incurred prior to, or contemporaneously with or within one year after such acquisition of such Property by such Person and (b) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, including related costs, fees and expenses.

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender at any time of determination, the percentage obtained by dividing (a) the Committed Amount of such Lender at such time by (b) the aggregate Committed Amounts of all Lenders at such time (or, if such date of determination is after the Maturity Date, the percentage obtained by dividing the aggregate outstanding principal balance of the aggregate Revolving Credit Exposure owing to such Lender at such time by the aggregate principal balance of the aggregate Revolving Credit Exposures owing to all Lenders at such time).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real Property owned, leased or operated by any person, whether by leased, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other Property and rights incidental to the ownership, lease or operation thereof. Real Property does not include Pipelines.

“Register” has the meaning set forth in Section 9.04(d).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder and thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder and thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder and thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Person” means, with respect to a particular Person: (a) each other member of an individual’s Family; (b) any Person that is directly or indirectly Controlled by such individual and/or any one or more members of such individual’s Family; (c) any Person with respect to which such Person and/or one or more members of such Person’s Family and/or all Related Persons thereto, collectively, constitute at least a majority of the executors or trustees thereof (or in a similar capacity); and (d) any person that is an estate planning vehicle (such as a trust) of which such Person and/or one or more members of such Person’s Family and/or any Related Persons thereto, collectively, are substantial beneficiaries.

“Remedial Work” has the meaning assigned to such term in Section 5.09(a).

“Required Lenders” means, at any time, Lenders having combined Revolving Credit Exposures and unused Committed Amounts representing greater than 50% of the sum of the total combined Revolving Credit Exposures and unused Committed Amounts at such time; provided, that the portion of the Revolving Credit Exposures or Committed Amounts held by any Defaulting Lender shall be excluded from both the approvals received and the total Committed Amounts or Revolving Credit Exposures then in effect for purposes of making a determination of Required Lenders for any purpose hereunder or under any other Loan Document.

“Resignation Agreement” means that certain Resignation, Consent and Appointment Agreement and Amendment Agreement, dated as of April 20, 2012, whereby the Predecessor Agent assigned to the Administrative Agent, and the Administrative Agent assumed from the Predecessor Agent, all of the Predecessor Agent’s rights, interests, liabilities and obligations as administrative agent under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement).

“Responsible Officer” means, with respect to any Person, the Chief Executive Officer, the President, any Executive Officer, any Financial Officer or any Vice President of such Person. Unless otherwise indicated herein, each reference to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest of the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interest of the Borrower or any Subsidiary.

“Restricted Subsidiary” means the General Partner and any other Subsidiary other than an Unrestricted Subsidiary. Subject to the right to redesignate certain Restricted Subsidiaries as Unrestricted Subsidiaries in accordance with the definition of “Unrestricted Subsidiary,” all of the Subsidiaries as of the date hereof, other than each Subsidiary that is designated as an

“Unrestricted Subsidiary” on Schedule 3.18(a), are Restricted Subsidiaries. Any Subsidiary designated as an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary pursuant to a written notice from the Borrower to the Administrative Agent; provided that, after giving effect to such redesignation, (a) no Default or Event of Default shall have occurred and be continuing and (b) the Borrower shall be in compliance on a Pro Forma Basis with Section 6.14; provided further that, an Unrestricted Subsidiary that has previously been redesignated as a Restricted Subsidiary may not be subsequently redesignated as an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Rights-of-Way” means any and all rights-of-way, easements, permits, licenses, franchises or other rights of ingress and egress.

“Risk Management Requirements” has the meaning assigned to such term in Section 5.15.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. or any successor ratings organization.

“Sale Value” means, as to Financed Eligible Inventory that is subject to sales contracts, an amount equal to the volumes of such Financed Eligible Inventory multiplied by the sale price.

“Sanctioned Country” has the meaning assigned to such term in Section 3.22(b)(v).

“Sanctioned Person” has the meaning assigned to such term in Section 3.22(b)(v).

“Scheduled Commercial Operation Date” means, with respect to any Material Project, the date originally scheduled as the day on which such Material Project shall achieve “commercial operation” as defined in the definition of Adjusted Consolidated EBITDA as specified in the notice to be delivered to the Administrative Agent with respect to such Material Project as specified in the third paragraph of the definition of “Adjusted Consolidated EBITDA”.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Hedging Agreement” means each Hedging Agreement between any Borrower Party and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Agreement.

“Secured Obligations” means, collectively, all Indebtedness, liabilities and obligations of each Borrower Party to the Administrative Agent, each Issuing Bank, the Lenders and each Lender or Affiliate of a Lender party to a Secured Hedging Agreement, of whatsoever nature and howsoever evidenced, due or to become due, now existing or hereafter arising, whether direct or indirect, absolute or contingent, which may arise under, out of, or in connection with this Agreement, the other Loan Documents (other than the NEJD Intercompany Financing Agreements), each Secured Hedging Agreement (to the extent that the Secured Obligations arise under, out of, or in connection with such Secured Hedging Agreement during such time as the

Lender party to such Secured Hedging Agreement is a party to this Agreement, or in the case of an Affiliate of a Lender party to such Secured Hedging Agreement, the Lender affiliated with such Affiliate, is a party to this Agreement) and all other agreements, guarantees, notes and other documents entered into by any party in connection therewith, and any amendment, restatement or modification of any of the foregoing, including, but not limited to, the full and punctual payment when due of any unpaid principal of the Loans and LC Exposure, any amounts payable in respect of an early termination under any Secured Hedging Agreement, interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reimbursement obligations, guaranty obligations, penalties, indemnities, legal and other fees, charges and expenses, and amounts advanced by any Secured Party, including all out-of-pocket expenses incurred in order to preserve any collateral or security interest, whether after acceleration or otherwise; provided that solely with respect to any Restricted Subsidiary that is not an Eligible Contract Participant, Excluded Swap Obligations of such Restricted Subsidiary shall in any event be excluded from “Secured Obligations” owing by such Restricted Subsidiary.

“Secured Parties” means, collectively, the Administrative Agent, the Issuing Banks, the Lenders and any Lender or Affiliate of any Lender that is a party to a Secured Hedging Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Documents” means, collectively, the Guarantee and Collateral Agreement, the Control Agreements, the Mortgages, the NEJD Intercompany Security Documents, the NEJD Consent, the NEJD Intercompany Consent, and any and all other agreements, documents, instruments or certificates executed by the General Partner or any other Borrower Party or any of their respective officers at any time in connection with securing the Secured Obligations, as such agreements may be amended, modified, supplemented or restated from time to time.

“SEKCO Joint Venture” means Southeast Keathley Canyon Pipeline Company, L.L.C., a Delaware limited liability company governed by that certain Amended and Restated Limited Liability Company Agreement dated December 28, 2011, as may be amended, restated or otherwise modified from time to time, between Enterprise Field Services, LLC and GEL Sekco, LLC.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any

Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling Assets” means assets of the Borrower or any Restricted Subsidiary subject to the Sterling Terminaling Agreement.

“Sterling Terminaling Agreement” means that certain Crude Oil Terminaling Agreement dated effective as of March 24, 2011 by and between Texas City Crude Oil Terminal, LLC and Sterling Chemicals, Inc., as amended, amended and restated, supplemented or otherwise modified from time to time.

“subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Substantial Transaction” means any Permitted Acquisition, any acquisition that results in a Joint Venture, any acquisition that is consummated through an Unrestricted Subsidiary or a Joint Venture, or any Divestiture in respect of which the aggregate Acquisition Consideration (or, in the case of a Divestiture, the consideration paid by the purchaser if calculated in the same manner as the definition of Acquisition Consideration) is in excess of $25,000,000.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Test Period” means each period of four consecutive fiscal quarters of the Borrower then last ended, in each case taken as one accounting period.

“Transaction Costs” means any legal, professional and advisory fees or other transaction costs and expenses paid (whether or not incurred) by the Borrower or any Restricted Subsidiary in connection with (a) any Material Acquisition, (b) any Investment in a Permitted Joint Venture, or (c) any incurrence of Indebtedness or Disqualified Equity or any issuance of other equity securities to finance, or to refinance Indebtedness or Disqualified Equity incurred to finance, any of the foregoing.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement (including for the avoidance of doubt any amendments, modifications, supplements or restatements thereof), the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the execution, delivery and performance of the other Loan Documents by the Borrower Parties.

“Transferee” has the meaning assigned to such term in Section 9.04(f).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means any Subsidiary (a) that is listed as an Unrestricted Subsidiary on Schedule 3.18(a) (until such time as such Subsidiary may be redesignated as a Restricted Subsidiary in accordance with the definition of “Restricted Subsidiary”) or that becomes a Subsidiary after the date hereof and, at the time it becomes a Subsidiary, is designated as an Unrestricted Subsidiary pursuant to a written notice from the Borrower to the Administrative Agent, (b) which has not acquired any assets (other than as not prohibited by this Agreement) from the Borrower or any Restricted Subsidiary, and (c) that has no Indebtedness, Guarantee obligations or other obligations other than Non-Recourse Obligations, except as expressly permitted pursuant to Sections 5.13(c) and 6.04(g) and, in the case of NEJD SPE 2, except for recourse pursuant to the NEJD SRCA, the NEJD Intercompany Financing Agreements and the NEJD Consent (subject to limitations on amendment of such documents set forth in the Loan Documents, the NEJD Intercompany Financing Agreements and the NEJD Consent). Any Restricted Subsidiary (other than the General Partner) may be redesignated as an Unrestricted Subsidiary pursuant to a written notice from the Borrower to the Administrative Agent; provided that, after giving effect to such redesignation, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in compliance on a Pro Forma Basis with Section 6.14; provided further that, an Unrestricted Subsidiary that has previously been redesignated as a Restricted Subsidiary may not be subsequently redesignated as an Unrestricted Subsidiary.

“Unused Fee(s) on Committed Amount” has the meaning assigned to such term in the definition of Applicable Margin.

“Vee Bar Leasehold Interest” means the leasehold interest granted to Genesis Rail Services, LLC by Vee Bar, Ltd. pursuant to that certain Commercial Lease, effective as of August 15, 2012 (as amended from time to time prior to the date hereof).

“Vessels Under Construction” means the marine vessels under construction pursuant to that certain Construction Contract No. 9189, dated April 3, 2013, by and between Genesis Marine, LLC and Jeffboat LLC, as in effect on the date hereof.

“Wharton and Duval County Properties” means non-operational Property of Genesis Natural Gas Pipeline, L.P. located in Wharton County, Texas and Duval County, Texas.

“Wholly Owned Subsidiary” means any Restricted Subsidiary, all of the Equity Interests in which (other than the director’s qualifying shares, as may be required by law) are owned by the Borrower, either directly or indirectly through one or more Wholly Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall, unless otherwise stated, be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “asset” shall be construed to have the same meaning as the defined term “Property” set forth herein.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II.

THE CREDITS

Section 2.01 Commitments.

(a) General. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans (including Loans under the Inventory Financing Sublimit Tranche made in accordance with Section 2.01(b)) to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Committed Amount, or (b) the aggregate Revolving Credit Exposures for all Lenders exceeding the aggregate Committed Amounts; provided, however, that at no time shall any Lender be obligated to make Loans in an aggregate principal amount in excess of such Lender’s Ratable Portion of the aggregate Committed Amounts at such time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

(b) Inventory Financing Sublimit Tranche. Subject to the terms and conditions set forth herein, each Lender agrees that, upon the request of the Borrower, certain Loans made pursuant to Section 2.01(a), as are specified by the Borrower in the applicable Borrowing Request (Financed Inventory), will be designated as part of a sublimit (the “Inventory Financing Sublimit Tranche”) to finance (i) the purchase and sale by the Borrower or any Restricted Subsidiary of Eligible Inventory, (ii) the Eligible Inventory subject to a Hedging Agreement entered into by the Borrower or any Restricted Subsidiary, and (iii) storage and transportation costs relating thereto; provided that on the date any such Loan is so designated, the aggregate outstanding Loans under the Inventory Financing Sublimit Tranche shall not exceed the Inventory Financing Sublimit Availability. With respect to any Inventory Financing Sublimit Borrowing, such Inventory Financing Sublimit Borrowing shall be deemed to have been used to finance the Eligible Inventory specified in the applicable Borrowing Request (Financed Inventory) in accordance with clauses (i), (ii) and (iii) of the preceding sentence, regardless of the manner in which the proceeds of such Inventory Financing Sublimit Borrowing are actually applied.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Committed Amounts. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Committed Amounts of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $300,000 and not less than $2,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Committed Amount or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) whether such Borrowing is an Inventory Financing Sublimit Borrowing;

(vi) in the case of an Inventory Financing Sublimit Borrowing, the certifications required by Section 4.02(c)(iii);

(vii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the Borrowing requested thereunder will not cause the sum of the total Revolving Credit Exposures to exceed the aggregate Committed Amounts. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 [Reserved].

Section 2.05 Committed Amount.

(a) Initial Committed Amount; General Provisions. As of the Effective Date, the aggregate Committed Amounts shall be $1,000,000,000. The aggregate Committed Amounts shall at all times be in a minimum amount and an integral multiple of $5,000,000. Any decrease (other than termination thereof pursuant to Section 2.09) of the aggregate Committed Amounts may only be made in accordance with Section 2.05(b), and any such reduction of the Committed Amounts shall be permanent. Any increase of the aggregate Committed Amounts may only be made in accordance with Section 2.05(c).

(b) Decreases of Committed Amounts. The Borrower may decrease the aggregate Committed Amounts by delivering to the Administrative Agent a Committed Amount Decrease Certificate electing a decrease of the aggregate Committed Amounts. Any such decrease in the aggregate Committed Amounts shall be effective from the third Business Day after receipt of the applicable Committed Amount Decrease Certificate by the Administrative Agent as provided above, unless such Committed Amount Decrease Certificate requests such decrease to become effective on a later date, not to exceed ten Business Days after receipt thereof by the Administrative Agent. Any such decrease in the aggregate Committed Amounts shall be applied to each Lender’s Committed Amount pro rata. The Administrative Agent shall deliver to each Lender a copy of such Committed Amount Decrease Certificate together with a schedule showing each Lender’s Ratable Portion of the decrease to the aggregate Committed Amounts.

(c) Increase of Committed Amounts. Subject to the conditions set forth in this Section 2.05(c), the Borrower may from time to time increase the aggregate Committed Amounts then in effect by increasing the Committed Amount of a Lender or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”); provided that such Additional Lender will be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld, delayed or conditioned.

(i) Any increase in the aggregate Committed Amounts shall not be less than $5,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if, after giving effect thereto, the aggregate increases in the Committed Amounts pursuant to this Section 2.05(c) would exceed $500,000,000;

(ii) Any increase in the aggregate Committed Amounts shall be subject to the following additional conditions:

(A) no Event of Default shall have occurred and be continuing at the effective date of such increase;

(B) on the effective date of such increase, no Eurodollar Loans shall be outstanding or if any such Eurodollar Loans are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Loans unless the Borrower pays compensation required by Section 2.16;

(C) no Lender’s Committed Amount may be increased without the consent of such Lender;

(D) if the Borrower elects to increase the aggregate Committed Amounts by increasing the Committed Amount of an existing Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit G (a “Committed Amount Increase Certificate”), together with a processing and recordation fee of $3,500, and the Borrower shall, upon the return of such Lender’s existing promissory note, deliver a new promissory note payable to such Lender in a principal amount equal to its Committed Amount, after giving effect to such increase, and otherwise duly completed; and

(E) if the Borrower elects to increase the aggregate Committed Amounts by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500, and unless refused by such Additional Lender, the Borrower shall deliver a promissory note payable to such Additional Lender in a principal amount equal to its Committed Amount, and otherwise duly completed.

(iii) Subject to acceptance and recording thereof pursuant to Section 2.05(c)(iv), from and after the effective date specified in the Committed Amount Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Loans are outstanding, then the last day of the Interest Period in respect of such Eurodollar Loans, unless the Borrower has paid compensation required by Section 2.16): (A) the amount of the aggregate Committed Amounts shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each such Lender (including any Additional Lender, if applicable) shall hold its Ratable Portion of the outstanding Loans (and participation interests) after giving effect to the increase in the aggregate Committed Amounts.

(iv) Upon its receipt of (A) a duly completed Committed Amount Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, (B) the processing and recording fee referred to in Section 2.05(c)(ii)(D), (C) the Administrative Questionnaire referred to in Section 2.05(c)(ii)(E), if applicable, and (D) the written consent of the Administrative Agent to such increase required by this Section 2.05(c), the Administrative Agent shall accept such Committed Amount Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 9.04(d). No increase in the aggregate Committed Amounts shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.05(c)(iv).

Section 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account from any Issuing Bank pursuant to a Letter of Credit Request, at any time and from time to time during the Availability Period (subject to Section 2.06(c)). In the event of any inconsistency between the terms and conditions of this Agreement or the Letter of Credit Request, on the one hand, and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, on the other hand, the terms and conditions of this Agreement and the Letter of Credit Request shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to any Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $100,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the aggregate Committed Amounts.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date requested (which shall be a Business Day), which shall not be later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, each Issuing Bank that issues a Letter of Credit hereunder hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Portion of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank that issues a Letter of Credit hereunder, such Lender’s Ratable Portion of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Committed Amounts, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. At least once per quarter, the Administrative Agent shall provide each Lender with a schedule showing the amount of such Lender’s participations in outstanding Letters of Credit; provided, that the Administrative Agent shall have no liability for any failure to comply with this provision.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Ratable Portion thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Ratable Portion of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Governmental Requirements) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, or to the extent required by Section 2.11(c), the Borrower shall, at the request of the Required Lenders, within two Business Days, deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. The Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such account and cash collateral. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the

Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower that is maintained with the Administrative Agent in New York City or otherwise acceptable to the Administrative Agent and is designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Termination and Reduction of Committed Amounts.

(a) Unless previously terminated, each Committed Amount shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate in full the aggregate Committed Amounts. The Borrower may reduce the aggregate Committed Amounts from time to time pursuant to Section 2.05(b), provided that the Borrower shall not terminate or reduce the aggregate Committed Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the aggregate Committed Amounts.

(c) The Borrower shall notify the Administrative Agent of any election to terminate all Committed Amounts at least three Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Committed Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the aggregate Committed Amounts, or reduction of any portion thereof, shall be permanent.

Section 2.10 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) The Borrower shall execute and deliver to each Lender a promissory note payable to such Lender and its registered assigns in a form approved by the Administrative Agent unless such Lender shall have requested not to receive a promissory note. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after an increase or reduction in such Lender’s Committed Amount pursuant to an assignment made pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing,

not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Committed Amounts as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing (other than an Inventory Financing Sublimit Borrowing) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any break funding payments required by Section 2.16(a).

(c) If, at any time, the total Revolving Credit Exposure outstanding at such time exceeds the aggregate Committed Amounts then the Borrower shall prepay the Loans to the extent of such excess on the date such excess first occurs and, if such prepayment does not result in such excess being $0 because of outstanding Letters of Credit, then the Borrower shall cash collateralize such Letters of Credit pursuant to Section 2.06(j) to the extent of such remaining excess.

(d) If, at any time, the aggregate principal amount of outstanding Inventory Financing Sublimit Borrowings exceeds the Inventory Financing Sublimit Availability at such time, then the Borrower shall prepay the Inventory Financing Sublimit Borrowings to the extent of such excess on the date such excess first occurs.

(e) On the fifth Business Day of each calendar month, the Borrower shall either (i) prepay the outstanding Inventory Financing Sublimit Borrowings by an amount (if positive) equal to (A) the aggregate outstanding Inventory Financing Sublimit Borrowings as of the applicable Inventory Financing Sublimit Borrowing Base Date minus (B) the Inventory Financing Sublimit Borrowing Base as of such Inventory Financing Sublimit Borrowing Base Date (the “Inventory Sublimit Prepayment Amount”), or (ii) convert outstanding Inventory Financing Sublimit Borrowings in an amount equal to the Inventory Sublimit Prepayment Amount into General Loans pursuant to a written notice to the Administrative Agent on such day.

Section 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee which shall accrue at an annual rate equal to the applicable Unused Fee on Committed Amount, on the daily amount of such Lender’s unused Committed Amount during the period from and including the Effective Date to but excluding the date on which its Committed Amount terminates. Accrued Unused Fees on Committed Amounts shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the aggregate Committed Amounts terminate, commencing on the first such date to occur after the date hereof, shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Committed Amount terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of that portion of the LC Exposure attributable to such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Committed Amounts and the date on which there ceases to be any LC Exposure attributable to such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued shall be payable on the third Business Day following the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Committed Amounts terminate and any such fees accruing after the date on which the Committed Amounts terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated

maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Committed Amounts; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBOR Rate or LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) In the event that any financial statements delivered pursuant to this Agreement, or any certificate delivered pursuant to Section 5.01(c), is shown to be inaccurate (regardless of whether this Agreement or the Committed Amounts are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin and/or a higher Unused Fee on Committed Amount for any period (an “Applicable Period”) than the Applicable Margin or Unused Fee on Committed Amount, as applicable, applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct certificate in the form of the certificate described in Section 5.01(c), (ii) such higher Applicable Margin and/or higher Unused Fee on Committed Amount shall be applied to such Applicable Period, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest and expense owing as a result of such increased Applicable Margin and Unused Fee on Committed Amount for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 7.02. This Section 2.13(f) shall not limit the rights of the Administrative Agent and the other Secured Parties with respect to Section 2.13(c) or Article VII.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Governmental Requirements.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Governmental Requirements.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Governmental Requirements, such properly completed and executed documentation prescribed by applicable Governmental Requirements or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If a payment made to a Lender or Participant under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471 (b) or 1472(b) of the Code, as applicable), such Lender or Participant shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i)

of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Participant has complied with such Lender or Participant’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at the address in Charlotte, North Carolina set forth for the Administrative Agent in Section 9.01, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Governmental Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, if any Lender becomes a Defaulting Lender or if any Lender becomes a Non-Consenting Lender or a Non-Extending Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Committed Amount is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have agreed to the applicable departure, waiver or amendment of the Loan Documents, and (v) in the case of any such assignment resulting from a Lender becoming a Non-Extending Lender, the applicable assignee shall have agreed to the applicable Maturity Date Extension. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 9.02 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver, or amendment shall be deemed a “Non-Consenting Lender”.

Section 2.20 Defaulting Lenders. Notwithstanding any other provision in this Agreement to the contrary, if at any time a Lender becomes a Defaulting Lender, the following provisions shall apply so long as any Lender is a Defaulting Lender as determined in accordance with Section 2.20(d):

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the Committed Amount of such Defaulting Lender pursuant to Section 2.12;

(ii) with respect to any LC Exposure of such Defaulting Lender that exists at the time a Lender becomes a Defaulting Lender or thereafter:

(A) all or any part of such Defaulting Lender’s Ratable Portion of the total LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Committed Amounts (calculated without regard to such Defaulting Lender’s Committed Amount) but only to the extent that (1) the sum of all Non-Defaulting Lenders’ Committed Amounts is greater than zero; (2) the conditions set forth in Section 4.02 are satisfied at such time and (3) each such Non-Defaulting Lender’s Committed Amount is greater than zero;

(B) if the reallocation described in clause (ii)(A) above cannot, or can only partially, be effected, then the Borrower shall within three Business Days following notice by the Administrative Agent cash collateralize such Defaulting Lender’s portion of the LC Exposure (after giving effect to any partial reallocation pursuant to clause (ii)(A) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(C) if the Borrower cash collateralizes any portion of such Defaulting Lender’s portion of the LC Exposure pursuant to this Section 2.20 then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s portion of the LC Exposure during the period such Defaulting Lender’s portion of the LC Exposure is cash collateralized;

(D) if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to Section 2.20(a)(ii)(A), then the fees payable to the Lenders pursuant to Section 2.12 shall be adjusted in accordance with such Non-Defaulting Lenders’ Ratable Portions (calculated without regard to such Defaulting Lender’s Committed Amount); and

(E) if any Defaulting Lender’s portion of the LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.20(a)(ii), then,

without prejudice to any rights or remedies of the Issuing Banks or any other Lender hereunder, all commitment and commission fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Committed Amount that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12 with respect to such Defaulting Lender’s portion of the LC Exposure shall be payable to the Issuing Banks, until such LC Exposure is cash collateralized, reallocated and/or repaid in full.

(iii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.18 shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(A) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder;

(C) third, to cash collateralize any Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.06(j);

(D) fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(E) fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize any Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.06(j);

(F) sixth, to the payment of any amounts owing to the Lenders or any Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(H) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations are held by the Lenders pro rata in accordance with the Committed Amounts without giving effect to Section 2.20(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20(a)(iii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Committed Amounts of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(a), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.06(e) (and Defaulting Lenders shall not participate therein).

(c) The Borrower Parties shall not enter into any Hedging Agreement or sales contract with a Lender while it is a Defaulting Lender (or any Affiliate of a Lender that is then a Defaulting Lender).

(d) In the event that the Administrative Agent, the Borrower, and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure shall be readjusted to reflect the inclusion of such Lender’s Committed Amount and on such date such Lender shall purchase at par such of the Loans, Committed Amounts and/or Secured Obligations of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans, Committed Amounts and/or Secured Obligations in accordance with its Ratable Portion, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.21 Extension of Maturity Date.

(a) The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”) and not later than 30 days prior to the Existing Maturity Date, request an extension of the Maturity Date (a “Maturity Date Extension”) for one additional year from the Existing Maturity Date; provided that the Borrower may request (i) only two such extensions during the term of this Agreement and (ii) only one extension during any calendar year.

(b) Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is 15 days prior to the Existing Maturity Date (the “Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such Maturity Date Extension and the application thereof to its Committed Amount (and each Lender that determines not to so extend its Committed Amount (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date)); provided that any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.21 no later than the day after the Notice Date (or, if such date is not a Business Day, on the next following Business Day).

(d) The Borrower shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more institutions (each, an “Additional Commitment Lender”) as provided in Section 2.19(b); provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Committed Amount (and, if any such Additional Commitment Lender is already a Lender, such Committed Amount shall be in addition to such Lender’s existing Committed Amount hereunder on such date).

(e) If (and only if) the total of (i) the Committed Amounts of the Lenders that have agreed to such Maturity Date Extension and the application thereof to their Committed Amounts (each, an “Extending Lender”) and (ii) the additional Committed Amounts of the Additional Commitment Lenders shall be greater than 50% of the aggregate amount of the Committed Amounts in effect immediately prior to the Notice Date, then, effective as of the Existing Maturity Date, the Maturity Date of the Committed Amounts of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Notwithstanding the foregoing, each Maturity Date Extension shall not be effective unless:

(i) Section 2.21(e) is satisfied;

(ii) the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the effective date of such Maturity Date Extension, signed by a Responsible Officer of the Borrower, (A) certifying and attaching the resolutions adopted by the General Partner on behalf of the Borrower approving or consenting to such Maturity Date Extension and (B) certifying that, before and after giving effect to such Maturity Date Extension, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects on and as of such date (except to the extent such representations and warranties are already qualified as to materiality, in which case such representations and warranties shall be accurate and complete in all respects), except to the extent that such representations and warranties are stated to relate to a specific earlier date, in which case they are true and correct in all material respects as of such earlier date (except to the extent such representations and warranties are already qualified as to materiality, in which case such representations and warranties shall be accurate and complete in all respects), and except that for purposes of this Section 2.21, the representations and warranties contained in subsections (a) and (b) of Section 3.04 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 5.01, (2) since the date of the most recent annual financial statements delivered pursuant to Section 5.01(a), there has been no event, circumstance or occurrence that has had or could reasonably be expected to have a Material Adverse Effect, and (3) no Default shall have occurred and be continuing;

(iii) Borrower shall deliver or cause to be delivered to the Administrative Agent any legal opinions or other documents reasonably requested by the Administrative Agent in connection with such Maturity Date Extension;

(iv) with respect to each Non-Extending Lender, on the Existing Maturity Date, the Borrower shall prepay (provided that any such prepayment shall be subject to Section 2.16) all Secured Obligations owing to such Non-Extending Lender and the Committed Amounts shall be reduced by an amount equal to such Non-Extending Lender’s Committed Amount (except as provided in Section 2.21(d));

(v) on the Existing Maturity Date, the Borrower shall prepay (provided that any such prepayment shall be subject to Section 2.16) one or more existing Loans in an amount necessary such that, after giving effect to the extension of the Existing Maturity Date, each Lender will hold its pro rata share (based on its share of the revised Committed Amounts) of outstanding Loans; and

(vi) on the Existing Maturity Date, the Borrower shall prepay (provided that any such prepayment shall be subject to Section 2.16) one or more existing Loans or cash collateralize Letters of Credit in an amount necessary such that, after giving effect to the extension of the Existing Maturity Date, the aggregate amount of LC Exposure outstanding plus the Loans outstanding shall not exceed the aggregate Committed Amounts.

(g) This Section 2.21 shall supersede any provisions in Section 2.18(c) to the contrary.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. It and each other Borrower Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and to own and lease its Property and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within its and the other Borrower Parties’ corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder, member or limited partner action. This Agreement and each other Loan Document to which it is a party has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect the Liens created and granted under the Security Documents, (b) will not violate any Governmental Requirement in any material respect, (c) will not violate the Organizational Documents of it or any other Borrower Party, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon it or any other Borrower Party or their respective assets, or give rise to a right thereunder to require any payment to be made by it or any of its Restricted Subsidiaries, except for violations, defaults or the creation of such rights that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any Property of it or any of its Restricted Subsidiaries, except Liens created and granted under the Security Documents.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations, partners’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2013, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2014, certified by one of its Financial Officers.

(b) Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in Section 3.04(a)(ii).

(c) Since December 31, 2013, there has been no event, circumstance or occurrence that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.05 Other Obligations and Restrictions. Except for Indebtedness not prohibited by Section 6.01 and other liabilities incurred in the ordinary course of business, neither it nor any of its Restricted Subsidiaries has any outstanding liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to the Borrower or material with respect to the Borrower’s consolidated financial condition and that are not shown in the financial statements delivered pursuant to Section 3.04 or shown on Schedule 3.05.

Section 3.06 Properties.

(a) Generally. Except as set forth on Schedule 3.06(a), it and each other Borrower Party has good title to, or valid leasehold interests in, all its Property material to the Borrower’s Business, except for such defects in title or other property interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such Property is free and clear of all Liens except for Permitted Encumbrances. Its material tangible personal Property and the material tangible personal Property of each of its Restricted Subsidiaries are in good operating order and condition (ordinary wear and tear occurring in the ordinary course of business or caused by Casualty Events excepted) in accordance with industry standards.

(b) Collateral. It and each of its Restricted Subsidiaries owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing, necessary for or material to the Borrower’s Business as currently conducted. The use by it and each of its Restricted Subsidiaries of such Collateral and all rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim has been made and remains outstanding asserting that it or any other Borrower Party’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Permits, etc. It and each other Borrower Party has all permits, licenses and authorizations required in connection with the conduct of its businesses, and is in compliance with the terms and conditions of all such permits, licenses and authorizations, except where the failure to have or comply with such permits, licenses and authorizations would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.07 Litigation.

(a) There are no actions, suits or proceedings at law or in equity by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of it, threatened against or affecting it or any of its subsidiaries, Joint Ventures or any business, Property or rights of it or any of its subsidiaries or Joint Ventures that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters).

(b) Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c) No Casualty Event has occurred that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.08 Compliance with Laws and Agreements. It and each of its subsidiaries and Joint Ventures is in compliance with all laws, regulations and orders of any Governmental Authority and all indentures, agreements and other instruments applicable to or binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.09 Default. No Default has occurred and is continuing.

Section 3.10 Investment Company Status. Neither it nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness under the Loan Documents.

Section 3.11 Taxes. It and each other Borrower Party has (a) timely filed or caused to be timely filed, or an extension has been obtained for the filing of, all material federal Tax returns and all material state, local and foreign Tax returns or materials required to have been filed by it or such Borrower Party and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all material Taxes (whether or not shown on any Tax return) due and payable, collectible and remittable by it or such Borrower Party and all assessments received by it or such Borrower Party, except Taxes that (i) if Taxes of a Borrower Party, are being contested in good faith by appropriate proceedings and for which it or such Restricted Subsidiary has set aside on its books and records adequate reserves in accordance with GAAP or (ii) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. It and each other Borrower Party has made adequate provision in accordance with GAAP for all Taxes not yet due and payable, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither it nor any of its Restricted Subsidiaries is aware of any proposed or pending Tax assessments, deficiencies or audits relating to it or any other Borrower Party that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.12 ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as could not reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the

Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 3.13 Disclosure; No Material Misstatements. It has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any other Borrower Party is subject (and all other matters known to it) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No written information, report, financial statement, certificate, Borrowing Request, exhibit or schedule furnished by or on behalf of it or any other Borrower Party to the Administrative Agent or any Lender in connection with the negotiation of the Loan Documents or included therein or delivered thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, it represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that it makes no representation that such projections will be realized).

Section 3.14 Insurance. Schedule 3.14 hereto contains an accurate and complete description of all material policies of fire, liability, worker’s compensation and other forms of insurance that are owned or held by or could accrue to the account of it or any other Borrower Party as of the Effective Date. All such policies are in full force and effect. Such policies provide insurance coverage in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of a similar size engaged in the same or similar business. On or prior to the Effective Date, the Borrower shall have used commercially reasonable efforts to cause such insurance policies relating to the Borrower or any Restricted Subsidiary to (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty days after receipt by the Administrative Agent of written notice thereof, and (ii) name the Administrative Agent as mortgagee (in the case of Real Property or, as applicable, Pipeline insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of personal Property insurance), as applicable

Section 3.15 Agreements. No Borrower Party is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect. No Borrower Party is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

Section 3.16 Solvency. After giving effect to the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the Properties of the Borrower and each other Borrower Party, on a consolidated basis with their respective subsidiaries, and of each of the Borrower and each Material Subsidiary, individually, (in each case determined on a going concern basis) will exceed the probable liability of their or its debts and other liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the Property of the Borrower and each other Borrower Party, on a consolidated basis with their respective subsidiaries, and of each of the Borrower and each Material Subsidiary, individually, will be greater than the amount that will be required to pay the probable liability of their or its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and each other Borrower Party, on a consolidated basis with their respective subsidiaries, and each of the Borrower and each Material Subsidiary, individually, will be able to pay their or its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and each other Borrower Party, on a consolidated basis with their respective subsidiaries, and each of the Borrower and each Material Subsidiary, individually, will not have unreasonably small capital with which to conduct business in which they or it are engaged as such business is now conducted and is proposed to be conducted.

Section 3.17 Labor Disputes. As of the Effective Date, there are no strikes, lockouts or slowdowns against it or any of its Restricted Subsidiaries pending or, to the Knowledge of it or any of its Restricted Subsidiaries, threatened. The hours worked by and payments made to employees of it or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner that could reasonably be expected to have a Material Adverse Effect. All payments due from it or any of its Restricted Subsidiaries or for which any claim may be made against it or any of its Restricted Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of it or such Restricted Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it or any of its Restricted Subsidiaries is bound, which could reasonably be expected to have a Material Adverse Effect.

Section 3.18 Equity Interests and Subsidiaries. (a) Schedule 3.18(a) dated as of the Effective Date sets forth a list of (i) all of the Subsidiaries and Joint Ventures and their jurisdictions of organization as of the Effective Date, (ii) whether each Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary as of the Effective Date, and (iii) the number of each class of its Equity Interests authorized, and the number outstanding, as of the Effective Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights as of the Effective Date. All Equity Interests of each of its Restricted Subsidiaries are duly and validly issued and are fully paid and non-assessable, except as such non-assessability may be affected by Sections 17-303 and 17-607 of the Delaware Revised

Uniform Partnership Act (or any similar provision of any similar statute). It and each of its Restricted Subsidiaries is the record and beneficial owner of, and has good and defensible title to, the Equity Interests pledged by it under the Guarantee and Collateral Agreement, free of any and all Liens, rights or claims of other Persons, except the security interest created by the Guarantee and Collateral Agreement, and there are no outstanding options, warrants or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or Property that is convertible into, or that requires the issuance or sale of, any such Equity Interests, other than equity interests in Joint Ventures and non-wholly owned Subsidiaries. All Restricted Subsidiaries (other than the GEL Wyoming Entities) are Guarantors.

(b) No Consent of Third Parties Required. No consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or First Priority status of the Lien granted to the Administrative Agent for the benefit of the Secured Parties on the Equity Interests pledged under the Guarantee and Collateral Agreement or the exercise by the Administrative Agent of the voting or other rights with respect to such Equity Interests provided for in the Guarantee and Collateral Agreement or the exercise of remedies in respect thereof, except for those consents set forth on Schedule 3.18(b) and consents that have been obtained.

(c) Organizational Chart. An accurate organizational chart, showing the ownership structure of the Borrower and each Subsidiary and Joint Venture as of the Effective Date and after giving effect to the Transactions is set forth on Schedule 3.18(c).

Section 3.19 Intellectual Property.

(a) Ownership/No Claims. It and each of its Restricted Subsidiaries owns, or is licensed to use, all patents, patent applications, trademarks, trade names, servicemarks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does it nor any of its Restricted Subsidiaries know of any valid basis for any such claim, in each case that could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by it and each of its Restricted Subsidiaries does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Registrations. Except pursuant to licenses and other user agreements entered into by it and each of its Restricted Subsidiaries in the ordinary course of business, on and as of the Effective Date (i) it and each of its Restricted Subsidiaries owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark material to the Borrower’s Business and (ii) all registrations material to the Borrower’s Business are valid and in full force and effect.

(c) No Violations or Proceedings. To its Knowledge, on and as of the Effective Date, there is no violation by others of any right of it or any of its Restricted Subsidiaries with respect to any copyright, patent or trademark material to the Borrower’s Business, pledged by it under the name of it or any such Restricted Subsidiary except as may be set forth on Schedule 3.19(c) or as could not reasonably be expected to result in a Material Adverse Effect.

Section 3.20 Environmental Matters. Neither it nor any of its subsidiaries or Joint Ventures nor any of their respective Facilities or operations for which they are liable (a) has any Environmental Liability or (b) is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, in each case, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither it nor any of its subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604) (“CERCLA”) or any comparable state law which it reasonably expects will lead to liability having a Material Adverse Effect. None of its or any of its subsidiaries’ or Joint Ventures’ Real Property, Pipelines or Facilities is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority, including any such listing relating to petroleum, where the inclusion on such list(s) could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To its Knowledge, there are and have been no conditions, occurrences or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against it or any of its subsidiaries or Joint Ventures that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with reasonably foreseeable future requirements pursuant to or under Environmental Laws is not reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect. To its Knowledge, no event or condition has occurred or is occurring with respect to it or any of its subsidiaries relating to any Environmental Law, any release of Hazardous Materials, or any Hazardous Materials Activity that individually or in the aggregate has resulted in or could reasonably be expected to have a Material Adverse Effect. No material Lien has been recorded or, to its Knowledge, threatened, under any Environmental Law with respect to any Property, including Real Property and Pipelines, of it or any Restricted Subsidiary. It has made or has caused its Restricted Subsidiaries to make available to the Administrative Agent all material records and files in their possession concerning compliance with or liability under Environmental Law, including those concerning the existence of Hazardous Material at Facilities or Real Property or Pipelines currently or formerly owned, operated, leased or used by it or any of its Restricted Subsidiaries. It has made, has caused its Unrestricted Subsidiaries to make, and has used commercially reasonable efforts to cause its Joint Ventures to make available to the Administrative Agent all records and files in their possession concerning compliance by it and its subsidiaries and Joint Ventures, as applicable, with or liability under Environmental Law, including those concerning the existence of Hazardous Material at Facilities or Real Property or Pipelines currently or formerly owned, operated, leased or used by it or any of its Unrestricted Subsidiaries or Joint Ventures, if the contents of such records and files relate to events or occurrences that could reasonably be expected to have a Material Adverse Effect.

Section 3.21 Security Documents. (a) Guarantee and Collateral Agreement. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral and, (i) when financing statements and other filings in appropriate form are filed in the applicable offices in accordance with applicable law and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Guarantee and Collateral Agreement), the Liens created by the Guarantee and Collateral Agreement shall constitute fully perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case with no other Liens except for Permitted Encumbrances.

(b) Mortgages. Each Mortgage is effective to create, in favor of the Administrative Agent for the benefit of the trustee named therein and the Secured Parties, legal, valid and enforceable First Priority Liens on, and security interests in, all of its and its Restricted Subsidiaries’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, with no other Liens except for Permitted Encumbrances, and when the Mortgages are filed in the applicable offices in accordance with applicable law as of the Effective Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.10 and 5.11, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.10 and 5.11), the Mortgages shall constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of it and its Restricted Subsidiaries in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, with no other Liens except for Permitted Encumbrances and other Liens permitted by such Mortgage.

(c) Valid Liens. Each Security Document delivered pursuant to Sections 5.10 and 5.11, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of its and its Restricted Subsidiaries’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Governmental Requirements, such Security Document will constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of it and its Restricted Subsidiaries in such Collateral, in each case with no other Liens except for Permitted Encumbrances.

Section 3.22 Anti-Terrorism Law.

(a) Neither it nor any of its Restricted Subsidiaries nor, to its Knowledge, any of its Affiliates, is in violation of any law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq. and any Governmental Requirement promulgated thereunder.

(b) Neither it nor any of its Restricted Subsidiaries nor, to its Knowledge, any of its Affiliates or broker or other agent of it or any of its Restricted Subsidiaries acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named (A) as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list, (B) on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (C) on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (D) on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (E) (1) an agency of the government of a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time (a “Sanctioned Country”), (2) an organization controlled by a Sanctioned Country, or (3) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC (each, a “Sanctioned Person”).

(c) Neither it nor any of its Restricted Subsidiaries nor, to its Knowledge, any broker or other agent of it or any of its Affiliates acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) Notwithstanding anything in Section 3.22(a) through (c) to the contrary, such representations shall not be deemed breached unless the circumstances giving rise to such breach could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the Lenders.

Section 3.23 Federal Reserve Regulations. Neither it nor any of its Restricted Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or Letter of Credit will be used directly or indirectly, whether used immediately, incidentally or ultimately, for any purpose that entails a violation of or that is inconsistent with the provisions of the regulations of the Board, including Regulation T, Regulation U or Regulation X. The pledge of the Equity Interests pledged pursuant to the Guarantee and Collateral Agreement does not violate such regulations.

Section 3.24 Use of Proceeds. The Borrower has used the proceeds of the Loans in accordance with Section 5.08.

ARTICLE IV.

CONDITIONS

Section 4.01 Effective Date. The obligations of the Lenders to make additional Loans and of any Issuing Bank to issue additional Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a duly executed promissory note, dated the date hereof, payable to each Lender that has requested to receive a promissory note in a principal amount equal to such Lender’s Committed Amount.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Akin Gump Strauss Hauer & Feld LLP, counsel for the Borrower Parties, covering such matters relating to the Borrower Parties, this Agreement, the other Loan Documents and the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received the following, in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel: (i) copies of each Organizational Document executed and delivered by each Borrower Party and certified as of the Effective Date by the applicable Borrower Party, as applicable, and, to the extent applicable, certified by the appropriate governmental official, (ii) signature and incumbency certificates of the officers of each Borrower Party executing any Loan Document on behalf of such Borrower Party, (iii) resolutions of the board of directors or similar governing body of each Borrower Party or the General Partner or a Borrower Party’s general partner approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Borrower Party or the General Partner is a party or by which its assets may be bound as of the Effective Date certified by its secretary or any assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Borrower Party’s jurisdiction of organization or formation and in each jurisdiction in which each such Person is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Effective Date.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and certifying compliance with Section 3.16 as of the Effective Date after giving effect to the Loans hereunder made on the Effective Date.

(f) The Administrative Agent, the Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower either (i) attaching copies of all consents, licenses and approvals required or, in the discretion of the Administrative Agent, advisable in connection with the execution, delivery and performance by and the validity against each Borrower Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required.

(h) The Administrative Agent shall have received a letter duly executed and delivered by the Process Agent dated on or prior to the Effective Date pursuant to which it accepts its appointment as Process Agent for each of the Borrower Parties hereunder and under the other Loan Documents.

(i) The Administrative Agent shall have received (i) the Guarantee and Collateral Agreement, (ii) all necessary financing statements and financing statement amendments, (iii) amendments to existing Mortgages which reflect the Maturity Date and make such other modifications to the Mortgages as reasonably requested by the Administrative Agent (except as set forth on Schedule 5.17), and (iv) any other Security Documents or amendments thereto reasonably requested by the Administrative Agent for the creation and perfection of Liens in favor of the Secured Parties as contemplated by the Loan Documents, in each case, duly completed and executed (as applicable) in sufficient number of counterparts and in proper form for recording, if necessary, and for perfecting Liens in favor of the Secured Parties on the Collateral covered thereby and in form and substance satisfactory to the Administrative Agent.

(j) [reserved]

(k) The Administrative Agent shall have received the certificates, if any, representing the Equity Interests (if certificated) pledged on the Effective Date pursuant to the Security Documents, together with an undated stock power or equivalent for each such certificate executed in blank by a Responsible Officer of the pledgor thereof.

(l) All other Property which the Administrative Agent shall, at such time, be entitled to have a Lien in its favor for the benefit of the Secured Parties pursuant to any Loan Document shall have been physically delivered to the possession of the Administrative Agent or any bailee accepted by the Administrative Agent to the extent that such possession is necessary or desirable for the purpose of perfecting the Administrative Agent’s Lien in such Collateral for the benefit of the Secured Parties.

(m) The Administrative Agent shall have received a certificate or certificates of insurance coverage evidencing that the Borrower Parties are carrying insurance in accordance with Section 5.12, and the Borrower shall have used commercially reasonable efforts (as determined in the discretion of the Administrative Agent) to cause such certificates to (i) show that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty days after receipt by the Administrative Agent of written notice thereof, and (ii) name the Administrative Agent as mortgagee (in the case of Real Property or, as applicable, Pipeline insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of personal Property insurance), as applicable.

(n) The Borrower and the Subsidiaries shall have paid or made arrangements to pay all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents to be recorded on or about the Effective Date.

(o) The Arrangers shall have received financial projections of the Borrower and its Restricted Subsidiaries, including cash distributions expected from Joint Ventures and Unrestricted Subsidiaries, through the Maturity Date, which shall show compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.14 and shall be otherwise reasonably acceptable to the Arrangers.

(p) The Administrative Agent shall have received appropriate Uniform Commercial Code search results for each jurisdiction requested by the Administrative Agent reflecting no prior Liens encumbering the Property of the Borrower Parties, other than Liens being released on or prior to the Effective Date and Permitted Encumbrances.

(q) The Borrower shall have paid any outstanding fees owed to the Existing Issuing Bank under the Existing Credit Agreement with respect to the Existing Letters of Credit.

(r) The Borrower Parties shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Anti-Terrorism Laws.

(s) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make additional Loans and of any Issuing Bank to issue additional Letters of Credit under this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).

Without limiting the generality of the provisions of Article IX, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, the Arrangers or the Lenders unless the Administrative Agent and the Arrangers shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan (including conversions and continuations of Loans) on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower or any other Borrower Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except such representations and warranties that are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) In the case of any Inventory Financing Sublimit Borrowing, (i) all of the Petroleum Products to which such Inventory Financing Sublimit Borrowing relates (the “New Financed Inventory”) shall constitute Eligible Inventory, (ii) the price risk relating to such New Financed Inventory shall have been fully hedged pursuant to a Hedging Agreement or sold forward pursuant to a sales contract (subject to immaterial deficiencies described in Section 5.16(b)), and (iii) the Borrower shall have delivered to the Administrative Agent a Borrowing Request (Financed Inventory), whereby the Borrower certifies (A) as to clauses (i) and (ii) above, and (B) that the amount of such Inventory Financing Sublimit Borrowing does not exceed an amount equal to the product of (1) 90% and (2) an amount equal to the sum of (x) the Sale Value of such New Financed Inventory that is subject to sales contracts measured as of the date of such Borrowing plus (y) the Hedged Value of such New Financed Inventory that is not subject to sales contracts measured as of the date of such Borrowing minus (z) all related storage, transportation and other applicable costs reasonably estimated by the Borrower to be applicable to such New Financed Inventory in the future.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V.

AFFIRMATIVE COVENANTS

Commencing on the date of this Agreement, until the Committed Amounts shall have expired or been terminated and the principal of and interest on each Loan and all fees and then-accrued expenses payable hereunder shall have been paid in full and all Letters of Credit (other than those that have been fully cash collateralized on customary terms reasonably acceptable to the Issuing Bank) shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements; Ratings Change and Other Information. It will furnish to the Administrative Agent:

(a) no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each fiscal year of the Borrower, (i) the audited consolidated balance sheet and related statements of operations, partners’ capital and cash flows of the Borrower as of the end of and for such year, setting forth in each case in comparative form the figures from the previous fiscal year, all reported on by Deloitte and Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results and operations and cash flows of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) the unaudited consolidated balance sheet and related statements of operations of the Borrower as of the end of and for such year with separate columns indicating amounts attributable to all Unrestricted Subsidiaries;

(b) as soon as available, but in any event within 45 days of the end of the first three fiscal quarters of the Borrower, (i) the unaudited consolidated balance sheet as of the end of such fiscal quarter, the unaudited consolidated statements of operations for such fiscal quarter and the then-elapsed portion of the fiscal year and the unaudited consolidated statements of cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of the previous fiscal year) and the unaudited consolidated statement of partners’ capital for the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) the unaudited consolidated balance sheet as of the end of such fiscal quarter and the unaudited consolidated statements of operations for such fiscal quarter and the then-elapsed portion of the fiscal year with separate columns indicating amounts attributable to all Unrestricted Subsidiaries;

(c) no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of financial statements in the case of the financial statements under clause (a) above or within 45 days of the end of the first three fiscal quarters of the Borrower in the case of the financial statements under clause (b) above, a Compliance Certificate signed by a Financial Officer of the Borrower;

(d) no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines and such accounting firm’s internal policies and procedures);

(e) by the fifth Business Day of each calendar month, a Borrowing Base Certificate providing information as of the last day of the immediately preceding calendar month;

(f) promptly upon their becoming available, true and correct copies of (i) all financial statements, reports, notices and proxy statements sent by the Borrower to its unitholders and all registration statements, periodic reports and other statements and schedules filed by any Borrower Party with and as required by the SEC and made available on EDGAR, and (ii) as reasonably requested by the Administrative Agent, all reports, forms and notices filed by any Borrower Party with FERC or any similar Governmental Authority;

(g) promptly upon the receipt thereof by the Borrower or any other Borrower Party, a copy of any “management letter” received by any such Person from its certified public accountants that indicates, in the reasonable good faith judgment of the General Partner’s board of directors, a potential material weakness in such Person’s internal controls or procedures and the management’s responses thereto;

(h) on or before the first day of each fiscal year of the Borrower, a copy of the annual budget and projections for such fiscal year for the Borrower and the Restricted Subsidiaries, including cash distributions expected from Joint Ventures and Unrestricted Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Financial Officer of the Borrower to the effect that such budget and projections have been prepared on the basis of sound financial planning practice and that such Financial Officer has no reason to believe they are incorrect or misleading in any material respect; and

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower Party (including unaudited consolidating financial statements), or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Any information that Borrower is required to deliver or furnish to the Administrative Agent or any Lender pursuant to this Section 5.01 shall be deemed delivered or furnished if and when such information is filed on EDGAR or the equivalent thereof with the SEC.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority or any other claim (i) that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relating to any Loan Document;

(c) any Environmental Claim or Environmental Liability that could reasonably be expected to exceed $25,000,000, or any notice of potential liability under Environmental Laws that might reasonably be expected to exceed such amount; and

(d) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business.

(a) It will, and will cause each other Borrower Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 6.03 or Section 6.06 or, in the case of any other Borrower Party, where the failure to perform such obligation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) (i) It will do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, leases, servitudes, easements, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names necessary for the conduct of its and each other Borrower Party’s business; (ii) it will or will cause each other Borrower Party to maintain and operate such business in substantially the manner in which it is presently conducted and operated; (iii) it will and will cause its subsidiaries and Joint Ventures to comply with all applicable Governmental Requirements (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or restrictions of record or agreements affecting the Real Property or Pipelines) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; (iv) it will pay and perform and cause its Restricted Subsidiaries to pay and perform its and their respective obligations under all leases and Loan Documents; and (v) it will at all times and will cause each other Borrower Party at all times to preserve and protect all Property material to the conduct of such business and keep all such Property in good working order and condition (other than wear and tear occurring in the ordinary course of business or caused by Casualty Events) and from time to time make or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in the case of each of clause (i) through (v) above, where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent (x) sales of Property, consolidations or mergers by or involving it or any other Borrower Party in accordance with Section 6.03 and Section 6.06, (y) the withdrawal by it or any other Borrower Party of its or their respective foreign qualification in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (z) the abandonment by it or any other Borrower Party of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such Person reasonably determines are not useful to such Person’s business or are no longer commercially desirable.

Section 5.04 Payment of Obligations and Taxes. It will, and will cause each of its Restricted Subsidiaries to, pay its and their respective material Indebtedness and obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or them or its or their respective income or profits in respect of its or their respective Property, before the same shall become delinquent or in default, as well as all material lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than any Lien permitted by Section 6.02 upon such Properties or any part thereof, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) it or such Restricted Subsidiary has set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect.

Section 5.05 [Reserved].

Section 5.06 Books and Records; Inspection Rights. It will, and will cause each of its Restricted Subsidiaries to, in all material respects, keep proper books of record and account in which full, true and correct entries (in conformity with Governmental Requirements, as applicable) allowing for financial statements to be prepared in conformity with GAAP are made of all dealings and transactions in relation to the Borrower’s Business and the business of each Material Subsidiary. Upon reasonable notice, it will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, to visit and inspect the financial records and Property (including the Eligible Inventory and the Hedging Agreements and sales contracts related thereto) of such Person at reasonable times during normal business hours and as often as reasonably requested and at such time to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of such Person with the officers and employees thereof and advisors thereof (including independent accountants).

Section 5.07 Compliance with Laws. It will, and will cause each of its subsidiaries and Joint Ventures to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for working capital and general partnership purposes of the Borrower and the other Borrower Parties (including for distributions to holders of Equity Interests in the Borrower to the extent permitted by Section 6.08, to make Investments to the extent permitted by Section 6.04, and to make Acquisitions to the extent permitted by Section 6.05). The Letters of Credit shall be used for general business purposes in the ordinary course of business. Notwithstanding anything in this Section 5.08 to the contrary, no part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

Section 5.09 Environmental Laws.

(a) It shall at its sole expense: (i) comply and cause its and its subsidiaries’ and Joint Ventures’ Properties and operations to comply with all Environmental Laws, the violation of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) not dispose or permit any of its subsidiaries to dispose of or otherwise release any oil, oil and gas waste, Hazardous Material or solid waste on, under, about or from any of its or its subsidiaries’ or Joint Ventures’ Property or any other Property to the extent caused by its or any of its subsidiaries’ or Joint Ventures’ operations, the disposal or release of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) timely obtain or file and cause each of its subsidiaries and Joint Ventures to timely obtain and file all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under Environmental Law to be obtained or filed in connection with operation or use of its or its subsidiaries’ or Joint Ventures’ Properties, which failure to obtain or file could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) promptly commence or cause each of its subsidiaries and Joint Ventures to promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, clean-up, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under Environmental Law because of or in connection with the actual or alleged past, present or future disposal or other release or any oil, oil and gas waste, Hazardous Material or solid waste on, under, about or from any of its or any of its subsidiaries’ or Joint Ventures’ Properties, which failure to commence and diligently prosecute to completion could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (v) establish and implement and cause each of its subsidiaries and Joint Ventures to establish and implement such procedures as may be necessary to continuously determine and assure that its and its subsidiaries’ and Joint Ventures’ obligations under this Section 5.09(a) are timely and fully satisfied, which failure to establish and implement could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) If a Default caused by reason of a breach of Section 3.20 or Section 5.09(a) shall have occurred and be continuing for more than twenty days after it or its subsidiaries become aware of such Default without it or its subsidiaries commencing activities reasonably likely to cure such Default or otherwise responding to such Default as required by Environmental Laws, then at the reasonable request of the Administrative Agent or the Required Lenders, it will provide or (to the extent it has the power and right) cause its subsidiaries to provide, at its expense, an environmental assessment report regarding the matters that are the subject of such Default, prepared by an environmental consulting firm and in form and substance reasonably acceptable to the Administrative Agent indicating the environmental conditions creating the Default and the estimated cost of any compliance or response to address them; provided, however, that it will not be required to conduct any invasive procedures in connection with any such assessment. If any invasive procedures are performed in connection with any such assessment, it will provide or cause its Subsidiaries to provide information relating to such invasive procedures to the Administrative Agent.

Section 5.10 Additional Collateral; Additional Guarantors.

(a) With respect to any right, title or interest of it or any of its Restricted Subsidiaries in (x) Equity Interests, Real Property, Pipelines or other Property of a type subject to the Security Documents and acquired after the date of this Agreement (other than from Organic Growth) or (y) any Property of a type subject to the Security Documents and arising from Organic Growth, in the case of (x) or (y) other than Covered Property or Excluded Property, it will, in the case of (x), no later than the date that is 30 calendar days after such acquisition is consummated, subject to extension in the sole discretion of the Administrative Agent, or in the case of (y), prior to or concurrently with the next delivery of financial statements under Section 5.01(a) or (b), subject to the extension in the sole discretion of the Administrative Agent, grant or cause to be granted to the Administrative Agent for the benefit of the Secured Parties a First Priority Lien of record (and a Mortgage, in the case of Real Property) on all such Equity Interests, Real Property, Pipelines and other Property (with no other Liens other than Permitted Encumbrances), upon terms substantially the same as those set forth in the Security Documents for Property of a similar type, complete such other actions as would have been necessary to satisfy the conditions set forth in Section 4.01 had such Property been owned thereby on the date of this Agreement, complete such other actions as may be reasonably requested by the Administrative Agent pursuant to Section 5.11, provide such legal opinions as may be reasonably requested by the Administrative Agent, pay, or cause to be paid, all taxes and fees related to any necessary registration, filing or recording in connection therewith, with respect to any such Real Property, comply with all applicable Governmental Real Property Disclosure Requirements, and with respect to any Real Property other than Excluded Property on which any “Building” or “Manufactured (Mobile) Home” (each, as defined in the applicable Flood Insurance Regulations and to the extent not constituting Excluded Property) is located, provide a Federal Emergency Management Agency Standard Flood Hazard Determination; provided however, that, without limiting the right of the Administrative Agent to request legal opinions as described above, in the case of any New Pipeline, the Borrower and the Restricted Subsidiaries shall be deemed to have caused a Lien of record to have been so granted, and such actions so taken, and any requirement herein otherwise with respect to the creation or perfection of a Lien thereon shall be deemed duly satisfied, in each case so long as a duly completed UCC financing statement indicating such New Pipeline as collateral and specifying the debtor as a “transmitting utility” has been duly filed in the central filing office of the state in which such New Pipeline is located and other jurisdictions as may be reasonably requested by the Administrative Agent, in each case in form and substance reasonably acceptable to the Administrative Agent (but without the filing or recording of a Mortgage in any real property record with respect to such New Pipeline being required). Notwithstanding the foregoing, Genesis Rail Services, LLC shall not be required to mortgage the Vee Bar Leasehold Interest so long as a duly completed UCC financing statement including as collateral all fixtures associated with the real property covered by the Vee Bar Leasehold Interest and specifying the debtor as a “transmitting utility” has been duly filed in the filing office of each county and state in which the real property covered by the Vee Bar Leasehold Interest is located, as well as the state where Genesis Rail Services, LLC is organized.

(b) It will cause each Restricted Subsidiary that is created or acquired subsequent to the date of this Agreement to become a party to each applicable Loan Document, including the Guarantee and Collateral Agreement (in the case of any subsidiary of GEL Wyoming that is not or ceases to be a GEL Wyoming Entity, as a “Guarantor”), and to promptly, subject to extension in the sole discretion of the Administrative Agent, execute and deliver to the Administrative Agent all such documents, agreements and instruments necessary to accomplish such obligation, including legal opinions (if reasonably requested by the Administrative Agent) relating to such Restricted Subsidiary, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. It will, or will cause its Restricted Subsidiaries to, pledge all of the Equity Interests of such newly created or acquired Restricted Subsidiary (including delivery of original stock certificates or other certificates evidencing the Equity Interests of such Restricted Subsidiary, if any, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof) to the Administrative Agent. The Borrower shall cause 100% of the Equity Interests owned directly or indirectly by the Borrower in all Restricted Subsidiaries to be pledged to the Administrative Agent at all times pursuant to the Guarantee and Collateral Agreement or a substantially similar agreement reasonably satisfactory to the Administrative Agent.

(c) With respect to each Unrestricted Subsidiary and Joint Venture, it will pledge or cause each Restricted Subsidiary that owns any Equity Interests in any Unrestricted Subsidiary or Joint Venture to pledge all of the Equity Interests that are in a domestic Unrestricted Subsidiary and/or a domestic Joint Venture owned (of record) by it, and 65% of the voting Equity Interests that are in a foreign Unrestricted Subsidiary and/or a foreign Joint Venture owned (of record) by it; provided that a pledge of such Equity Interests shall not be required (i) with respect to the Equity Interests of NEJD SPE 2 owned by NEJD SPE 1, (ii) with respect to the Equity Interests of FS SPE 2 owned by FS SPE 1, or (iii) if (x) such Equity Interests are otherwise required to be pledged in order to secure the Non-Recourse Obligations of such Unrestricted Subsidiary or Joint Venture, or (y) with respect to Joint Ventures, (A) the Organizational Documents of such Joint Venture prohibit such pledge or (B) such Equity Interests are otherwise required to be pledged to secure obligations to the other holders of Equity Interests in such Joint Venture; provided that in the event such Equity Interests are required to be so pledged, the direct parent of the Restricted Subsidiary that owns such pledged Equity Interests shall have pledged (pursuant to the Guarantee and Collateral Agreement) 100% of the Equity Interests of such Restricted Subsidiary.

Section 5.11 Security Interests; Further Assurances. Promptly upon the reasonable request of the Administrative Agent or any Lender, at its expense, it will execute, acknowledge and deliver, and cause its Restricted Subsidiaries to execute, acknowledge and deliver and thereafter register, file or record, and cause its Restricted Subsidiaries to register, file or record, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby with no other Liens thereon except for Permitted Encumbrances, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. It will and will cause its Restricted Subsidiaries to deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the

Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, it will and will cause its Restricted Subsidiaries to execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may require. If the Administrative Agent or the Required Lenders determine that they are required by law to have appraisals prepared in respect of the Real Property of any Restricted Subsidiary constituting or about to become Collateral, it shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.12 Insurance. Except as disclosed in Schedule 5.12:

(a) Generally. It will and will cause its Restricted Subsidiaries to keep its and their respective insurable Property adequately insured at all times by reputable insurers that are, to the respective Knowledge of it or such Restricted Subsidiary, financially sound; and maintain other insurance, to such extent and against such risks as is customary with companies of a similar size in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the Borrower’s Business against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses of a similar size operating in the same or similar locations.

(b) Requirements of Insurance. The Borrower shall use commercially reasonable efforts to cause such insurance to (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty days after receipt by the Administrative Agent of written notice thereof, and (ii) name the Administrative Agent as mortgagee (in the case of Real Property or, as applicable, Pipeline insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of personal Property insurance), as applicable. All such insurance shall be reasonably satisfactory in all other respects to the Administrative Agent.

(c) Certificates. Concurrently with the annual renewal of the insurance required to be maintained pursuant to this Section 5.12, if requested by the Administrative Agent, the Borrower shall deliver a certificate or certificates of insurance showing that all insurance required to be maintained pursuant to this Section 5.12 has been obtained and is in effect to the Administrative Agent.

(d) Flood Insurance. With respect to each portion of Mortgaged Property on which any “Building” or “Manufactured (Mobile) Home” (each, as defined in the applicable Flood Insurance Regulations and to the extent not constituting Excluded Property) is located, it will and will cause its Restricted Subsidiaries to obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any such “Building” or “Manufactured (Mobile) Home” is located is designated as a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Insurance Regulations.

Section 5.13 Agreements Respecting Unrestricted Subsidiaries and Foreign Subsidiaries.

(a) It will operate each Unrestricted Subsidiary in such a manner as to make it apparent to all creditors of such Unrestricted Subsidiary that such Unrestricted Subsidiary is a legal entity separate and distinct from the Borrower or any Restricted Subsidiary and as such is solely responsible for its debts and other obligations.

(b) It will, in connection with any Indebtedness or Guarantee obligations incurred by each Unrestricted Subsidiary, except as permitted pursuant to Section 5.13(c) and Section 6.04(g) and except in respect of the NEJD Transaction Documents or the NEJD Intercompany Financing Agreements, (i) cause such Unrestricted Subsidiary to incur such Indebtedness only as a Non-Recourse Obligation, and (ii) cause such Unrestricted Subsidiary to incur any such Indebtedness or Guarantee obligations relating to borrowed money in excess of $5,000,000 only under a loan agreement, note, lease, instrument or other agreement that expressly states that such Indebtedness is being incurred by such Unrestricted Subsidiary as a Non-Recourse Obligation (for the avoidance of doubt, this clause (ii) is not intended to limit the restrictions set forth in Section 5.13 or Section 6.04 or elsewhere in the Loan Documents); provided that no such agreement, note, lease, instrument or other agreement shall be required to include such statement if such agreement, note, lease, instrument or other agreement was in effect on the date such Person became an Unrestricted Subsidiary.

(c) Notwithstanding any provision of the Loan Documents to the contrary, the Borrower and the other Borrower Parties may incur Guarantee obligations in the ordinary course of business consisting of Guarantees of performance obligations of Unrestricted Subsidiaries as long as such Guarantees do not constitute Guarantees of payment or Guarantees of performance of obligations that would result in the payment of any Indebtedness; provided, that the amount that has been or could reasonably be expected to be incurred pursuant to all such performance Guarantees is not greater than $1,000,000 in the aggregate.

(d) It will designate and maintain each Foreign Subsidiary as an Unrestricted Subsidiary.

Section 5.14 Disposition of NEJD SPE 2 Property. Without limiting the restrictions set forth in Sections 6.03 and 6.06, upon any conveyance, sale, lease, sublease, assignment, transfer or other disposition of any material Property of NEJD SPE 2, it will cause NEJD SPE 1 to cause NEJD SPE 2 to (i) conduct such conveyance, sale, lease, sublease, assignment, transfer or other disposition in all material respects only to the extent permitted by and in compliance with the terms and provisions of the NEJD Transaction Documents, (ii) convey, sell, lease, sublease, assign, transfer or otherwise dispose of such Property in all material respects for fair market value, and (iii) after payment in full of the NEJD Intercompany Note, distribute the cash proceeds of such conveyance, sale, lease, sublease, assignment, transfer or other disposition to NEJD SPE 1.

Section 5.15 Compliance with Risk Management Requirements. It will, and will cause each of its Restricted Subsidiaries to, comply with the terms of the requirements set forth on Schedule 5.15 (“Risk Management Requirements”) with respect to all Financed Eligible Inventory and all Hedging Agreements and forward sale contracts related thereto.

Section 5.16 Inventory Financing Sublimit Tranche.

(a) It will provide prompt notice of any change, amendment or modification that occurs with respect to a Hedging Agreement or sales contract related to Financed Eligible Inventory to the extent that such change, amendment or modification relates to the timing or amount of payments thereunder or would cause a prepayment to be required under Section 2.11(d).

(b) It will, and will cause each of its Restricted Subsidiaries to, maintain full Hedging Agreements or forward sale contracts at all times with respect to Financed Eligible Inventory; provided that the unavailability of derivatives with respect to the precise type of Petroleum Product that constitutes given Financed Eligible Inventory, basis differentials that cannot be fully hedged, or similar circumstances, shall not result in given Financed Eligible Inventory being considered to be not “fully hedged” for purposes of this clause (b), so long as the Borrower is in good faith attempting to cause its commodity price risk with respect to such Financed Eligible Inventory to be minimized as reasonably possible.

Section 5.17 Post-Effective Date Items. It will execute and deliver the documents and complete the tasks set forth on Schedule 5.17, in each case within the time limits specified on such schedule, as such time limits may be extended by the Administrative Agent in its reasonable discretion.

ARTICLE VI.

NEGATIVE COVENANTS

Commencing on the date of this Agreement, until the Committed Amounts shall have expired or been terminated and the principal of and interest on each Loan and all fees and then-accrued expenses payable hereunder shall have been paid in full and all Letters of Credit (other than those that have been fully cash collateralized on customary terms reasonably acceptable to the Issuing Bank) shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness and Disqualified Equity. It will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness or Disqualified Equity, except:

(a) Indebtedness incurred in connection with the Loan Documents (including the Existing Letters of Credit);

(b) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness or Disqualified Equity of the Borrower to or in any Restricted Subsidiary and of any Restricted Subsidiary to or in the Borrower or any other Restricted Subsidiary;

(d) Guarantees by any Borrower Party of obligations of the Borrower or any Restricted Subsidiary that are otherwise permitted hereunder;

(e) Indebtedness pursuant to Hedging Agreements permitted pursuant to Section 6.07;

(f) Indebtedness of any Borrower Party owing in connection with deferred payments of insurance premiums; provided that the aggregate principal amount of all such Indebtedness of all Borrower Parties shall not exceed $15,000,000 outstanding at any one time;

(g) Indebtedness or Disqualified Equity of a Restricted Subsidiary assumed by such Restricted Subsidiary in connection with any Acquisition permitted pursuant to Section 6.05 (or, if such Restricted Subsidiary is acquired as part of such Acquisition, existing prior thereto); provided that (i) such Indebtedness or Disqualified Equity shall only be secured to the extent permitted by Section 6.02(h), (ii) such Indebtedness or Disqualified Equity exists at the time of such Acquisition at least in the amounts assumed in connection therewith and is not drawn down, created or increased in contemplation of or in connection with or subject to such Acquisition, and (iii) no Person, other than the obligor or obligors thereon at the time of such acquisition, shall become liable for such Indebtedness or Disqualified Equity;

(h) Indebtedness in respect of Purchase Money Obligations and refinancings or renewals thereof; provided that (i) such Indebtedness shall only be secured to the extent permitted by Section 6.02(f) and (ii) the aggregate principal amount of such Indebtedness, together with all Indebtedness outstanding under clauses (i) and (k) of this Section 6.01, shall not exceed, in the aggregate at any one time, 10% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b);

(i) Indebtedness constituting current trade liabilities; provided that the aggregate principal amount of such Indebtedness, together with all Indebtedness outstanding under clauses (h) and (k) of this Section 6.01, shall not exceed, in the aggregate at any one time, 10% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b);

(j) other unsecured Indebtedness thereof or Disqualified Equity issued by one or both of the Borrower and Finance Co and Guarantees thereof by any Restricted Subsidiary; provided that (i) such Indebtedness or Disqualified Equity shall (A) not have a scheduled final maturity date, or require any scheduled amortization or other scheduled payments of principal earlier than six months after the Maturity Date, (B) have no financial maintenance covenants that are more restrictive than those in this Agreement, (C) have no other covenants or events of default that, taken as a whole, are more restrictive than those in this Agreement and (D) have no mandatory prepayment or redemption provisions other than prepayments required as a result of a “change of control” or asset sale, (ii) no Event of Default exists or would exist immediately after the issuance of such Indebtedness or Disqualified Equity, and (iii) no Subsidiary that is not also a Guarantor shall guarantee such Indebtedness;

(k) Guarantees by any Borrower Party of obligations of one or more Joint Ventures. which for the avoidance of doubt shall include performance guarantees; provided that the outstanding amount of such obligations, together with all Indebtedness outstanding under clauses (h) and (i) of this Section 6.01 but excluding performance guarantees provided by any Borrower Party prior to the Effective Date in connection with the SEKCO Joint Venture, shall not exceed, in the aggregate at any one time, 10% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b);

(l) limited Guarantees by any Borrower Party in connection with such Borrower Party’s pledge of the Equity Interests of an Unrestricted Subsidiary or Joint Venture to secure the Non-Recourse Obligations of such Unrestricted Subsidiary or Joint Venture as permitted by Section 5.10(c)(iii)(x); provided that recourse under any such Guarantee is limited to only the pledged Equity Interests in the applicable Unrestricted Subsidiary or Joint Venture; and

(m) such other Indebtedness or Disqualified Equity not otherwise permitted by the foregoing clauses of this Section 6.01; provided, that the aggregate principal amount or liquidation value of all such Indebtedness and Disqualified Equity (i) shall not exceed $20,000,000 outstanding at any one time and (ii) shall be unsecured.

Section 6.02 Liens. It will not, and will not permit any other Borrower Party to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) Liens entered into under the Loan Documents, including the Security Documents;

(c) any Lien on any Property or asset of it or any other Borrower Party existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other Property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens created pursuant to commercial agreements, such as construction, operating, reciprocal easements, farmout and maintenance agreements, space lease agreements, joint venture agreements and related documents (to the extent requiring a Lien on the Equity Interest owned by any Borrower Party in the applicable Joint Venture is required thereunder), division order, contracts for sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other similar agreements, in each case having ordinary and customary terms (including with respect to Liens) and entered into in the ordinary course of business and securing obligations other than Indebtedness;

(e) Liens (i) represented by the escrow of cash or Permitted Investments securing the obligations of any Borrower Party under any agreement to acquire, or pursuant to which it acquired, any Property, which Liens secure the obligations of such Borrower Party to the seller of such Property, or (ii) on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets, provided that such acquisition or agreement is permitted pursuant to the terms of this Agreement;

(f) purchase money Liens on Property to secure Indebtedness permitted by Section 6.01(h), or renewals or refinancings of any of the foregoing Liens for the same or a lesser amount; provided, however, that (i) the aggregate principal amount of such Indebtedness secured by such Liens shall not exceed $25,000,000 in the aggregate at any one time outstanding, (ii) no such Lien may extend to or cover (A) Equity Interests or (B) any Property other than the Property being acquired and improvements and accessions thereto and proceeds thereof, (iii) no such renewal or refinancing may extend to or cover any Property not previously subject to the Lien being renewed or refinanced, and (iv) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition;

(g) Liens expressly permitted by Section 5.10(c)(iii);

(h) Liens securing Indebtedness permitted by Section 6.01(g), or renewals or refinancings of any of the foregoing Liens for the same or a lesser amount; provided that (i) no such Lien may extend to or cover Equity Interests, (ii) any such Liens attach only to the Property acquired in such acquisition (and improvements and accessions thereto and proceeds thereof) secured by such Indebtedness immediately prior thereto and do not encumber any other Property of any Borrower Party and (iii) neither the aggregate principal amount of such Indebtedness nor the aggregate fair market value of the Property securing it may exceed $30,000,000 at any one time;

(i) Liens granted on cash pledged as margin collateral securing Indebtedness owing under Hedging Agreements with counterparties permitted by Section 6.07 (other than Secured Hedging Agreements) in an amount not to exceed $30,000,000 in the aggregate at any time outstanding; provided, that, no cash shall be pledged as margin collateral securing Indebtedness owing under Hedging Agreements other than pursuant to this Section 6.02(i); and

(j) Such other Liens not otherwise permitted by the foregoing clauses of this Section 6.02; provided that the aggregate amount of all such Liens shall not exceed an amount equal to 2.5% of Consolidated Net Tangible Assets at any one time.

Section 6.03 Fundamental Changes; Limitations on Business.

(a) It will not, and will not permit any other Borrower Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except for transactions permitted by Sections 6.05 or 6.06, and except that, (i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Restricted Subsidiary may merge into any other Restricted Subsidiary in a transaction in which the surviving entity is a Borrower Party (other than a GEL Wyoming Entity) and (iii) any Subsidiary (other than the General Partner) may liquidate or dissolve; provided that such liquidation or dissolution, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) It will not and will not permit any of its Restricted Subsidiaries to engage to any material extent in any business other than (i) refining services, gathering, transporting (by barge, pipeline, ship, truck or other modes of transportation), terminalling, storing, producing, acquiring, developing, exploring for, processing, dehydrating, marketing, trading, fractionating and otherwise handling hydrocarbons (including crude oil, natural gas, condensate, natural gas liquids, liquefied natural gas, refined petroleum products and petrochemicals), sulfur, sodium chloride, carbon dioxide, sodium hydrosulfide and caustic soda, including constructing pipeline, platform, dehydration, processing and other related facilities, activities, services or derivative products related or ancillary thereto, (ii) businesses of the type conducted by it and its Subsidiaries and Joint Ventures as of the date of this Agreement and businesses reasonably related thereto, and (iii) any other businesses as long as the consolidated total assets principally relating to such other businesses, taken together, would not constitute greater than 5% of consolidated total assets.

(c) It will not permit any of its Unrestricted Subsidiaries or Joint Ventures to Control, or own directly or indirectly any Equity Interests in, the General Partner.

Section 6.04 Investments, Loans, Advances, and Guarantees. It will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interest, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any Investment or any other interest in, any other Person, except:

(a) Permitted Investments;

(b) Investments by it existing on the date hereof and set forth on Schedule 6.04, and additional Investments in the Equity Interests of any Restricted Subsidiaries;

(c) loans or advances made by the Borrower to any Restricted Subsidiary and by any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary;

(d) performance Guarantees issued by (i) any Borrower Party guaranteeing the obligations of the Borrower or any Restricted Subsidiary, (ii) any Restricted Subsidiary guaranteeing the obligations of the Borrower or any other Restricted Subsidiary, (iii) any Borrower Party guaranteeing obligations of Unrestricted Subsidiaries as permitted by Section 5.13(c);

(e) Guarantees constituting Indebtedness permitted by Section 6.01;

(f) Permitted Acquisitions;

(g) Investments in Unrestricted Subsidiaries, in an amount not to exceed $25,000,000 in the aggregate outstanding at any one time during the term of this Agreement;

(h) [reserved];

(i) Investments evidenced by Hedging Agreements permitted by Section 6.07;

(j) the contribution by the Borrower or any Restricted Subsidiary of the Equity Interests owned by it in a Joint Venture to another Joint Venture or the investment by the Borrower or any Restricted Subsidiary in another Joint Venture to the extent made with Equity Interests in a Joint Venture owned by it as long as the Borrower or such Restricted Subsidiary receives in exchange equity interests in such transferee Joint Venture;

(k) Investments (i) consisting of extensions of credit in the nature of accounts receivable arising from the grant of trade credit in the ordinary course of business and Investments by the Borrower or any other Borrower Party in satisfaction or partial satisfaction thereof from financially troubled account debtors to prevent or limit financial loss or (ii) consisting of the acquisition of securities in connection with the bankruptcy or reorganization of suppliers and customers;

(l) (i) an equity contribution to FS SPE 2 in an aggregate amount not to exceed $50,000,000 during the term of this Agreement and (ii) a term loan made by NEJD SPE 1 to NEJD SPE 2 in a principal amount equal to $175,000,000, made on May 30, 2008 pursuant to the terms of the NEJD Intercompany Note; provided, that such loan shall at all times be evidenced by the NEJD Intercompany Note and be secured pursuant to the NEJD Intercompany Security Documents by all collateral as defined in the NEJD Intercompany Security Documents;

(m) Investments in Permitted Joint Ventures; provided that, immediately before and immediately after the consummation of, acquisition of or Investment in each such Joint Venture, at least $50,000,000 in aggregate unfunded Committed Amounts is available to be drawn, and if $50,000,000 were to be borrowed at such time (regardless of whether such a Borrowing is contemplated), no Default would occur and the Borrower would be in pro forma compliance with the covenants set forth in Section 6.14 after giving effect to such Borrowing; and

(n) such other Investments not otherwise permitted by the foregoing clauses in this Section 6.04; provided, that all such Investments shall not exceed an amount equal to 5% of Consolidated Net Tangible Assets in the aggregate outstanding at any one time.

Section 6.05 Acquisitions. It will not, and will not permit any of its Restricted Subsidiaries to, purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person except (a) acquisitions solely among the Borrower Parties, (b) Permitted Acquisitions, (c) Organic Growth, (d) Investments permitted pursuant to Section 6.04, and (e) purchases or other acquisitions in the ordinary course of business.

Section 6.06 Sale of Assets. It will not, and will not permit any of its Restricted Subsidiaries to, enter into any Divestiture or any other conveyance, sale, lease, sublease, assignment, transfer, or other disposition of any Property, or issue or dispose of any Equity Interests of any Subsidiary to any Person other than a Borrower Party, except:

(a) sales of inventory and cash or Permitted Investments in the ordinary course of business;

(b) disposition of used, worn out, obsolete or surplus Property in the ordinary course of business;

(c) leases of Real Property or personal Property to third parties in the ordinary course of business;

(d) any disposition of assets, or issuance or disposition of Equity Interests, by the Borrower to any Restricted Subsidiary (except that the Borrower shall not issue Equity Interests to a Restricted Subsidiary) and by any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary;

(e) transfers of assets into a Joint Venture or Unrestricted Subsidiary so long as such Investment in such Joint Venture or Unrestricted Subsidiary is permitted pursuant to Section 6.04;

(f) the sale or other disposition of any Unrestricted Subsidiary or any Joint Venture;

(g) dispositions of overdue accounts receivable in the ordinary course of business in connection with the compromise or collection thereof;

(h) [reserved];

(i) as long as no Default or Event of Default has occurred and is continuing or would result therefrom, other sales or dispositions of Property; provided, that the aggregate cash proceeds and other consideration therefor (excluding customary fees, expenses, costs and Taxes paid in connection with the consummation of such sale or disposition) received by the Borrower Parties in any twelve-month period resulting from all such sales or dispositions, shall not exceed an amount equal to 5% of Consolidated Net Tangible Assets;

(j) [reserved]; and

(k) dispositions of cash or other Property solely to effect any Investments permitted under Section 6.04(f) or (n), in each case so long as such Investment is permitted pursuant to Section 6.04;

provided, that with respect to any disposition of any Equity Interests in NEJD SPE 2, without limiting the restrictions set forth above, (i) such disposition shall be conducted in all material respects only to the extent permitted by, and in compliance with, the terms and provisions of the

NEJD Transaction Documents, (ii) such disposition shall be for fair market value, and (iii) the proceeds of such disposition shall be used to repay the NEJD Intercompany Note. To the extent the Required Lenders waive the provisions of this Section 6.06 with respect to the disposition of any Collateral, or any Collateral is disposed as permitted by this Section 6.06, such Collateral (unless disposed of to a Borrower Party) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.07 Hedging Agreements. It will not, and will not permit any of its subsidiaries or Joint Ventures to, enter into any Hedging Agreement, except for Hedging Agreements that are for the sole purpose of hedging in the normal course of business consistent with industry practices and not for speculative purposes.

Section 6.08 Restricted Payments. It will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) any Restricted Subsidiary may declare and make Restricted Payments pro rata to the owners of its Equity Interests, (b) the Borrower may make Restricted Payments to the owners of its Equity Interests to the extent of the amount of “Available Cash” (as defined in the Partnership Agreement) in accordance with the terms of the Partnership Agreement, (c) the Borrower may make and declare Restricted Payments in exchange for, or out of the net cash proceeds from the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower (other than Disqualified Equity), (d) the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire (on a pro rata basis with respect to all of its Equity Interests) Equity Interests issued by it with the proceeds received from the substantially concurrent issuance by it of new Equity Interests (other than Disqualified Equity); (e) the Borrower Parties may make other Restricted Payments not otherwise permitted by the foregoing clauses in this Section 6.08 in an amount not to exceed $10 million in the aggregate during any 12-month period; provided, with respect to each of clauses (a), (b), (c), (d) and (e) above, that no Default has occurred and is continuing or would result therefrom.

Section 6.09 Transactions with Affiliates. It will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any Property or assets to, or purchase, lease or otherwise acquire any Property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to it or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08 and any Investment permitted by Section 6.04, or (d) pursuant to agreements that are in effect as of the date hereof as set forth on Schedule 6.09.

Section 6.10 Restrictive Agreements. It will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement, other than the Loan Documents, that prohibits, restricts or imposes any condition upon (a) except for Liens on Equity Interests in Joint Ventures owned by a Restricted Subsidiary created by the customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures or created by agreements evidencing Indebtedness of Joint Ventures, the ability of it or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien created under a Loan Document upon any of its Property or assets, or (b) the ability of (x) any of its Restricted Subsidiaries to make Restricted Payments with respect to any of its Equity Interests or to make or repay loans or advances to it or any other Restricted Subsidiary or (y) it or any of its Restricted Subsidiaries to Guarantee Indebtedness of it or any other Restricted Subsidiary; provided that (i) the foregoing clauses (a) and (b) shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing clauses (a) and (b) shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing clauses (a) and (b) shall not apply to such prohibitions, restrictions and conditions contained in any agreement evidencing or governing, or pursuant to which there has been issued, Indebtedness or Disqualified Equity permitted by Section 6.01(g), so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner (except as to the assets of the applicable Restricted Subsidiary that secure such Indebtedness, if any), (iv) clause (a) above shall not apply to such prohibitions, restrictions and conditions contained in any agreement evidencing or governing, or pursuant to which there has been issued, Indebtedness permitted by Section 6.01(h), so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner (except as to the Property securing such Indebtedness), (v) clause (a) above shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) clause (a) above shall not apply to such prohibitions, restrictions and conditions contained in the Free State Acquisition Documents applicable to FS SPE 1, subject to the limitations on amendment set forth in the Loan Documents, and so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner, (vii) clause (a) above shall not apply to such prohibitions, restrictions and conditions contained in the NEJD Transaction Documents applicable to NEJD SPE 1, subject to the limitations on amendment set forth in the Loan Documents, and so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner (other than a condition requiring the execution of the NEJD Consent which was satisfied on May 30, 2008), (viii) clause (a) above shall not apply to such prohibitions, restrictions and conditions contained in any agreements evidencing or governing, or pursuant to which there has been issued, Indebtedness or Disqualified Equity permitted by Section 6.01(j), subject to the limitations on amendments as set forth in the Loan Documents, so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner, and (ix) clause (b)(y) above shall not apply to such prohibitions, restrictions and conditions contained in any agreements evidencing or governing, or pursuant to which there has been issued, Indebtedness or Disqualified Equity permitted by Section 6.01(g), (h) or (j) so long as (A) such prohibitions, restrictions and conditions, taken as a whole, are no more restrictive on the Borrower Parties than those contained in this Agreement and (B) the Guarantees of the Secured Obligations created under the Loan Documents are not prohibited, restricted or conditioned in any manner.

Section 6.11 Limitation on Modifications of Organizational Documents and NEJD Transaction Documents. It will not, and will not permit any other Borrower Party (or, in the case of clause (b), NEJD SPE 2) to, amend, modify or change, or consent to any amendment, modification or change to, any of the terms of (a) its or their Organizational Documents, including the Partnership Agreement, or (b) any NEJD Transaction Document, in the case of each of clause (a) and (b), in a manner that would be materially adverse to the Administrative Agent or the Lenders.

Section 6.12 Creation of Subsidiaries.

(a) It will not, and will not permit any of its Restricted Subsidiaries to, at any time (i) create or acquire any Restricted Subsidiary unless (A) it has caused such Restricted Subsidiary to comply with the requirements of Sections 5.10 and 5.11, and (B) such creation or acquisition complies with Sections 6.04 and 6.05; or (ii) create or acquire any Unrestricted Subsidiary or Joint Venture except as permitted pursuant to Section 6.04; or (iii) designate any Subsidiary as an Unrestricted Subsidiary except in accordance with the definition of “Unrestricted Subsidiary”; or (iv) redesignate any Unrestricted Subsidiary as a Restricted Subsidiary except in accordance with the definition of “Restricted Subsidiary”. Notwithstanding the foregoing, it will not permit any Unrestricted Subsidiary to own, directly or indirectly, any Equity Interests in any Restricted Subsidiary; and

(b) It will not permit any of its Joint Ventures to at any time create or acquire any Restricted Subsidiary without the prior written consent of the Required Lenders, unless such acquisition is permitted by this Agreement and simultaneously with such acquisition the acquired Restricted Subsidiary ceases to be a Restricted Subsidiary.

Section 6.13 Sale and Leasebacks. It will not and will not permit any of its Restricted Subsidiaries to enter into any arrangement, directly or indirectly, with any Person whereby it or any of its Restricted Subsidiaries shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby it or any of its Restricted Subsidiaries shall then or thereafter rent or lease such Property or any part thereof or other Property that it or such Restricted Subsidiary intend to use for substantially the same purpose or purposes as the Property sold or transferred unless (a) the sale of such Property is permitted by Section 6.06 and (b) any Liens arising in connection with its use of such Property are permitted by Section 6.02.

Section 6.14 Financial Condition Covenants.

(a) Leverage Ratio. The Borrower will not permit its Consolidated Leverage Ratio to be in excess of 5.00 to 1.00 at any time; provided that upon the consummation of a Material Acquisition that is a Permitted Acquisition, the Borrower will not permit such ratio to exceed 5.50 to 1.00 until the end of the last day of the third full fiscal quarter of the Borrower after the consummation of such Material Acquisition, at which time the maximum Leverage Ratio permitted to be maintained by the Borrower will automatically revert back to 5.00 to 1.00.

(b) Senior Secured Leverage Ratio. The Borrower will not permit its Consolidated Senior Secured Leverage Ratio to be in excess of 3.75 to 1.00 at any time; provided that upon the consummation of a Material Acquisition that is a Permitted Acquisition, the Borrower will not permit such ratio to exceed 4.25 to 1.00 until the end of the last day of the third full fiscal quarter of the Borrower after the consummation of such Material Acquisition, at which time the maximum Senior Secured Leverage Ratio permitted to be maintained by the Borrower will automatically revert back to 3.75 to 1.00.

(c) Minimum Interest Coverage. The Borrower will not permit its Consolidated Interest Coverage Ratio to be less than 3.00 to 1.00 at any time; provided that upon the consummation of a Material Acquisition that is a Permitted Acquisition, the Borrower will not permit such ratio to be less than 2.75 to 1.00 until the end of the last day of the third full fiscal quarter of the Borrower after the consummation of such Material Acquisition, at which time the lowest Consolidated Interest Coverage Ratio permitted to be maintained by the Borrower will automatically revert back to 3.00 to 1.00.

Section 6.15 Fiscal Year. It will not and will not permit any of its Restricted Subsidiaries to change the fiscal year of such Person.

Section 6.16 Control Agreements. Neither it nor any of its Restricted Subsidiaries shall open any deposit account, securities account or commodities account without subjecting such account to a First Priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties, subject to Permitted Encumbrances, pursuant to a Control Agreement in form and substance satisfactory to the Administrative Agent; provided, that the Permitted JV Accounts shall not be subject to the requirements of this Section 6.16, and the Borrower Parties shall be permitted to maintain other operating accounts not subject to the requirements of this Section 6.16 if the aggregate balance of such other operating accounts does not exceed $5,000,000 at any time (collectively, the “Excluded Accounts”).

Section 6.17 Prepayments on Indebtedness or Disqualified Equity. It will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment, repurchase or redemption as a result of any asset sale, change of control or similar event of, any outstanding Indebtedness or Disqualified Equity, except (a) payments, prepayments, redemptions, repurchases, or acquisitions for value of (i) the Secured Obligations, (ii) immaterial Indebtedness in the ordinary course of business, (iii) Indebtedness or Disqualified Equity issued pursuant to and in accordance with Section 6.01(j) with the net cash proceeds of, or in exchange for, other Indebtedness or Disqualified Equity issued pursuant to and in accordance with Section 6.01(j), (iv) Indebtedness or Disqualified Equity assumed or otherwise incurred pursuant to and in accordance with Section 6.01(g) with the net cash proceeds of, or in exchange for, other Indebtedness or Disqualified Equity incurred pursuant to Section 6.01(j), and (v) Indebtedness issued pursuant to and in accordance with Section 6.01(b) with the net cash proceeds of, or in exchange for, other Indebtedness issued as extensions, renewals, replacements or refinancings thereof pursuant to and in accordance with Section 6.01(b), respectively, and (b) notices in respect of repurchases (but not the repurchases themselves) pursuant to “change of control” or “asset sale” provisions of Indebtedness or Disqualified Equity permitted by Section 6.01(j).

Section 6.18 Anti-Terrorism Law; Anti-Money Laundering.

(a) It will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.22, (ii) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and it and its Restricted Subsidiaries shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming their compliance with this Section 6.18).

(b) It will not and will not permit any of its Restricted Subsidiaries to cause or permit any of the funds of any Borrower Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any law.

(c) Notwithstanding anything in Section 6.18(a) or (b) or Section 6.19 to the contrary, such covenants and agreements shall not be deemed breached unless the circumstances giving rise to such breach could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the Lenders.

Section 6.19 Sanctioned Persons. It will not and will not permit any of its Restricted Subsidiaries to cause or permit (a) any of the proceeds of the Loans, or any of the funds or properties of the Borrower Parties that are used to repay the Loans, to constitute Property of, or be beneficially owned directly or indirectly by, any Sanctioned Person or Sanctioned Country, with the result that such is prohibited by a Governmental Requirement, or the Loans made by the Lenders or the Letters of Credit issued by the Issuing Bank would be in violation of a Governmental Requirement or (b) to the knowledge of the Borrower, any Sanctioned Person to have any direct or indirect interest, of any nature whatsoever in the Borrower Parties, with the result that the investment in the Borrower Parties (whether directly or indirectly) is prohibited by law or the Loans or Letters of Credit are in violation of any Governmental Requirement.

Section 6.20 Amendments to Risk Management Requirements. It will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or supplement the Risk Management Requirements without providing prior written notice and description of such amendment, modification or supplement to the Administrative Agent.

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any Borrower Party shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document to which it is a party, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower Party or NEJD SPE 2 in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the Borrower’s existence), Section 5.04, the last sentence of Section 5.06, Section 5.08, Section 5.14 or in Article VI;

(e) any Borrower Party or NEJD SPE 2 shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of thirty days after receipt of written notice thereof from the Administrative Agent or any Lender;

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (other than the Secured Obligations);

(g) the Borrower or any Restricted Subsidiary shall fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing Indebtedness, which failure results in, or any event or condition occurs that results in, any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Guarantor or any other Borrower Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor or any other Borrower Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower, any Guarantor or any other Borrower Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor or any other Borrower Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Guarantor or any Borrower Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of 3% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b) shall be rendered against the Borrower, any other Borrower Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of thirty consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any other Borrower Party to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the other Borrower Parties in an aggregate amount exceeding 3% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b);

(m) a Change in Control shall occur;

(n) any Loan Document or any material provision thereof after delivery thereof shall for any reason, except to the extent permitted by the terms thereof (or as waived by the Lenders in accordance with Section 9.02), cease to be valid, binding and enforceable in accordance with its terms against the Borrower, any Guarantor or any Subsidiary party thereto or shall be repudiated by any of them, or the Borrower, any Guarantor or any Subsidiary shall so state in writing;

(o) any security interest or Lien purported to be created and granted by any Security Document with respect to any Collateral worth, individually or in the aggregate, in excess of $1.0 million, shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected security interest and Lien on all of such Collateral with the priority required by such Security Document or this Agreement) in favor of the Administrative Agent, in each case, other than as a result of the acts or omissions of the Administrative Agent, or shall be asserted by the Borrower or any other Borrower Party not to be a valid, perfected, First Priority (with no other Liens except for Permitted Encumbrances) security interest in or Lien on such Collateral;

(p) the Borrower Parties shall be collectively subject to any Environmental Liability that has a Material Adverse Effect;

(q) the General Partner shall voluntarily liquidate or dissolve;

then, and in every such event (other than an event described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Committed Amounts, and thereupon the Committed Amounts shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) enforce any and all security interests, Liens and other remedies pursuant to the Security Documents; and in case of any event described in clause (h) or (i) of this Article, the Committed Amounts shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by the Borrower, and the Administrative Agent may, and at the request of the Required Lenders shall, enforce any and all security interests, Liens and other remedies pursuant to the Security Documents.

Section 7.02 Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Administrative Agent pursuant to this Agreement, promptly by the Administrative Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or an Arranger in connection therewith and all amounts for which the Administrative Agent or such Arranger is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Lenders and their agents and counsel and all costs, liabilities and advances made or incurred by the other Lenders in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting obligations hereunder (other than principal and reimbursement obligations hereunder) and any fees, premiums and scheduled periodic payments due under Secured Hedging Agreements and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the obligations hereunder (including reimbursement obligations) and any breakage, termination or other payments under Secured Hedging Agreements and any interest accrued thereon; and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Borrower Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 7.02, the Borrower Parties shall remain liable, jointly and severally, for any deficiency. Each Borrower Party acknowledges the relative rights, priorities and agreements of the Administrative Agent, the Arrangers, the Lenders and counterparties to Secured Hedging Agreements, as set forth in this Agreement, including as set forth in this Section 7.02.

Notwithstanding the foregoing, amounts received from any Borrower Party that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to Secured Parties that are providers of Secured Hedging Agreements (it being understood, that in the event that any amount is applied to Secured Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clauses third and fourth above from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Indebtedness described in clauses third and fourth above by Secured Parties that are providers of Secured Hedging Agreement that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to clauses third and fourth above).

ARTICLE VIII.

THE ADMINISTRATIVE AGENT; THE ARRANGERS

Section 8.01 Appointment. Each Lender hereby irrevocably designates and appoints Wells Fargo Bank, National Association as Administrative Agent of such Lender under this Agreement and the other Loan Documents and as Administrative Agent of the Secured Parties under and pursuant to the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby irrevocably designates and appoints the Arrangers in their capacity as such under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Arrangers, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Arrangers by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, none of the Administrative Agent, the Co-Syndication Agents, the Documentation Agent or the Arrangers shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent, the Co-Syndication Agents, the Documentation Agent or the Arrangers.

Section 8.02 Delegation of Duties. The Administrative Agent and the Arrangers may execute any of their respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Arrangers shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

Section 8.03 Exculpatory Provisions. None of the Administrative Agent or the Arrangers nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Arrangers under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor the Arrangers shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower Party.

Section 8.04 Reliance by the Administrative Agent and the Arrangers. The Administrative Agent and the Arrangers shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the

Borrower Parties), independent accountants and other experts selected by the Administrative Agent or the Arrangers. The Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Arrangers shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Administrative Agent or the Arrangers, as applicable, shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as the Administrative Agent or the Arrangers, as applicable, deem appropriate or the Administrative Agent or the Arrangers, as applicable, shall first be indemnified to their respective satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Arrangers shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05 Notice of Default. Neither the Administrative Agent nor any Arranger shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or such Arranger, respectively, has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent or any Arranger receives such a notice, the Administrative Agent or such Arranger shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06 Non-Reliance on Administrative Agent or the Arrangers and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent or the Arrangers, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates, has made any representations or warranties to it and that no act by the Administrative Agent or the Arrangers hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arrangers to any Lender. Each Lender represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Borrower Party and made its own decision to make Loans and issue Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan

Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each Borrower Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Arrangers hereunder, none of the Administrative Agent nor the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower Party which may come into the possession of the Administrative Agent or the Arrangers or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 8.07 Indemnification. The Lenders agree to indemnify the Administrative Agent and the Arrangers in their capacities as such (to the extent not reimbursed by the Borrower and without limiting the obligation the Borrower to do so), ratably according to their respective Committed Amounts in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the obligations under this Agreement) be imposed on, incurred by or asserted against the Administrative Agent or the Arrangers in any way relating to or arising out of, the Committed Amounts, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Arrangers under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s or the Arrangers’ gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of all obligations under this Agreement and all other amounts payable hereunder.

Section 8.08 Administrative Agent and Arrangers in Their Respective Individual Capacities. The Administrative Agent and the Arrangers and its or their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower Party as though the Administrative Agent were not the Administrative Agent, and the Arrangers were not the Arrangers, hereunder and under the other Loan Documents. With respect to the Loans made and Letters of Credit issued by it, the Administrative Agent and the Arrangers shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though the Administrative Agent was not the Administrative Agent, and the Arrangers were not the Arrangers, and the terms “Lender” and “Lenders” shall include each of the Administrative Agent and each Arranger in its individual capacity.

Section 8.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty days’ notice to the Lenders and, upon the expiration of such period, such resigning Administrative Agent’s rights, powers and duties as Administrative Agent hereunder shall be terminated, without any other or further act or deed on the part of such resigning Administrative Agent or any of the parties to this Agreement, any holders of the Loans or any Secured Party. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents (or as Administrative Agent for the Secured

Parties under the Security Documents), then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), shall succeed to the rights, powers and duties of the Administrative Agent hereunder and or thereunder, as applicable. Effective upon such appointment and approval, the term “Administrative Agent” shall mean such successor agent. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. The Administrative Agent may be removed at any time with or without cause by the Required Lenders (which for this purpose, shall not include the Loans or the Committed Amount of the Administrative Agent), provided that on the effectiveness of such removal the Secured Obligations owing to such Administrative Agent as a Lender are repaid in full and as an Issuing Bank are cash collateralized or otherwise secured. If the Administrative Agent is removed, the procedures set forth in this Section 8.09 shall apply in appointing a successor Administrative Agent.

Section 8.10 Successor Arranger. Any Arranger may resign as Arranger upon thirty days’ notice to the Lenders. If an Arranger shall resign as Arranger under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders and their Affiliates a successor arranger for the Lenders, which successor arranger, with the consent of the Borrower (not to be unreasonably withheld or delayed), shall succeed to the rights, powers and duties of such Arranger hereunder and or thereunder, as applicable. Effective upon such appointment and approval, the term “Arranger” shall include such successor arranger, and the former Arranger’s rights, powers and duties as Arranger shall be terminated, without any other or further act or deed on the part of such former Arranger or any of the parties to this Agreement, any holders of the Loans or any Secured Party. After any retiring Arranger’s resignation as Arranger, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Arranger under this Agreement and the other Loan Documents. Any Arranger may be removed at any time with or without cause by the Required Lenders (which for this purpose, shall not include the Loans or the Committed Amount of such Arranger), provided that on the effectiveness of such removal the Secured Obligations owing to such Arranger as a Lender are repaid in full and as an Issuing Bank are cash collateralized or otherwise secured. If any Arranger is removed, the procedures set forth in this Section 8.10 shall apply in appointing a successor Arranger.

Section 8.11 Issuing Bank. The provisions of this Article VIII applicable to the Administrative Agent shall apply to any Issuing Bank in the performance of its duties under the Loan Documents, mutatis mutandis.

Section 8.12 Collateral Matters.

(a) Each Lender authorizes and directs the Administrative Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Loan or Committed Amount (or any note evidencing a Loan) by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon the termination or expiration of the Committed Amounts and the payment and satisfaction of all principal of and interest on each Loan and all fees and then-accrued expenses payable hereunder and the expiration or termination of all Letters of Credit (other than those that have been fully cash collateralized on customary terms reasonably acceptable to the Issuing Bank) and the reimbursement of all LC Disbursements, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and the Restricted Subsidiaries) upon the sale or other disposition thereof in compliance with Section 6.06, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 9.02) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.12.

(c) The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Borrower Party or any other grantor of a Lien under the Security Documents) or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 8.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders, and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 8.13 Hedging Arrangements. To the extent any Affiliate of a Lender is a party to a Secured Hedging Agreement with a Borrower Party or a Guarantor, such Affiliate of a Lender shall be deemed to appoint the Administrative Agent its nominee and agent, and to act for and on behalf of such Affiliate in connection with the Security Documents and to be bound by this Article VIII.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower or any other Borrower Party, to it at 919 Milam, Suite 2100, Houston, Texas 77002, (713) 860-2640;

(ii) if to the Administrative Agent, to Wells Fargo Bank, National Association at 1000 Louisiana Street, 8th Floor, MAC T0002-090, Houston, Texas 77002, Attention: Andrew Ostrov, Telephone: (713) 319-1841, Facsimile: (866) 620-0623, Email: andrew.ostrov@wellsfargo.com, with a copy to, Wells Fargo Bank, National Association, 1525 West W.T. Harris Boulevard, MAC D1109-019, Charlotte, NC 28262, Attention: Hunter Holland, Telephone: (704) 590-2723, Facsimile: (704) 590-2782, Email: hunter.holland@wellsfargo.com;

(iii) if to the Arrangers, to (A) Wells Fargo Securities, LLC at 1000 Louisiana Street, 12th Floor, MAC T0002-120, Houston, Texas 77002, Attention: Chris Lyons, Telephone: (713) 346-2739, Facsimile: (713) 374-6596, Email: chris.lyons@wellsfargo.com, with a copy to, Wells Fargo Bank, National Association, 1525 West W.T. Harris Boulevard, MAC D1109-019, Charlotte, NC 28262, Attention: Hunter Holland, Telephone: (704) 590-2723, Facsimile: (704) 590-2782, Email: hunter.holland@wellsfargo.com; (B) BMO Capital Markets, U.S. Energy and Power at 700 Louisiana St., Suite 2100, Houston, Texas 77002, Attention: Kevin Utsey, Telephone: (713) 546-9720, Email: kevin.utsey@bmo.com; and (C) Merrill Lynch, Pierce, Fenner & Smith, 214 North Tryon Street, NC 1-027-14-01, Charlotte. NC 28255-0001 Attention: Jeffrey Bloomquist, Telephone: (980) 683-4389, Facsimile: (617) 310-3015, Email: jeffrey.j.bloomquist@baml.com;

(iv) if to Wells Fargo Bank, National Association, in its capacity as Issuing Bank, to it at Wells Fargo Bank, National Association at 1000 Louisiana Street, 8th Floor, MAC T0002-090, Houston, Texas 77002, Attention: Andrew Ostrov, Telephone: (713) 319-1841, Email: andrew.ostrov@wellsfargo.com, with a copy to, Wells Fargo Bank, National Association, 1525 West W.T. Harris Boulevard, MAC D1109-019, Charlotte, NC 28262, Attention: Hunter Holland, Telephone: (704) 590-2723, Facsimile: (704) 590-2782, Email: hunter.holland@wellsfargo.com;

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank, any Arranger or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, any Issuing Banks, the Arrangers and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower or any Subsidiary therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Arranger, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any Loan Document nor any provision hereof or thereof may be waived, amended or modified (except as expressly set forth herein or therein) except pursuant to an agreement or agreements in writing entered into by the Borrower and any other affected Borrower Party, as applicable, on the one hand, and the Required Lenders, on the other hand, or by the Borrower and any affected Borrower Party, as applicable, on the one hand, and the Administrative Agent with the consent of the Required Lenders, on the other hand; provided that no such agreement shall (i) increase the Committed Amount of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (other than the definition of “Consolidated Leverage Ratio” and the other defined terms that are components thereof whether or not the effect of such waiver, amendment or modification could reasonably be expected to result in reducing the amount of interest or fees payable hereunder) without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Committed Amount, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release the Borrower or all or substantially all of the Restricted Subsidiaries from their Guarantee obligations pursuant to the Security Documents (except if such entity, other than the Borrower, is no longer a Restricted Subsidiary in compliance with this Agreement), without the consent of each Lender, or (vii) release all or substantially all of the Collateral, without the consent of each Lender; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Arrangers or any Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Arrangers or such Issuing Bank, as the case may be and (B) any amendment, waiver, or modification which has an adverse effect on a Lender or Affiliate thereof in its capacity as party to a Secured Hedging Agreement and expressly impacts such Lender or Affiliate in such capacity in a different manner than the Lenders are impacted generally shall require the consent of each such Lender or Affiliate; provided further that the Borrower may amend, modify or supplement Schedule 5.15 in accordance with Section 6.20 upon providing prior written notice and description of such amendment, modification or supplement to the Administrative Agent (without the consent of the Administrative Agent or any Lender).

(c) Without the consent of any other Person, the applicable Borrower Party or Borrower Parties, as applicable, and the Administrative Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any waiver, amendment or modification of any Loan Document, or enter into any new agreement or instrument, in each case to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any Property or so that the security interests therein comply with applicable Governmental Requirements.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, each Arranger and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and each Arranger, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Arranger, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties (including, without limitation, any civil penalties or fines assessed by OFAC), damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit issued by it if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party, by the Borrower or by any other Borrower Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Arranger or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Arranger or such Issuing Bank, as the case may be, such Lender’s Ratable Portion (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Arranger or such Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable Governmental Requirements, no Borrower Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable no later than three Business Days after written demand therefor.

Section 9.04 Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, the Arrangers, all future holders of the Loans and any notes hereunder and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, in accordance with applicable Governmental Requirements and at no cost or expense to the Borrower, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Committed Amount of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Loan (and any note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents, (iv) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (v) in any proceeding under the Bankruptcy Code, the Lender shall be, to the extent permitted by Governmental Requirements, the sole representative with respect to the obligations held in the name of such Lender, whether for its own account or for the account of any Participant. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant’s participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified the first proviso to Section 9.02(b) if it affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 with respect to its participation in the Committed Amounts and the Loans and Letters of Credit outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.17, such Participant shall have complied with the requirements of said section and provided further that no Participant shall be entitled to receive any greater amount pursuant to any such section than the transferor Lender would have been entitled to receive in respect of such amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender may, in accordance with applicable Governmental Requirements, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the prior written consent of the Administrative Agent, the Borrower and each Issuing Bank (which in each case shall not be unreasonably withheld), to an additional bank or financial institution or other entity (other than a Borrower Party or an Affiliate thereof) (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents including its Committed Amount, Loans and Letters of Credit pursuant to an Assignment and Assumption executed by such Assignee and such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate of a Lender, by the Borrower, the Administrative Agent and each Issuing Bank) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that (i) (unless the Borrower and the Administrative Agent otherwise consent in writing) no such transfer to any Assignee (other than a Lender or any Affiliate thereof) shall be in an aggregate principal amount less than $5,000,000 in the aggregate (or, if less, the full amount of such assigning Lender’s Committed Amount, Loans and Letters of Credit), and (ii) if any Lender assigns all or any part of its rights and obligations under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower’s, the Administrative Agent’s and each Issuing Bank’s prior written consent shall be required for such assignment (which shall not be unreasonably withheld). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (A) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Committed Amount as set forth therein, and (B) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this Section 9.04(c) or Section 9.04(e) to the contrary, the consent of the Borrower shall not be required for any assignment which occurs at any time when any Default shall have occurred and be continuing.

(d) The Administrative Agent, on behalf of the Borrower but acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 9.01 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Committed Amounts of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and in the case of any Loan or obligation hereunder not evidence by a note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Notwithstanding anything in this Agreement to the contrary, no assignment under Section 9.04(c) of any rights or obligations under or in respect of any Loans, any notes or the Letters of Credit shall be effective unless the Administrative Agent shall have recorded the assignment pursuant to Section 9.04(d). Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower, the Administrative Agent and each Issuing Bank) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (other than in the case of an assignment by a Lender to an Affiliate of such Lender), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding notes held by it all or a portion of which are being assigned, and the Borrower, at its own expense, shall execute and deliver to the Administrative Agent (in exchange for the outstanding notes of the assigning Lender) a new note to such Assignee in an amount equal to the amount of such Assignee’s Committed Amount after giving effect to such Assignment and Assumption and, if the assigning Lender has retained a Committed Amount hereunder, a new note to the assigning Lender in an amount equal to the amount of such

Lender’s Committed Amount after giving effect to such Assignment and Assumption. Any such new notes shall be dated the Effective Date and shall otherwise be in the form of the note replaced thereby. Any notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “canceled.”

(f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferees any and all financial information in such Lender’s possession concerning the Borrower Parties and their Affiliates that has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower Parties and their Affiliates prior to becoming a party to this Agreement.

(g) For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.04 concerning assignments of Loans and notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender or any Loan or note to any Federal Reserve Bank in accordance with applicable Governmental Requirements.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding (and has not been fully cash collateralized on customary terms reasonably acceptable to the Issuing Bank) and so long as the Committed Amounts have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Committed Amounts or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower Party against any of and all the obligations of any Borrower Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20(a)(iii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Borrower Parties hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower Party or its Properties in the courts of any jurisdiction.

(c) Each of the Borrower Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each Borrower Party hereby agrees that the service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York against it may be made upon CT Corporation System (the “Process Agent”), at 111 Eighth Avenue, New York, New York 10011, and each Borrower Party hereby irrevocably agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or any judgment based thereon. Each Borrower Party hereby further irrevocably consents to the service of process in any suit, action or proceeding in such courts against it by the mailing thereof by the Administrative Agent by registered or certified mail, postage prepaid, at its address set forth in Section 9.01.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent, the Arrangers, any Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory authority, (c) to the extent required by applicable Governmental Requirements or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to any Borrower Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from any Borrower Party relating to such Borrower Party or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by such Borrower Party; provided that, in the case of information received from such Borrower Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Governmental Requirements (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Governmental Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), hereby notifies the Borrower Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower Parties, which information includes the name and address of the Borrower Parties and other information that will allow such Lender to identify the Borrower Parties in accordance with the Patriot Act.

Section 9.15 Limitation of Liability. Except as set forth in the Loan Documents or in the case of fraud or intentional misrepresentation, neither the General Partner nor any other owner of Equity Interests in the Borrower (if such owner is not owned directly or indirectly, in whole or in part, by the Borrower) shall be liable for the obligations of the Borrower Parties under the Loan Documents including, in each case, by reason of any payment obligation imposed by governing state partnership statutes, or be subject to claims, judgments, or suits against them or their assets for the purpose of obtaining satisfaction and payments of amounts owed under any Loan Document.

Section 9.16 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent, the Arrangers nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower Parties on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the Transactions among the Lenders or among the Borrower Parties and the Lenders.

Section 9.17 Amendment and Restatement; Binding Effect.

(a) On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except that the Borrower, the Administrative Agent and the Lenders agree that (i) the incurrence by the Borrower of “Indebtedness” under and as defined in the Existing Credit Agreement (whether or not such “Indebtedness” is contingent as of the Effective Date) shall continue to exist under and be evidenced by this Agreement and the other Loan Documents, (ii) the Borrower shall pay any breakage costs incurred on the Effective Date under Section 2.16 of the Existing Credit Agreement, (iii) the Existing Credit Agreement shall continue to evidence the representations and warranties made by the Borrower prior to the Effective Date, (iv) except as expressly stated herein or amended, the other Loan Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Secured Obligations, and (v) the Existing Credit Agreement shall continue to evidence any action or omission performed or required to be performed pursuant to the Existing Credit Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in the Existing Credit Agreement). The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Effective Date. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.

(b) The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’ and the Issuing Banks’ rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Indebtedness incurred under the Existing Credit Agreement and the Letters of Credit issued thereunder.

(c) On and after the Effective Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Loan

Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated), (ii) all references to any section (or subsection) of the Existing Credit Agreement or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated).

(d) This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless specifically amended hereby or by any other Loan Document.

(e) As of the Effective Date, Deutsche Bank Trust Company Americas (the “DB Exiting Lender”) shall be deemed to have irrevocably sold and assigned to Deutsche Bank AG New York Branch (the “DB Assignee”), and the DB Assignee shall be deemed to have irrevocably purchased and assumed from the DB Exiting Lender, all of the DB Exiting Lender’s rights and obligations in its capacity as a Lender under this Agreement and any other documents or instruments delivered pursuant thereto with respect to the DB Exiting Lender’s commitments and Loans owing to such DB Exiting Lender. Such sales, assignments, purchases and assumptions shall be deemed to have been effected by way of, and subject to the terms and conditions of, an Assignment and Assumption without the payment of any related assignment fee, and, except for replacement Notes to be provided to the DB Assignee in the appropriate principal amounts (unless the DB Assignee requests not to receive such Notes), no other documents or instruments shall be, or shall be required to be, executed in connection with such sales, assignments, purchases and assumptions (all requirements for which are hereby waived). The DB Exiting Lender and the DB Assignee shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to any netting effected by the Administrative Agent) with respect to such sales, assignments, purchases and assumptions.

Section 9.18 Consents. Each Lender authorizes and instructs the Administrative Agent (a) in the event the Exchange Consent is executed and delivered pursuant to Section 2(b) of the NEJD Consent, to enter into the Exchange Consent (together with the NEJD Consent and the NEJD Intercompany Consent, collectively, the “Consents”) on behalf of the Lenders and (b) to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of the Consents. Each Lender agrees to be bound by the terms and provisions of the Consents.

Section 9.19 Florida Mortgage Tax Provision. This Agreement renews, extends, increases and/or modifies that certain Credit Agreement dated November 15, 2006, as amended and restated as the Existing Credit Agreement, as further amended, restated, supplemented or otherwise modified prior to the date hereof, last providing for a revolving credit of up to a maximum aggregate principal indebtedness in the amount of $1,000,000,000.00. Pursuant to

Florida Statutes Section 201.08(1)(b), documentary stamp taxes and intangible tax due on the amount apportioned to the real property located in the state of Florida (last apportioned at $31,001,000 of $935,937,000 as reflected in the instrument recorded in O.R. Book 3161, Page 715 of the Public Records of Santa Rosa County, Florida) have been paid on the revolving credit made available to the Borrower under the Existing Credit Agreement, and any further documentary stamp taxes and intangible tax due on the updated amount apportioned to the real property located in the state of Florida in connection with (x) the Fourth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement made by Genesis Pipeline USA, L.P. to be recorded in the Public Records of Santa Rosa County, Florida in connection with the simultaneous recording in Escambia County, Florida and (y) the Deed of Trust, Mortgage, Assignment, Security Agreement Fixture Filing and Financing Statement made by Genesis Rail Services, LLC to be recorded in Escambia County, Florida, will be paid by the Borrower on the recordation of such instruments. No additional documentary stamp tax or intangible tax are payable on this Agreement or any promissory note issued evidencing indebtedness owing by the Borrower hereunder because all remaining documentary stamp tax and intangible tax due on the maximum aggregate principal indebtedness provided for pursuant to the revolving credit made available hereunder or evidenced by any promissory note issued hereunder evidencing indebtedness owing by the Borrower hereunder were paid on the recordation of the instruments recorded in O.R. Book 6034, Page 1909, of the Public Records of Escambia County, Florida, and in O.R. Book 3007, Page 1947, O.R. Book 3081, Page 269 and O.R. Book 3161, Page 715, each of the Public Records of Santa Rosa County, Florida.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	GENESIS ENERGY, L.P.
By: GENESIS ENERGY, LLC, its general partner

	By:	/s/ Robert V. Deere
	Name:	Robert V. Deere
	Title:	Chief Financial Officer

[Signature Page – Fourth Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and a Lender

By:	/s/ Andrew Ostrov
Name:	Andrew Ostrov
Title:	Director

[Signature Page – Fourth Amended and Restated Credit Agreement]

WELLS FARGO SECURITIES, LLC
as Joint Lead Arranger

By:	/s/ J. Christopher Lyons
Name:	J. Christopher Lyons
Title:	Managing Director

[Signature Page – Fourth Amended and Restated Credit Agreement]

Bank of America, N.A.,
as Issuing Bank and a Lender

By:	/s/ Michael Clayborne
Name:	Michael Clayborne
Title:	Vice President

[Signature Page – Fourth Amended and Restated Credit Agreement]

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Joint Lead Arranger

By:	/s/ Jeffrey Bloomquist
Name:	Jeffrey Bloomquist
Title:	Managing Director

[Signature Page – Fourth Amended and Restated Credit Agreement]

BMO Harris Financing, Inc.,
as a Lender

By:	/s/ Kevin Utsey
Name:	Kevin Utsey
Title:	Director

[Signature Page – Fourth Amended and Restated Credit Agreement]

BMO CAPITAL MARKETS
as Joint Lead Arranger

By:	/s/ Kevin Utsey
Name:	Kevin Utsey
Title:	Director

[Signature Page – Fourth Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION
as a Lender

By:	/s/ Ben J. Leonard
Name:	Ben J. Leonard
Title:	Vice President

[Signature Page – Fourth Amended and Restated Credit Agreement]

ABN AMRO Capital USA LLC,
as a Lender

By:	/s/ David Montgomery
Name:	David Montgomery
Title:	Executive Director

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

[Signature Page – Fourth Amended and Restated Credit Agreement]

COMPASS BANK,
as a Lender

By:	/s/ Ian Payne
Name:	Ian Payne
Title:	Vice President

[Signature Page – Fourth Amended and Restated Credit Agreement]

Citibank, N.A.,
as a Lender

By:	/s/ John Miller
Name:	John Miller
Title:	Vice President

[Signature Page – Fourth Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Jason York
Name:	Jason York
Title:	Authorized Signatory

[Signature Page – Fourth Amended and Restated Credit Agreement]

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Mark Sparrow
Name:	Mark Sparrow
Title:	Director

[Signature Page – Fourth Amended and Restated Credit Agreement]

SCOTIABANC INC.,
as a Lender

By:	/s/ J.F. Todd
Name:	J.F. Todd
Title:	Managing Director

[Signature Page – Fourth Amended and Restated Credit Agreement]

REGIONS BANK,
as a Lender

By:	/s/ David Valentine
Name:	David Valentine
Title:	Vice President

[Signature Page – Fourth Amended and Restated Credit Agreement]

AMEGY BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Thomas Kleiderer
Name:	Thomas Kleiderer
Title:	Vice President

[Signature Page – Fourth Amended and Restated Credit Agreement]

Cadence Bank, N.A.,
as a Lender

By:	/s/ William W. Brown
Name:	William W. Brown
Title:	Senior Vice President

[Signature Page – Fourth Amended and Restated Credit Agreement]

COMERICA BANK,
as a Lender

By:	/s/ William Robinson
Name:	William Robinson
Title:	Vice President

[Signature Page – Fourth Amended and Restated Credit Agreement]

Santander Bank, N.A.,
as a Lender

By:	/s/ Aidan Lanigan
Name:	Aidan Lanigan
Title:	Senior Vice President

By:	/s/ Puiki Lok
Name:	Puiki Lok
Title:	Vice President

[Signature Page – Fourth Amended and Restated Credit Agreement]

Sumitomo Mitsui Banking Corporation
as a Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

[Signature Page – Fourth Amended and Restated Credit Agreement]

Trustmark National Bank,
as a Lender

By:	/s/ Michael N. Oakes
Name:	Michael N. Oaks
Title:	Senior Vice President

[Signature Page – Fourth Amended and Restated Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Dusan Lazarov
Name:	Dusan Lazarov
Title:	Director

By:	/s/ Michael Winters
Name:	Michael Winters
Title:	Vice President

[Signature Page – Fourth Amended and Restated Credit Agreement]

Deutsche Bank Trust Company Americas,
as DB Exiting Lender

By:	/s/ Dusan Lazarov
Name: Title:	Dusan Lazarov Director

By:	/s/ Michael Winters
Name: Title:	Michael Winters Vice President

[Signature Page – Fourth Amended and Restated Credit Agreement]

SCHEDULE 2.01

Committed Amounts

Name of Lender	Committed Amount
Wells Fargo Bank, National Association	$90,000,000.00
Bank of America, N.A.	$90,000,000.00
BMO Harris Financing, Inc.	$90,000,000.00
U.S. Bank National Association	$73,000,000.00
ABN AMRO Capital USA LLC	$73,000,000.00
Compass Bank	$73,000,000.00
Citibank, N.A.	$73,000,000.00
Deutsche Bank AG New York Branch	$73,000,000.00
Royal Bank of Canada	$73,000,000.00
Regions Bank	$59,000,000.00
Amegy Bank National Association	$35,000,000.00
The Bank of Nova Scotia	$36,500,000.00
Scotiabanc Inc.	$36,500,000.00
Cadence Bank, N.A.	$30,000,000.00
Comerica Bank	$25,000,000.00
Santander Bank, N.A.	$25,000,000.00
Sumitomo Mitsui Banking Corporation	$25,000,000.00
Trustmark Bank	$20,000,000.00

Total	$1,000,000,000.00

Credit Agreement Schedule 2.01-1

SCHEDULE 2.06

Existing Letters of Credit

Issued By	Party	Amount	Issue Date	Expiration Date

Bank of America	Liberty Mutual Insurance Company H.O. Financial – Credit 175 Berkeley Street Boston, MA 02117	$1,770,000	January 5, 2014	January 5, 2015

Wells Fargo	Hilcorp Energy Company 1201 Louisiana, Suite 1400, Houston, TX 77002	$5,600,000	June 2, 2014	July 28, 2014

Wells Fargo	Encana Oil and Gas USA, Inc. c/o Encana Corporation Attn: Credit Department 1800-855 2nd Street, S.W. Calgary, Alberta, Canada T2P-255	$12,000,000	June 25, 2014	August 27, 2014

Wells Fargo	Zurich American Insurance Company 1400 American Lane Tower 2 11th Floor Schaumburg, Illinois 60196-1056	$550,000	January 29, 2014	January 27, 2015

Credit Agreement Schedule 2.06-1

SCHEDULE 3.05

Certain Obligations

None.

Credit Agreement Schedule 3.05-1

SCHEDULE 3.06(a)

Properties

None.

Credit Agreement Schedule 3.06(a)-1

SCHEDULE 3.07

Disclosed Matters

None.

Credit Agreement Schedule 3.07-1

SCHEDULE 3.14

Insurance

1.	General Liability/Marine Terminal Operators

Limit: $500,000 per occurrence for non-spill claims, $2 million aggregate

Period: 12/31/13 – 12/31/14

Carrier: Zurich Subsidiary – Steadfast Insurance Company

2.	Excess Liability – First Layer

Limit: $15 million excess of underlying liability policies

Period: 12/31/13 – 12/31/14

Carrier: Zurich Subsidiary – Steadfast Insurance Company

3.	Excess Liability – Second Layer

Limit: $25 million excess of underlying $15 million layer

Period: 12/31/13 – 12/31/14

Carrier: Westchester Surplus Lines Insurance

4.	Excess Liability – Third Layer

Limit: $20 million excess of underlying $40 million layer

Period: 12/31/12 – 12/31/14

Carrier: Axis Surplus Insurance Company

5.	Excess Liability – Fourth Layer

Limit: $15 million excess of underlying $60 million layer

Period: 12/31/12 – 12/31/14

Carrier: ACE USA

6.	Excess Liability – Fifth Layer

Limit: $25 million excess of underlying $75 million layers

Period: 12/31/12 – 12/31/14

Carrier: Ironshore Specialty Insurance Company

7.	Excess Liability – Sixth Layer

Limit: $50 million excess of underlying $100 million layers

Period: 12/31/12 – 12/31/14

Carrier: XL Europe Ltd.

8.	Auto Liability

Limit: $1 million

Period: 1/1/14 – 1/1/15

Carrier: Zurich American Insurance Company

Credit Agreement Schedule 3.14-1

9.	Motor Carrier Liability

Limit: $1 million

Period: 1/1/14 –1/1/15

Carrier: Zurich American Insurance Company

10.	Charterers Legal Liability

Limit: $1,000,000

Period: 11/1/13 –11/1/14

Carrier: Starr Indemnity & Liability Company

11.	Open Marine Cargo/Motor Truck Cargo

Limit: Varies with cargo shipment – maximum $4.5 million per conveyance

Period: 11/1/13 – 11/1/14

Carrier: Starr Indemnity & Liability Company

12.	Stevedore’s Liability

Limit: $1,000,000

Period: 11/1/13 – 11/1/14

Carrier: Starr Indemnity & Liability Company

13.	Excess Marine Liabilities

Limit: $4,000,000

Period: 11/1/13 - 11/1/14

Carrier: Starr Indemnity & Liability Company

14.	Foreign Liability Package

Limit: $4,000,000 GL, $1,000,000 AL and EL

Period: 11/1/13 – 11/1/14

Carrier: AIG Subsidiary – Insurance Company of the State of PA

15.	Pollution Legal Liability

Limit: $5,000,000

Period: 7/25/13 – 7/25/16

Carrier: AIG Subsidiary – American International Specialty Lines

16.	Workers’ Compensation and Employer’s Liability

Limit: Statutory

Period: 1/1/14 – 1/1/15

Carrier: Zurich American Insurance Company

17.	Property Damage

Limit: Scheduled estimated replacement cost for above-ground assets

Period: 11/1/13 – 11/1/14

Carrier: Alterra Excess & Surplus Insurance Company

Credit Agreement Schedule 3.14-2

18.	Boiler and Machinery

Limit: Scheduled boilers

Period: 11/1/13 – 11/1/14

Carrier: Continental Casualty Company

19.	OSFR (Oil Spill Financial Responsibility)

Limit: $35 million (face policy that relies on 1-3 above for actual coverage)

Period: 11/1/13 – 11/1/14

Carrier: Lloyd’s Syndicates

20.	Non-owned Aircraft Liability

Limit: $250 million

Period: 7/25/13 –7/25/14

Carrier: Federal Insurance Company

21.	General Partners’ Liability

Limit: $10 million

Period: 5/1/14 – 5/1/15

Carrier: Associated Electric and Gas Insurance Services Ltd. (Aegis)

22.	Excess General Partners’ Liability

Limit: $10 million excess of underlying $10 million

Period: 5/1/14 – 5/1/15

Carrier: Zurich American Insurance Company

23.	Excess General Partners’ Liability

Limit: $10 million excess of underlying $20 million

Period: 5/1/14 – 5/1/15

Carrier: AXIS Insurance Company

24.	Excess General Partners’ Liability

Limit: $10 million excess of underlying $30 million

Period: 5/1/14 – 5/1/15

Carrier: Twin City Fire Insurance Company (The Hartford)

25.	Excess General Partners’ Liability

Limit: $10 million excess of underlying $40 million

Period: 5/1/14 – 5/1/15

Carrier: Federal Insurance Company (Chubb)

26.	Excess General Partners’ Liability

Limit: $10 million excess of underlying $50 million

Period: 5/1/14 – 5/1/15

Carrier: U. S. Specialty Insurance Company

Credit Agreement Schedule 3.14-3

27.	Excess General Partners’ Liability

Limit: $10 million excess of underlying $60 million

Period: 5/1/14 – 5/1/15

Carrier: QBE Insurance Corporation

28.	Excess General Partners’ Liability - A-Side Management Liability

Limit: $10 million excess of underlying $70 million

Period: 5/1/14 – 5/1/15

Carrier: XL Specialty Insurance Company

29.	Excess General Partners’ Liability – A-Side Management Liability

Limit: $10 million excess of underlying $80 million

Period: 5/1/14 – 5/1/15

Carrier: Berkley Insurance Company

30.	Fiduciary Liability

Limit: $5 million

Period: 1/1/14 – 1/1/15

Carrier: Executive Risk Indemnity Inc.

31.	Crime

Limit: $5 million

Period: 1/1/14 – 1/1/15

Carrier: Executive Risk Indemnity Inc.

32.	General Partners’ Liability – Run-off

Limit: $5 million

Period: 2/5/10 – 2/5/16

Carrier: Associated Electric and Gas Insurance Services Ltd. (Aegis)

33.	Excess General Partners’ Liability – Run-off

Limit: $5 million excess of underlying $5 million

Period: 2/5/10 – 2/5/16

Carrier: Twin City Fire Insurance Company (The Hartford)

34.	Excess General Partners’ Liability – Run-off

Limit: $5 million excess of underlying $10 million

Period: 2/5/10 – 2/5/16

Carrier: Zurich American Insurance Company

35.	Excess General Partners’ Liability – Run-off

Limit: $5 million excess of underlying $15 million

Period: 2/5/10 – 2/5/16

Carrier: HCC Global Financial Products (Houston Casualty Company)

Credit Agreement Schedule 3.14-4

36.	Excess General Partners’ Liability – Run-off

Limit: $5 million excess of underlying $20 million

Period: 2/5/10 – 2/5/16

Carrier: Illinois National Insurance Company (Chartis)

37.	Excess General Partners’ Liability-A-Side Management Liability – Run-off

Limit: $5 million excess of underlying $25 million

Period: 2/5/10 – 2/5/16

Carrier: XL Specialty Insurance Company

38.	Excess General Partners’ Liability – A-Side Management Liability – Run-off

Limit: $5 million excess of underlying $30 million

Period: 2/5/10 – 2/5/16

Carrier: Federal Insurance Company (Chubb)

39.	Hull & Machinery/Protection & Indemnity

Limit: Scheduled vessel values / $1 million – Brown water fleet

Period: 7/18/13 – 7/18/14

Carrier: Starr Indemnity & Liability Company

40.	Hull & Machinery

Limit: Scheduled vessel values / $1 million – Blue water fleet

Period: 8/28/13 – 2/20/15

Carrier: Lloyds of London/Starr Indemnity & Liability Company

41.	Protection & Indemnity Club Entry (Blue water fleet)

Limit: Varies by item, but includes $1 billion Pollution Liability

Period: 2/20/14 - 2/20/15

Carrier: Steamship Mutual Underwriting Association (Bermuda) Limited

42.	Bumbershoot Liabilities (Marine)

Limit: $20 million excess of underlying $1 million

Period: 7/18/13 – 7/18/14

Carrier: Lloyds Underwriters

43.	Bumbershoot Liabilities (Marine)

Limit: $105 million excess of underlying $20 million

Period: 7/18/13 – 7/18/14

Carrier: Lloyds Underwriters

44.	Bumbershoot Liabilities (Marine)

Limit: $200 million excess of underlying $125 million

Period: 7/18/13 – 7/18/14

Carrier: Lloyds Underwriters

Credit Agreement Schedule 3.14-5

45.	Pollution (Marine) (Brown water fleet)

Limit: $1 million

Period: 7/18/13 – 7/18/14

Carrier: Water Quality Insurance Syndicate

46.	Offshore Property

Limit: As scheduled

Period: 11/23/13 – 11/23/14

Carrier: Group of Lloyd’s insurers

Credit Agreement Schedule 3.14-6

SCHEDULE 3.18(a)

Subsidiaries and Joint Ventures

Legal Name	Type of Entity	Jurisdiction of Organization	Restricted or Unrestricted Subsidiary	Class and Number Equity Interests Authorized	Class and Number Equity Interests Outstanding	Shares Covered by Outstanding Options, Warrants, Rights of Conversion, etc.
Subsidiaries

Genesis Energy, LLC	LLC	Delaware	Restricted	Membership Interests	Membership Interests	None

Antelope Refining, LLC	LLC	Delaware	Restricted (but not a Guarantor)	Interests	Interests	None

BR Port Services, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Casper Express Pipeline, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Davison Petroleum Supply, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Davison Transportation Services, Inc.	Corp	Delaware	Restricted	Common Stock, 100 Shares	Common Stock, 100 Shares	None

Davison Transportation Services, LLC	LLC	Delaware	Restricted	Interests	Interests	None

GEL CHOPS I, L.P.	LP	Delaware	Restricted	GP Interest LP Interest	GP Interest LP Interest	None

GEL CHOPS II, L.P.	LP	Delaware	Restricted	GP Interest LP Interest	GP Interest LP Interest	None

GEL CHOPS GP, LLC	LLC	Delaware	Restricted	Interests	Interests	None

GEL Louisiana Fuels, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Credit Agreement Schedule 3.18(a)-1

Legal Name	Type of Entity	Jurisdiction of Organization	Restricted or Unrestricted Subsidiary	Class and Number Equity Interests Authorized	Class and Number Equity Interests Outstanding	Shares Covered by Outstanding Options, Warrants, Rights of Conversion, etc.

GEL Odyssey, LLC	LLC	Delaware	Restricted	Interests	Interests	None

GEL Offshore, LLC	LLC	Delaware	Restricted	Interests	Interests	None

GEL Offshore Pipeline, LLC	LLC	Delaware	Restricted	Interests	Interests	None

GEL Poseidon, LLC	LLC	Delaware	Restricted	Interests	Interests	None

GEL Sekco, LLC	LLC	Delaware	Restricted	Interests	Interests	None

GEL Tex Marketing, LLC	LLC	Delaware	Restricted	Interests	Interests	None

GEL Wyoming, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Genesis BR, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Genesis CHOPS I, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Genesis CHOPS II, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Genesis CO2 Pipeline, L.P.	LP	Delaware	Restricted	GP Interest LP Interest	GP Interest LP Interest	None

Genesis Crude Oil, L.P.	LP	Delaware	Restricted	GP Interest LP Interest	GP Interest LP Interest	None

Genesis Davison, LLC	LLC	Delaware	Restricted	Interest	Interests	None

Genesis Energy Finance Corporation	Corp	Delaware	Restricted	Common Stock, 100 Shares	Common Stock, 100 Shares	None

Genesis Free State Holdings, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Credit Agreement Schedule 3.18(a)-2

Legal Name	Type of Entity	Jurisdiction of Organization	Restricted or Unrestricted Subsidiary	Class and Number Equity Interests Authorized	Class and Number Equity Interests Outstanding	Shares Covered by Outstanding Options, Warrants, Rights of Conversion, etc.

Genesis Free State Pipeline, LLC	LLC	Delaware	Unrestricted	Interests	Interests	None

Genesis Marine, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Genesis Natural Gas Pipeline, L.P.	LP	Delaware	Restricted	GP Interest LP Interest	GP Interest LP Interest	None

Genesis NEJD Holdings, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Genesis NEJD Pipeline, LLC	LLC	Delaware	Unrestricted	Interests	Interests	None

Genesis Odyssey, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Genesis Offshore, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Genesis Pipeline Alabama, LLC	LLC	Alabama	Restricted	Interests	Interests	None

Genesis Pipeline Texas, L.P.	LP	Delaware	Restricted	GP Interest LP Interest	GP Interest LP Interest	None

Genesis Pipeline USA, L.P.	LP	Delaware	Restricted	GP Interest LP Interest	GP Interest LP Interest	None

Genesis Poseidon, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Genesis Rail Services, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Genesis Sekco, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Genesis Syngas Investments, L.P.	LP	Delaware	Restricted	GP Interest LP Interest	GP Interest LP Interest	None

Credit Agreement Schedule 3.18(a)-3

Legal Name	Type of Entity	Jurisdiction of Organization	Restricted or Unrestricted Subsidiary	Class and Number Equity Interests Authorized	Class and Number Equity Interests Outstanding	Shares Covered by Outstanding Options, Warrants, Rights of Conversion, etc.

Milam Services, Inc.	Corp.	Delaware	Restricted	Common Stock, 100 Shares	Common Stock, 100 Shares	None

Pronghorn Rail Services, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Red River Terminals, L.L.C.	LLC	Louisiana	Restricted	Interests	Interests	None

TDC Americas, LLC	LLC	Delaware	Unrestricted	Interests	Interests	None

TDC Energy Canada Ltd.	Co	Canada	Unrestricted	Unlimited	101 Class “A” Voting Common Shares	None

TDC, L.L.C.	LLC	Louisiana	Restricted	Interests	Interests	None

TDC Chile, SpA	LP	Chile	Unrestricted	1,000 shares	1,000 shares	None

TDC Peru S.A.C.	Corp	Peru	Unrestricted	418,067 of the Peruvian equivalent of shares of Common Stock	418,067 of the Peruvian equivalent of shares of Common Stock	None

TDC Services, LLC	LLC	Delaware	Restricted	Interests	Interests	None

TDC South America, LLC	LLC	Delaware	Unrestricted	Interests	Interests	None

Texas City Crude Oil Terminal, LLC	LLC	Delaware	Restricted	Interests	Interests	None

Credit Agreement Schedule 3.18(a)-4

Legal Name	Type of Entity	Jurisdiction of Organization	Restricted or Unrestricted Subsidiary	Class and Number Equity Interests Authorized	Class and Number Equity Interests Outstanding	Shares Covered by Outstanding Options, Warrants, Rights of Conversion, etc.

Thunder Basin Holdings, LLC	LLC	Delaware	Restricted (but not a Guarantor)	Membership Interests	Membership Interests	Membership interests subject to a ROFR (exception for foreclosure transfers).

Thunder Basin Pipeline, LLC	LLC	Delaware	Restricted (but not a Guarantor)	Interests	Interests	None

Joint Ventures

Cameron Highway Oil Pipeline Company	JV – P	Delaware	NA	Partnership Interests	Partnership Interests	None

Faustina Hydrogen Products LLC*	JV – LLC	Delaware	NA	15,000,000 Common Units, 100,000,000 Preferred Units of which 6,000,000 are Class A Preferred Units, 4,950,000 are Class B Preferred Units and 89,050,000 are Class C Preferred Units**	10,000,000 Common Units, 70,072620 Preferred Units of which 6,000,000 are Class A Preferred Units, 4,545,000 are Class B Preferred Units and 59,527,620 are Class C Preferred Units	Equity interest subject to conversion, preemptive rights and other rights.

Odyssey Pipeline L.L.C.	JV – LLC	Delaware	NA	Membership Interests	Membership Interests	None

Credit Agreement Schedule 3.18(a)-5

Legal Name	Type of Entity	Jurisdiction of Organization	Restricted or Unrestricted Subsidiary	Class and Number Equity Interests Authorized	Class and Number Equity Interests Outstanding	Shares Covered by Outstanding Options, Warrants, Rights of Conversion, etc.

Poseidon Oil Pipeline Company, L.L.C.	JV – LLC	Delaware	NA	Membership Interests	Membership Interests	None

Sandhill Group, L.L.C.	JV – LLC	Mississippi	NA	Membership Interests	Membership Interests	None

Southeast Keathley Canyon Pipeline Company, L.L.C.	JV – LLC	Delaware	NA	Membership Interests	Membership Interests	None

T&P Syngas Supply Company	JV – P	Delaware	NA	Partnership Interests	Partnership Interests	None

*	The Borrower has been informed that Faustina Hydrogen Products LLC intends to liquidate during the 2014 calendar year.
**	To the knowledge of the Borrower, the following are the authorized classes of Equity Interests for Faustina Hydrogen Products LLC: unlimited number of Class “A” Voting Common Shares without par value; an unlimited number of Class “B” Non-Voting Common shares without par value; an unlimited number of Class “C” Voting Non-Participating shares without par value; an unlimited number of Class “D” Non-Voting Preference shares with a par value of $0.01 each; an unlimited number of Class “E” Non-Voting Preference shares with a par value of $0.01 each; an unlimited number of Class “F” Non-Voting Preference Shares without par value; an unlimited number of Class “G” Voting Common shares without par value; an unlimited number of Class “H” Non-Voting Common shares without par value.

Co – Company JV – Joint Venture P – Partnership	Corp – Corporation LLC – Limited Liability Company	GP – General Partnership LP – Limited Partnership

Credit Agreement Schedule 3.18(a)-6

SCHEDULE 3.18(b)

Consents

1.	Praxair Hydrogen Supply, Inc. consent to pledge all (or any portion) of Genesis Crude Oil, L.P.’s interests in T&P Syngas Supply Company and the T&P Syngas Supply Company Partnership Agreement.

2.	The Magna Carta Group, L.L.C. consent to pledge of all (or any portion) of Genesis Crude Oil, L.P.’s interests in Sandhill Group, L.L.C., the Sandhill Group, L.L.C. Operating Agreement, other organizational documents of the Sandhill Group, L.L.C. and any other Sandhill Group, L.L.C. related agreements.

Credit Agreement Schedule 3.18(b)-1

SCHEDULE 3.18(c)

Organizational Chart

[Attached]

Credit Agreement Schedule 3.18(c)-1

KEY The GP owns the non-economic general partner interest in the MLP and in each operating subsidiary that is a limited partner.
The OLP’s interest is comprised of 1,000,000 Class A preferred interests and 3,599,514 Class C preferred interests.
Unrestricted Subsidiary under Credit Agreement.
Restricted Subsidiary (but not a Guarantor) under Credit Agreement. Joint Venture under Credit Agreement.
Class A Common Units
88,650,988 (99.9%) Class B Common Units 39,997 (>1%)
Waiver Units 1,738,233 (>1%) 1 Genesis Energy, L.P. (the MLP) (NYSE: GEL)
(Delaware LP) 100% Genesis Energy, LLC (the GP)
(Delaware LLC) 99.99% .01% Genesis Crude Oil, L.P. (the OLP)
(Delaware LP) 100% Genesis NEJD Holdings, LLC (Delaware LLC)
100% Genesis NEJD Pipeline, LLC
(Delaware LLC) 100% LP interest 1 Genesis Syngas Investments, L.P.
(Delaware LP) 100% LP interest 1 Genesis Natural Gas Pipeline, L.P.
(Delaware LP) 100% LP interest 1 Genesis Pipeline Texas, L.P.
(Delaware LP) 100% LP interest 1
Genesis Pipeline USA, L.P. (Delaware LP)
100% LP interest 1 Genesis CO2 Pipeline, L.P.
(Delaware LP) 100%
Genesis Energy Finance Corporation (Delaware Corp) 100%
Genesis Pipeline Alabama, LLC (Alabama LLC) 100% Genesis Davison, LLC
(Delaware LLC) 50% Sandhill Group, L.L.C.
(Mississippi LLC) 10% 2 Faustina Hydrogen Products LLC
(Delaware LLC) 100% Genesis Free State Holdings, LLC
(Delaware LLC) 100% Genesis CHOPS I, LLC
(Delaware LLC) 100%
Genesis CHOPS II, LLC
(Delaware LLC) 100%
Genesis Marine, LLC (Delaware LLC)
100% GEL Wyoming, LLC (Delaware LLC)
100% Pronghorn Rail Services, LLC (Delaware LLC)
100% Casper Express Pipeline, LLC (Delaware LLC) 100% Genesis Rail Services, LLC (Delaware LLC)
100% Genesis BR. LLC (Delaware LLC)
100% BR Port Services, LLC (Delaware LLC)
100% Genesis Sekco, LLC (Delaware LLC)
100% Genesis Offshore, LLC
(Delaware LLC) 100% Genesis Poseidon, LLC (“P Holdings 2”)
(Delaware LLC) 100% Genesis Odyssey, LLC
(“O Holdings 2”) (Delaware LLC)
50% GP T&P Syngas Supply Company (Delaware Partnership)
100% Davison Petroleum Supply, LLC (Delaware LLC) 100% Red River Terminals, L.L.C. (Louisiana LLC)
100% Texas City Crude Oil Terminal, LLC
(Delaware LLC) 100% Davison Transportation Services, Inc. (Delaware Corp)
100% Davison Transportation Services, LLC (Delaware LLC)
100% Genesis Free State Pipeline, LLC (Delaware LLC) 100%
GEL CHOPS GP, LLC (Delaware LLC) 90.91%
Thunder Basin Holdings, LLC
(Delaware LLC) 100%
GEL Sekco, LLC (Delaware LLC) 100%
GEL Offshore, LLC
(Delaware LLC) 100%
GEL Poseidon, LLC (“P Holdings 1”)
(Delaware LLC) 100%
GEL Odyssey, LLC (“O Holdings 1”) (Delaware LLC) 100%
GEL Louisiana Fuels, LLC (Delaware LLC) 100%
GEL Tex Marketing, LLC (Delaware LLC) 100%
TDC, L.L.C. (Louisiana LLC) 100%
TDC Americas, LLC
(Delaware LLC) 100% TDC South America, LLC
(Delaware LLC) 100% Milam Services, Inc. (Delaware Corp) 100% TDC Services, LLC (Delaware LLC) 99% 1% GP
GEL CHOPS I, L.P. (Delaware LP) 99% 1% GP
GEL CHOPS II, L.P. (Delaware LP) 100% Antelope Refining, LLC
(Delaware LLC) 100%
Thunder Basin Pipeline, LLC (Delaware LLC) 50%
Southeast Keathley Canyon Pipeline Company, L.L.C.
(Delaware LLC) 100%
GEL Offshore Pipeline, LLC (Delaware LLC)
28% Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”)
(Delaware LLC) 29%
Odyssey Pipeline L.L.C. (“Odyssey”) (Delaware LLC) 100%
TDC Chile SpA (Chilean Company) 100%
TDC Energy Canada, Ltd.
(Canadian Company) 99% 1% TDC Peru S.A.C. (Peruvian Company) 25% GP 25% GP
Cameron Highway Oil Pipeline Company
(Delaware Partnership)
Genesis Energy, L.P. Ownership Structure Chart

SCHEDULE 3.19(c)

Copyright Violations

None.

Credit Agreement Schedule 3.19(c)-1

SCHEDULE 5.12

Insurance

Insurance is not maintained on the NEJD Pipeline and the assets and operations related thereto.

Credit Agreement Schedule 5.12-1

SCHEDULE 5.15

Risk Management Requirements

The Borrower Parties, collectively, will not have any Open Positions in Petroleum Inventory (crude oil or other products that Genesis Energy, L.P. and its Restricted Subsidiaries market). Open Position means (i) any physical Petroleum Inventory (other than Petroleum Inventory retained by Genesis Energy, L.P. or a Restricted Subsidiary as a result of a customer failing to take all of its reference nominations provided for under the applicable contract) or (ii) any purchase or sale contract for Petroleum Inventory that does not have an Offsetting Position. Offsetting Position means any offsetting sale or purchase agreement, an offsetting NYMEX contract, an offsetting physical inventory position or an offsetting swap, collar or option contract, in each case substantially eliminating price risk.

Neither Genesis Energy, L.P. nor any Restricted Subsidiary will write (i.e. sell) or otherwise participate in any swap, collar or similar agreement relating to Petroleum Inventory, or write (i.e. sell) any option, unless it (or any other Borrower Party) (i) has an Offsetting Position in Petroleum Inventory volumes and (ii) the counter-party (or guarantor to the obligations of such counter-party) at the time such financial instrument is made has one or more long term unsecured debt obligations rated A or A2 or better, respectively, by either S&P or Moody’s.

Credit Agreement Schedule 5.15-1

SCHEDULE 5.17

Post-Effective Date Items

Borrower shall, and shall cause each of its Subsidiaries, as expeditiously as reasonably possible, but in no event later than the number of days after the Effective Date applicable to each item set forth below, provide the items or perform the actions listed below to the extent not provided or performed prior to the Effective Date; provided that (1) in each case, the Administrative Agent may extend such number of days at any time and from time to time by such additional term as it deems appropriate in its reasonable discretion and (2) in each case, the Administrative Agent may, from time to time and at any time, in its reasonable discretion, waive any requirement hereof in whole or in part, subject to such conditions as the Administrative Agent may reasonably determine:

1.	Within 15 Business Days after the Effective Date, all valuations and supporting documentation for the portions of the Mortgaged Property situated in Alabama and Florida, respectively, sufficient for all purposes to apportion the values of the Mortgaged Property located in such respective states, and to the applicable counties or other jurisdictions within such states where the applicable Mortgaged Property is located, for the purposes of calculating and paying all applicable mortgage taxes, intangibles taxes, and similar taxes due and payable in such states in connection with the recordation of the amendments to the Mortgages in such states (including, without limitation, the execution and delivery of all petitions, affidavits, certificates, and other documentation necessary or advisable for such purpose); provided, that should Borrower fail to deliver such valuations and other supporting documentation within such 15 Business Day period, Administrative Agent may, in its sole discretion, for and on behalf of and for the account of Borrower, pay the maximum amount of such applicable mortgage taxes, intangibles taxes, and similar taxes due and payable in such states in connection with the recordation of the amendments to the Mortgages, calculated in each case without regard to any apportionment or allocation of the value of the Mortgage Property either to such states or to any counties or other jurisdictions within such states, and Borrower shall be liable to Administrative Agent for the full amount thereof (and such amounts shall be treated as Secured Obligations for all purposes hereunder).

2.

Within 15 Business Days after the Effective Date, an executed amendment to each existing Mortgage recorded in the States of Alabama and Florida, each of which reflects the Maturity Date and makes such other modifications to the Mortgages as reasonably requested by the Administrative Agent. Notwithstanding anything to the contrary set forth in any Loan Document, and notwithstanding the post-closing period permitted for finalizing the amendments described in the foregoing sentence, it is understood and agreed that, as of the Effective Date, no “Building” or “Manufactured (Mobile) Home” (each, as defined in the applicable Flood Insurance Regulations) owned by any Borrower Party on the Effective Date is included in the definition of “Deed of Trust Mortgaged Properties” or “Other Mortgaged Properties” in any Mortgage recorded in the State of Alabama or in the definition of “Mortgaged Properties” in any Mortgage recorded in the State of Florida, and no such Building or Manufactured (Mobile) Home is encumbered by any such Mortgage; provided that the exclusion of Buildings and Manufactured (Mobile)

Credit Agreement Schedule 5.17-1

Homes from such definitions of “Deed of Trust Mortgaged Properties” and “Other Mortgages Properties” or from such definition of “Mortgaged Properties”, as the case may be, shall not be construed as excluding from such definition any other Mortgaged Property that is located in, on or adjacent to such Buildings and Manufactured (Mobile) Homes.

3.	Within 30 days after the Effective Date, Pronghorn Rail Services, LLC shall deliver an executed Mortgage in favor of the Administrative Agent to be filed in Converse County, Wyoming and a legal opinion of Wyoming counsel regarding such Mortgage, each in form and substance reasonably acceptable to the Administrative Agent.

4.	Within 30 days after the Effective Date, Genesis Rail Services, LLC shall deliver an executed Mortgage in favor of the Administrative Agent to be filed in Escambia County, Florida and a legal opinion of Florida counsel regarding such Mortgage, each in form and substance reasonably acceptable to the Administrative Agent.

Credit Agreement Schedule 5.17-2

SCHEDULE 6.01

Indebtedness

Description	Amount
Surety Bonds (not supported by a Letter of Credit)	$6,479,000
7.875% Notes due 2018	$350,000,000
5.750% Notes due 2021	$350,000,000
5.625% Notes due 2024	$350,000,000

Credit Agreement Schedule 6.01-1

SCHEDULE 6.02

Liens

1.	Option granted to Denbury Resources, Inc. to purchase Mississippi pipeline contained in Fourth Amended and Restated Partnership Agreement of Genesis Energy, L.P.

2.	Restriction on encumbrance or pledge pursuant to Production Payment Purchase and Sale Agreement between Genesis Crude Oil, L.P. and Denbury Resources Inc. dated November 14, 2003

3.	Restriction on encumbrance or pledge pursuant to Carbon Dioxide Transportation Agreement between Genesis Crude Oil, L.P. and Denbury Resources Inc. dated September 1, 2003

4.	Restriction on encumbrance or pledge pursuant to Second Production Payment Purchase and Sale Agreement between Genesis Crude Oil, L.P. and Denbury Onshore LLC dated August 26, 2004

5.	Restriction on encumbrance or pledge pursuant to Second Carbon Dioxide Transportation Agreement between Genesis Crude Oil, L.P. and Denbury Onshore LLC dated July 1, 2004

6.	Restriction on encumbrance or pledge pursuant to Third Production Payment Purchase and Sale Agreement between Genesis Crude Oil, L.P. and Denbury Onshore LLC dated October 11, 2005

7.	Restriction on encumbrance or pledge pursuant to Third Carbon Dioxide Transportation Agreement between Genesis Crude Oil, L.P. and Denbury Onshore LLC dated September 1, 2005

8.	Right of first refusal pursuant to T&P Syngas Supply Company Partnership Agreement

9.	Right of first refusal pursuant to First Amended and Restated Limited Liability Company Operating Agreement of Sandhill Group, L.L.C. dated April 4, 2006

10.	Right of first refusal and grant of a security interest to the issuer in the member’s membership interests pursuant to Amended and Restated Limited Liability Company Agreement of Thunder Basin Holdings, LLC dated as of November 7, 2011

11.	Consent to assign or transfer pursuant to Amended and Restated Limited Liability Agreement of Faustina Hydrogen Products LLC Agreement

12.	Consent to assign or transfer pursuant to Faustina Investment and Development Agreement

13.	Consent to assign and option granted to Denbury Onshore LLC to purchase a certain pipeline in Lincoln County, Mississippi pursuant to Brookhaven Carbon Dioxide Transportation Agreement made and entered into effective as of December 1, 2004, by and between Genesis CO2 Pipeline, L.P. and Denbury Onshore, LLC

Credit Agreement Schedule 6.02-1

14.	Consent to assign pursuant to Olive McComb Field Transportation Agreement made and entered into effective as of November 15, 2004, by and between Genesis Pipeline USA, L.P. and Denbury Onshore, LLC

15.	Consent to assign pursuant to Brookhaven Field Transportation Agreement made and entered into effective as of January 1, 2004, by and between Genesis Pipeline USA, L.P. and Denbury Onshore, LLC

Credit Agreement Schedule 6.02-2

SCHEDULE 6.04

Investments

238 shares of LyondellBasell Industries N.V. (“Lyondell”) Class A Common Stock held by Genesis Crude Oil, L.P. received in connection with Lyondell’s reorganization.

Credit Agreement Schedule 6.04-1

SCHEDULE 6.09

Transactions with Affiliates

1.	Fifth Amended and Restated Agreement of Limited Partnership of Genesis Energy, L.P.

2.	Second Amended and Restated Limited Liability Company Agreement of Genesis Energy, LLC

3.	Fourth Amended and Restated Agreement of Limited Partnership of Genesis Crude Oil, L.P.

4.	Purchase and Sale Agreement for Membership Interest in Sandhill Group, L.L.C. between The Magna Carta Group, L.L.C. and Genesis Crude Oil, L.P.

5.	Earnout Agreement by and between the Magna Carta Group, L.L.C. and Genesis Crude Oil, L.P.

6.	Commercial Guaranty with Sandhill Group, L.L.C. as Borrower, Community Trust Bank as Lender and Genesis Crude Oil, L.P. as Guarantor

7.	First Amended and Restated Limited Liability Company Operating Agreement of Sandhill Group, L.L.C. dated April 4, 2006

8.	T&P Supply Company Partnership Agreement

9.	Contract for Sale of Carbon Dioxide to Sandhill Group LLC by Denbury Onshore LLC dated August 1, 2005, assigned to Genesis Crude Oil, L.P. effective September 1, 2005

10.	Registration Rights Agreement, dated July 25, 2007 and as amended from time to time, by and among Genesis Energy, L.P., Davison Petroleum products, L.L.C., Davison Transport, Inc, Transport Company, Davison Terminal Service, Inc., Sunshine Oil & Storage, Inc., and T&T Chemical, Inc.

11.	Registration Rights Agreement, dated as of December 28, 2010, by and among Genesis Energy, L.P. and the former unitholders of Genesis Energy, LLC

12.	Unitholder Rights Agreement, dated as of July 25, 2007 and as amended from time to time, by and among Genesis Energy, L.P., Genesis Energy, Inc., Davison Petroleum Products, L.L.C., Davison Transport, Inc., Transport Company, Davison Terminal Service, Inc., Sunshine Oil and Storage, Inc., and Denbury Marketing & Gathering, Inc.

13.	Pledge and Security Agreement, dated July 25, 2007 and as amended from time to time, by and among Genesis Energy, L.P., Davison Petroleum Products, L.L.C., and Genesis Davison, LLC

Credit Agreement Schedule 6.09-1

14.	Aircraft Interchange Agreement among Genesis Crude Oil, L.P. and Davison Petroleum Supply, L.L.C., Ruston Aviation, LLC and Davison Transport, Inc., dated December 28, 2007

15.	Intercompany Note, made by Genesis NEJD Pipeline, LLC in favor of Genesis NEJD Holdings, LLC dated May 30, 2008

16.	NEJD Intercompany Collateral Agreement made by Genesis NEJD Pipeline, LLC in favor of Genesis NEJD Holdings, LLC dated as of May 30, 2008

17.	Consent and Agreement, dated as of May 30, 2008, among Genesis NEJD Pipeline, LLC, Genesis NEJD Holdings, LLC, Genesis Energy, L.P., and Fortis Capital Corp., as Administrative Agent

Credit Agreement Schedule 6.09-2

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender]]

3.	Borrower:	Genesis Energy, L.P.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the Administrative Agent under the Credit Agreement

Exhibit A

5.	Credit Agreement:	The Fourth Amended and Restated Credit Agreement dated as of June 30, 2014 among Genesis Energy, L.P., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto

6.	Assigned Interest:

Committed Amount Assigned	Aggregate Committed Amounts/Loans for all Lenders	Amount of Committed Amount/Loans Assigned	Percentage Assigned of Committed Amounts/Loans[1]
	$	$		%
	$	$		%
	$	$		%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Committed Amounts/Loans of all Lenders thereunder.

Exhibit A

[Consented to and][2] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

[Consented to:][3]

[NAME OF RELEVANT PARTY]

By:
Title:

[2]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[3]	To be added only if the consent of the Borrower and/or other parties (e.g., Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit A

ANNEX 1

TO

ASSIGNMENT AND ASSUMPTION

[                    ]4

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including pursuant to Section 2.17 thereof, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and

[4]	Describe Credit Agreement at option of Administrative Agent.

Exhibit A

without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A

EXHIBIT B

FORM OF COMMITTED AMOUNT DECREASE CERTIFICATE

[Date]

Wells Fargo Bank, National Association

[Address]

Attn:

Ladies and Gentlemen:

This Committed Amount Decrease Certificate is being delivered to you pursuant to Sections 2.05(b) and 2.09(b) of that certain Fourth Amended and Restated Credit Agreement dated as of June 30, 2014 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Genesis Energy, L.P., a Delaware limited partnership (the “Borrower”), the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, and together with its permitted successors, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement. The undersigned, Chief Financial Officer of the General Partner, hereby requests on behalf of the Borrower pursuant to Sections 2.05(b) and 2.09(b) of the Credit Agreement that the Committed Amount be decreased as set forth below:

Current Committed Amount:	$

Requested Decreased Committed Amount:	$

Effective Date for Decrease:		[1]

Each Lender’s Ratable Portion of the decrease to the aggregate Committed Amounts is set forth on Schedule A hereto.

[signature page follows]

[1]	For decreases to the Committed Amount, the effective date shall be third Business Day after receipt of this Certificate by the Administrative Agent. The Borrower may request a later effective date for decreases, but in no event shall such date be later than ten Business Days after the receipt of this Certificate by the Administrative Agent.

Exhibit B

IN WITNESS WHEREOF, the undersigned has executed this Committed Amount Decrease Certificate as of the date first written above.

BORROWER:

GENESIS ENERGY, L.P.

By:	GENESIS ENERGY, LLC,
its general partner

By:
Name:
Title:

Exhibit B

SCHEDULE A

TO

COMMITTED AMOUNT DECREASE CERTIFICATE

EACH LENDER’S RATABLE PORTION OF THE DECREASE TO THE AGGREGATE COMMITTED AMOUNTS

LENDER	CURRENT COMMITTED AMOUNT	DECREASE TO COMMITTED AMOUNT	COMMITTED AMOUNT AFTER GIVING EFFECT TO DECREASE

Exhibit B

EXHIBIT C

FORM OF LETTER OF CREDIT REQUEST

[See attached].

Exhibit C

Application for Irrevocable Standby Letter of Credit

To: Wells Fargo Bank, National Association	Requested Issuing Location:	☐ North Carolina	☐ California

Please type clear information in the boxes below. Applications that are illegible may be returned.

Date: (MM/DD/YY)	For Wells Fargo Bank Use Only
	Letter of Credit No.	Activity Reference No.

The Applicant(s) signing below hereby request that Wells Fargo Bank, National Association (“Wells Fargo”) issue in Wells Fargo’s name an Irrevocable Standby Letter of Credit (“Credit”) on substantially the terms below:

Beneficiary: (Name and Address)	Advising Bank: (If left blank, Wells Fargo may select)
Applicant/Obligor: (Name and Address)	Account Party: (Name and Address of entity to be named in Credit if different from Applicant/Obligor)
Amount (in figures): (in words):

Currency (in USD unless otherwise specified):
Availability: Unless otherwise specified herein, the Credit is to be available for presentation on or before the Expiration Date (1) with Wells Fargo’s issuing office by payment of draft(s) drawn at sight on Wells Fargo or (2) at Wells Fargo’s option, with any bank(s) or with a bank nominated by Wells Fargo by negotiation of draft(s) drawn at sight on Wells Fargo or (3) at Wells Fargo’s option, with a bank nominated by Wells Fargo by payment of draft(s) drawn at sight on the nominated bank.

Expiration Date:          (MM/DD/YY format, initial expiration date if automatically extending), or ☐ Expire one year from Issue Date ☐ Expiration Date to be automatically extended (Check one box below)

☐ Annually on the day and month anniversary of the Expiration Date     ☐ Annually on          (MM/DD)

☐ Every          calendar days     ☐ Every          months

With          days notification of non-extension and a Final Expiration Date of          (MM/DD/YY)

Available By: (check and complete only one of the following)

☐       A statement worded as follows indicating it is signed by the Beneficiary (if a person) or its authorized officer:

           (Please quote below the exact wording of the drawing statement.) (Attach additional signed sheet(s), if necessary, and   label as attachments to this specific Application.)

☐       Issue the Credit substantially in the form and with the wording attached to this Application. The attached   specimen is approved by each applicant. (Label the attached specimen as an attachment to this specific Application.)

Additional Requirements: ☐ Partial drawings are prohibited (if blank, partial drawings are permitted)
☐ Multiple drawings prohibited (if blank, partial drawings are permitted) ☐ Credit is transferable in its entirety. Transfer charges for account of ☐ Applicant ☐ Beneficiary

The Credit will be subject to the International Standby Practices of the International Chamber of Commerce (“ICC”), Publication 590 (“ISP98”) or the ICC, Publication 600 (“UCP”) or any subsequent version of either publication in effect and in use by Wells Fargo on the date the Credit is issued, as Wells Fargo shall determine in its sole discretion.

587474 (Rev 01) Page 1 of 2

Description of Standby Purpose including goods description, country of origin, pricing as applicable:
Patriot Act Notice: U.S. Federal laws require all financial institutions to obtain, verify, and record information that identifies each person who opens an account. Issuing the Credit is considered to be opening an account and will require compliance with these Federal laws.

Credit Requesting Issuance of Guarantee or Other Undertaking: (To be completed only if the Beneficiary is a bank or another financial institution and the Beneficiary is to issue its guarantee or other undertaking supported by the Credit.)

Please request the Beneficiary to issue and deliver its          [specify type of guarantee or other undertaking] in favor of          for an amount not exceeding the amount specified above, effective immediately and related to          [specify contract number or other pertinent reference] to expire          [specify an expiry date at least 15 days prior to the Credit expiry date indicated above]. Applicant attaches the wording to be used for such guarantee or other undertaking, if available. If the wording is not available, the wording should be the Beneficiary’s customary wording for such guarantee or undertaking, with the wording specifying a maximum amount and an expiration date. If the Credit is issued as support for a guarantee or other undertaking which the Credit’s Beneficiary has issued or is to issue on behalf of Applicant, Applicant agrees that until Wells Fargo is released from its obligations under or in connection with the Credit by such Beneficiary, Applicant will remain liable, with respect to the Credit, to Wells Fargo under this Application and the Standby Letter of Credit Agreement Applicant has signed relating to the Credit, even though such liability may exceed the amount of the Credit or continue beyond the expiration date of the Credit.

Transmission of Credit:: Please transmit the original of the Credit yourself or through a bank selected by you to the following:

☐ Beneficiary ☐ Applicant ☐ Other:

By selecting a party other than the beneficiary, I acknowledge and understand the rights of the beneficiary under an issued Standby Letter of Credit are unchanged regardless of where the original has been delivered.
Applicant’s Agreement and Signature: (Each party obligated either alone or jointly and severally with others to reimburse Wells Fargo with respect to the Credit must sign this Application below.) EACH APPLICANT’S SIGNATURE BELOW AFFIRMS THAT (1) IT HAS FULLY READ AND AGREED TO, (2) IT WILL BE BOUND BY, AND (3) THE CREDIT WILL BE GOVERNED BY, THE TERMS OF THIS APPLICATION AND THE TERMS OF THE STANDBY LETTER OF CREDIT AGREEMENT SIGNED BY EACH APPLICANT IN FAVOR OF WELLS FARGO OR ANY OTHER AGREEMENT SIGNED BY EACH APPLICANT PURSUANT TO WHICH THE CREDIT IS ISSUED. THIS APPLICATION IS SIGNED BY EACH APPLICANT’S DULY AUTHORIZED REPRESENTATIVE(S) ON THE DATE SPECIFIED ABOVE.
Print or Type Name of Applicant:		Print or Type Name of Co-Applicant:
Address:		Address:
Authorized Signature (and Title, if applicable):		Authorized Signature (and Title, if applicable):
Authorized Signature (and Title, if applicable):		Authorized Signature (and Title, if applicable):
Email Address (MANDATORY):		Email Address (MANDATORY):
DDA for Fees:	Phone Number:	Applicant Contact:	Phone Number:

For Wells Fargo Bank Use Only Credit Issuance Has Been Approved in Accordance With Wells Fargo’s Credit Policies and Procedures
Approving Officer’s Signature	Approving Officer’s Name (Print)			Approving Officer’s Office (Print)			AU	MAC
Approving Officer’s Telephone:			Approving Officer’s Email:					Date
☐ The Credit appears to support an obligation to make a monetary payment and should most likely be classified as a “financial obligation”.
☐ The Credit appears not to support an obligation to make a monetary payment and should most likely be classified as a “performance obligation”.

☐       The Standby Letter of Credit requested above is a syndicated transaction. I confirm that I have communicated the   information regarding this transaction to the Wells Fargo Syndications Group as required by Wells Fargo policy.

For any questions regarding this transaction, please contact ☐ Approver ☐ Applicant directly ☐ Other:
AFS BOOKING: INTERFACE: YES ☐ NO ☐	Standalone: YES ☐ NO ☐	Obligor #:	Commitment #:	Collateral	BQR	CQR	Purpose Code	NAIC
CLAS BOOKING:	Standalone: YES ☐ NO ☐	Obligor #:	Deal #:	BDG		Loan IQ Booking:		Facility ID:
Exception Pricing: ☐ Commission P.A. ☐ Servicing Fees
SPECIAL INSTRUCTIONS: (Indicate provisions applicable to the Credit different from those on Applicant’s Relationship Management Instructions Form)

587474 (Rev 01) Page 2 of 2

EXHIBIT D

FORM OF INTEREST ELECTION REQUEST

[Date]

Wells Fargo Bank, National Association, as Administrative Agent

[Address]

Attn:

Ladies and Gentlemen:

The undersigned, Genesis Energy, L.P, a Delaware limited partnership (the “Borrower”), is a party to that certain Fourth Amended and Restated Credit Agreement dated as of June 30, 2014 (as the same may be amended, modified, or supplemented from time to time, the “Credit Agreement”) among the Borrower, the lenders from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, and together with its permitted successors, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement. The undersigned hereby gives you irrevocable notice pursuant to Section 2.08 of the Credit Agreement that the undersigned hereby requests a [conversion] [continuation] of outstanding Borrowings, and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.08 of the Credit Agreement:

(a) The Borrowing to which this Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing is [            ].

(b) The Business Day of the Proposed Borrowing is [                 , 20    ].

(c) The aggregate amount of the existing Borrowing to be converted or continued is $         and the existing Borrowing is [an ABR Borrowing] [a Eurodollar Borrowing] (the “Existing Advance”).

(d) The Proposed Borrowing consists of [a conversion of the Existing Advance to [an ABR Borrowing] [a Eurodollar Borrowing]] [a continuation of the Existing Advance].

[(e) The Interest Period for the Proposed Borrowing is [one, two, three or six] month[s].]6

[6]	Applicable only if the requested continuation or conversion is a Eurodollar Borrowing.

Exhibit D

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)	the representations and warranties of the Borrower, the General Partner or any other Relevant Party set forth in the Loan Documents are true and correct in all material respects (except such representations and warranties that are stated to relate to a specific earlier date, which representations and warranties are true and correct in all material respects as of such earlier date);

(ii)	no Default or Event of Default has occurred and is continuing;

(iii)	after giving effect to such Proposed Borrowing, there will be no more than six Interest Periods applicable to outstanding Eurodollar Borrowings; and

(iv)	after giving effect to such Proposed Borrowing, the aggregate Revolving Credit Exposures will not exceed the aggregate Committed Amounts.

[signature page follows]

Exhibit D

The undersigned certifies that he/she is the [            ] of the General Partner, and that as such he/she is authorized to execute this certificate on behalf of the Borrower as of the date first written above.

Very truly yours,

GENESIS ENERGY, L.P.

By:	GENESIS ENERGY, LLC, its general partner

By:
Name:
Title:

Exhibit D

EXHIBIT E

FORM OF BORROWING REQUEST

[Date]

Wells Fargo Bank, National Association, as Administrative Agent

[Address]

Attn:

Reference is made to that certain Fourth Amended and Restated Credit Agreement dated as of June 30, 2014 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Genesis Energy, L.P., a Delaware limited partnership (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, and together with its permitted successors, the “Administrative Agent”) (unless otherwise defined herein, each capitalized term used herein has the meaning assigned to it in the Credit Agreement).

(a) The Borrower hereby requests pursuant to Section 2.03 of the Credit Agreement a Borrowing as follows:

(i) the aggregate amount of the requested Borrowing is $[        ];

(ii) the date of the requested Borrowing is [            ], 20[    ]7;

(iii) the requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv) [the initial Interest Period applicable thereto is [one, two, three or six] months]8;

(v) the requested Borrowing [is] [is not] an Inventory Financing Sublimit Borrowing;

(vi) the current total Revolving Credit Exposures (without giving effect to the requested Borrowing) is $[        ];

(vii) the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[        ]; and

(viii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07 of the Credit Agreement, are as follows:

[                                         ]

[                                         ]

[                                         ]

[                                         ].

[7]	The date must be a Business Day
[8]	To be included if the requested Borrowing is a Eurodollar Borrowing.

Exhibit E

(b) The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the requested Borrowing:

(i)	the representations and warranties of the Borrower, the General Partner or any other Relevant Party set forth in the Loan Documents are true and correct in all material respects (except such representations and warranties that are stated to relate to a specific earlier date, which representations and warranties are true and correct in all material respects as of such earlier date);

(ii)	at the time of and immediately after giving effect to such requested Borrowing, no Default or Event of Default has occurred and is continuing; and

(iii)	after giving effect to such requested Borrowing, the sum of the total Revolving Credit Exposures will not exceed the aggregate Committed Amounts.

[(c) The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the requested Inventory Financing Sublimit Borrowing:

(i)	all of the Petroleum Products to which such requested Inventory Financing Sublimit Borrowing relates (the “New Financed Inventory”) constitutes Eligible Inventory;

(ii)	the price risk relating to such New Financed Inventory has been fully hedged pursuant to a Hedging Agreement or sold forward pursuant to a sales contract (subject to immaterial deficiencies described in Section 5.16(b) of the Credit Agreement); and

(iii)	the amount of such requested Inventory Financing Sublimit Borrowing does not exceed an amount equal to the product of (1) 90% and (2) an amount equal to the sum of (x) the Sale Value of such New Financed Inventory that is subject to sales contracts measured as of the date of such Borrowing plus (y) the Hedged Value of such New Financed Inventory that is not subject to sales contracts measured as of the date of such Borrowing minus (z) all related storage, transportation and other applicable costs reasonably estimated by the Borrower to be applicable to such New Financed Inventory in the future.][9]

[signature page follows]

[9]	This section should be included in the Borrowing Request only if the Borrowing Request covers an Inventory Financing Sublimit Borrowing.

Exhibit E

The undersigned certifies that he/she is the [            ] of the General Partner, and that as such he/she is authorized to execute this certificate on behalf of the Borrower as of the date first written above.

GENESIS ENERGY, L.P.

By:	GENESIS ENERGY, LLC, its general partner

By:
Name:
Title:

Exhibit E

EXHIBIT F

FORM OF BORROWING BASE CERTIFICATE

[Date]

Wells Fargo Bank, National Association

[Address]

Attn:

This Borrowing Base Certificate is being delivered10 pursuant to Section 5.01(e) of that certain Fourth Amended and Restated Credit Agreement dated as of June 30, 2014 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Genesis Energy, L.P, a Delaware limited partnership (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent (in such capacity, and together with its permitted successors, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement. The undersigned, Financial Officer of the General Partner, hereby certifies that he/she has carefully reviewed the contents of this Borrowing Base Certificate and, in connection herewith, has made or caused to be made such investigation and inquiries as he/she deems necessary and prudent with respect to the certifications herein made and, based upon the foregoing, the undersigned has concluded and represents on behalf of the Borrower the following:

1. The Inventory Financing Sublimit Borrowing Base Date to which this Certificate applies is [                 , 20    ]11 (the “Inventory Financing Sublimit Borrowing Base Date”).

[2. The Borrower hereby requests the conversion of General Loans to, and designation of such Loans as, Inventory Financing Sublimit Borrowings as of the Inventory Financing Sublimit Borrowing Base Date in a principal amount equal to $[        ]. The Borrower hereby certifies that the following statements are true as of such Inventory Financing Sublimit Borrowing Base Date:

(i)	all of the Petroleum Products to which such requested Inventory Financing Sublimit Borrowing relates (the “New Financed Inventory”) constitute Eligible Inventory;

(ii)	the price risk relating to such New Financed Inventory has been fully hedged pursuant to a Hedging Agreement or sold forward pursuant to a sales contract (subject to immaterial deficiencies described in Section 5.16(b) of the Credit Agreement); and

[10]	This Certificate must be delivered by the fifth Business Day of the calendar month.
[11]	The Inventory Financing Sublimit Borrowing Base Date shall be the last day of the calendar month immediately preceding the month in which this Certificate is delivered.

Exhibit F

(iii)	the principal amount of such requested Inventory Financing Sublimit Borrowing does not exceed an amount equal to the product of (1) 90% and (2) an amount equal to the sum of (x) the Sale Value of such New Financed Inventory that is subject to sales contracts measured as of the date of such Borrowing plus (y) the Hedged Value of such New Financed Inventory that is not subject to sales contracts measured as of the date of such Borrowing minus (z) all related storage, transportation and other applicable costs reasonably estimated by the Borrower to be applicable to such New Financed Inventory in the future.][12]

2.13 The aggregate principal amount borrowed and outstanding under the Inventory Financing Sublimit Tranche on the Inventory Financing Sublimit Borrowing Base Date, after giving effect to any Inventory Financing Sublimit Borrowings designated on such Inventory Financing Sublimit Borrowing Base Date [pursuant to clause 2. above], but without giving effect to any prepayment required to be made contemporaneously with the delivery of this Certificate pursuant to Section 2.11(e) of the Credit Agreement, is equal to $[        ].

3. The Inventory Financing Sublimit Availability as of the Inventory Financing Sublimit Borrowing Base is equal to $[        ].14

4. The calculation of the Inventory Financing Sublimit Borrowing Base as of the Inventory Financing Sublimit Borrowing Base Date is set forth on Exhibit A hereto. Such Inventory Financing Sublimit Borrowing Base is equal to $[        ].

5. The amount calculated pursuant to clause 2. above that is in excess of the lower of the amounts calculated pursuant to each of clauses 3. and 4. above (if any) is equal to $[        ]. This is the Inventory Sublimit Prepayment Amount for the Inventory Financing Sublimit Borrowing Base Date. Contemporaneously with the delivery of this Certificate, the Borrower hereby notifies the Administrative Agent pursuant to Section 2.11(e) of the Credit Agreement that the Borrower has made [a prepayment of Inventory Financing Sublimit Borrowings] [conversion of Inventory Financing Sublimit Borrowings to General Loans] in the Inventory Sublimit Prepayment Amount (if any) in accordance with Section 2.11(e) of the Credit Agreement.

6. The aggregate principal amount borrowed and outstanding under the Inventory Financing Sublimit Tranche, after giving effect to any Inventory Financing Sublimit Borrowings designated on the Inventory Financing Sublimit Borrowing Base Date (if any) [pursuant to clause 2. above] and after giving effect to any prepayment or

[12]	Include if plan to deem an Inventory Financing Sublimit Borrowing as of the Inventory Financing Sublimit Borrowing Base Date.
[13]	If the bracketed clause 2. above is included, the numbering of the clauses and cross-references thereto should be adjusted accordingly.
[14]

The lower of (a) the then effective aggregate Committed Amounts (net of the principal amount of any then outstanding General Loans (other than General Loans to be converted into Inventory Financing Sublimit Borrowings pursuant to clause 2.) and LC Exposure) and (b) the then current Inventory Financing Sublimit Amount (i.e., $150,000,000 on the Effective Date).

Exhibit F

conversion to General Loans required to be made contemporaneously with the delivery of this Certificate pursuant to Section 2.11(e) of the Credit Agreement and pursuant to clause 5. above, does not exceed the lesser of (x) the Inventory Financing Sublimit Borrowing Base as of the Inventory Financing Sublimit Borrowing Base Date and (y) the Inventory Financing Sublimit Availability as of the Inventory Financing Sublimit Borrowing Base Date.

7. The following table sets forth true, complete and correct information related to Financed Eligible Inventory owned by the Borrower or any Restricted Subsidiary on the Inventory Financing Sublimit Borrowing Base Date.

Total Volume of Financed Eligible Inventory:
Location of Financed Eligible Inventory:

State	County	Volume (Barrels/MMBTU)

Financed Eligible Inventory Subject to Sales Contracts:

Counterparty	Contract Number	Contract Date (i.e., End Date)	Volume (Barrels/MMBTU)	Sale Price	Sale Value

Financed Eligible Inventory Subject to Hedging Agreements:

Counterparty	Contract Number	Contract Date (i.e., End Date)	Volume (Barrels/MMBTU)	Hedge Price	Hedge Value

[signature page follows]

Exhibit F

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Base Certificate as of the first date written above.

BORROWER:

GENESIS ENERGY, L.P.

By:	GENESIS ENERGY, LLC,
its general partner

By:
Name:
Title:

Exhibit F

Exhibit A

Inventory Financing Sublimit Borrowing Base Calculation

I.	Sale Value

A. Volume of Financed Eligible Inventory subject to sales contracts

B. Sale price of such Financed Eligible Inventory

Sale Value = A * B

II.	Hedged Value

A. Volume of Financed Eligible Inventory not subject to sales contracts

B. Prices fixed with respect thereto in corresponding Hedging Agreements

C. Hedged Value = A* B

III.	Inventory Financing Sublimit Borrowing Base

A. Sale Value (from I. above)

B. Hedged Value (from II. above)

C. All storage, transportation and other applicable costs related to such Financed Eligible Inventory

D. A + B - C

Inventory Financing Sublimit Borrowing Base = D * 90%

Exhibit F

EXHIBIT G

FORM OF COMMITTED AMOUNT INCREASE CERTIFICATE

[Date]

Wells Fargo Bank, National Association

[Address]

Attn:

This Committed Amount Increase Certificate is being delivered pursuant to Section 2.05(c)(ii)(D) of that certain Fourth Amended and Restated Credit Agreement dated as of June 30, 2014 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Genesis Energy, L.P, a Delaware limited partnership (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent (in such capacity, and together with its permitted successors, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement. The undersigned, Responsible Officer of the General Partner, hereby certifies on behalf of the Borrower that, as of the date hereof, no Default or Event of Default has occurred and is continuing and requests on behalf of the Borrower that the aggregate Committed Amount be increased by increasing the Committed Amount of [            ] (the “Increasing Lender”) by the amount and on the date set forth below:

Current aggregate Committed Amount for all Lenders:	$

Current Committed Amount of the Increasing Lender:	$

Requested Increase in the Committed Amount of the Increasing Lender (the “Increase Amount”):	$	[15]

Total Committed Amount for the Increasing Lender:	$

Effective Date for Increase (the “Increase Date”):

[15]	Any increase in the aggregate Committed Amounts shall not be less than $5,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if, after giving effect thereto, the aggregate increases pursuant to Section 2.05(c) of the Credit Agreement would exceed $500,000,000.

Exhibit G

By signing below, the Increasing Lender agrees (a) that its Committed Amount will be increased by the Increase Amount effective as of the Increase Date, (b) after giving effect to such increase, its total Committed Amount will be $[        ], and (c) that it shall continue to be a Lender under the Credit Agreement. The Borrower shall pay the fee payable to the Administrative Agent pursuant Section 2.05(c)(ii)(D) of the Credit Agreement.

[signature page follows]

Exhibit G

IN WITNESS WHEREOF, each of the undersigned has executed this Committed Amount Increase Certificate as of the date first written above.

BORROWER:

GENESIS ENERGY, L.P.

By:	GENESIS ENERGY, LLC,
its general partner

By:
Name:
Title:

LENDER:

[ ]

By:
Name:
Title:

Consented to and Accepted:

ADMINISTRATIVE AGENT

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit G

EXHIBIT H

FORM OF ADDITIONAL LENDER CERTIFICATE

[Date]

To:	Wells Fargo Bank, National Association,

as Administrative Agent

This Additional Lender Certificate is being delivered pursuant to Section 2.05(c)(ii)(E) of that certain Fourth Amended and Restated Credit Agreement dated as of June 30, 2014 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Genesis Energy, L.P, a Delaware limited partnership (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent (in such capacity, and together with its permitted successors, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

Please be advised that the undersigned (the “Additional Lender”) has agreed, and does hereby agree, (a) to become a Lender under the Credit Agreement effective [                 ], 20[    ] with a Committed Amount of $[        ] and (b) that it shall be a party in all respects to, and bound as a Lender in all respects by, the Credit Agreement and the other Loan Documents.

This Additional Lender Certificate is being delivered to the Administrative Agent together with (i) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Additional Lender, and (ii) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender. The Borrower shall pay the fee payable to the Administrative Agent pursuant to Section 2.05(c)(ii)(E) of the Credit Agreement.

Very truly yours,

GENESIS ENERGY, L.P.

By:	GENESIS ENERGY, LLC, its general partner

By:
Name:
Title:

Exhibit H

Accepted and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Accepted and Agreed:

[ADDITIONAL LENDER]

By:
Name:
Title:

Exhibit H

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE16

Financial Statement Date:             ,

To:	Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Fourth Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Genesis Energy, L.P., as borrower (the “Borrower”), Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto.

The undersigned Financial Officer hereby certifies as of the date hereof that he/she is the                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 5.01(a)(i) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

2. The Borrower has delivered the year-end unaudited financial statements required by Section 5.01(a)(ii) of the Agreement for the fiscal year of the Borrower ended as of the above date.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 5.01(b)(i) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP consistently applied as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The Borrower has delivered the unaudited financial statements required by Section 5.01(b)(ii) of the Agreement for the fiscal quarter ended as of the above date.

[16]	The financial statement certifications certified herein are intended to be reflective of the certifications required under Section 5.01(a) and 5.01(b) of the Credit Agreement. The financial covenant calculations included herein are intended to reflect the components of the financial covenants set forth in Section 6.14. In the event of any conflict or inconsistency between the applicable terms and conditions of the Credit Agreement, on the one hand, and the financial statement certifications and/or financial covenant calculations reflected in this Exhibit J, on the other hand, the terms and conditions of the Credit Agreement shall control.

Exhibit I

3. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

4. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its obligations under the Loan Documents, and

[select one:]

[during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

6. [No change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement]

—or—

[The following changes in GAAP or in the application thereof have occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement and such changes have had the following effects on the financial statements accompanying this Compliance Certificate:]

Exhibit I

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                 ,         .

GENESIS ENERGY, L.P.

By:	GENESIS ENERGY, LLC, its general partner

By:
Name:
Title:

Exhibit H

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Interest Coverage Ratio.
	A.	Adjusted Consolidated EBITDA (Schedule 2) for the four consecutive fiscal quarter period ending on the date hereof:	$

	B.	Consolidated Interest Expense for such period:	$

	C.	Consolidated Interest Coverage Ratio (Line I.A ÷ Line I.B):		to 1.00

Minimum required:

Minimum Interest Coverage Ratio
3.00 to 1.00[17]

[17]	Upon the consummation of a Material Acquisition that is a Permitted Acquisition, the minimum Consolidated Interest Coverage Ratio shall be 2.75 to 1.00 until the end of the last day of the third full fiscal quarter of the Borrower after the consummation of such Material Acquisition, as applicable, at which time the minimum Consolidated Interest Coverage Ratio permitted to be maintained by the Borrower will automatically revert back to 3.00 to 1.00.

Exhibit H

II.	Leverage Ratios.
Consolidated Leverage Ratio
	A.	Consolidated Total Funded Debt on such determination date:	$

	B.	Adjusted Consolidated EBITDA (Schedule 2) for the four consecutive fiscal quarter period ending on the date hereof:	$

	C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B):		to 1.00

Maximum permitted:

Maximum Consolidated Leverage Ratio
Prior to the consummation of a Material Acquisition:	5.00 to 1.00
Upon or after the consummation of Material Acquisition:	5.50 to 1.00[18]

Consolidated Senior Secured Leverage Ratio
A.	Consolidated Total Senior Secured Funded Debt on such determination date:	$

B.	Adjusted Consolidated EBITDA (Schedule 2) for the four consecutive fiscal quarter period ending on the date hereof:	$

C.	Consolidated Senior Secured Leverage Ratio (Line II.A ÷ Line II.B):		to 1.00

Maximum permitted:

Maximum Consolidated Senior Leverage Ratio
Prior to the consummation of a Material Acquisition:	3.75 to 1.00
Upon or after the consummation of a Material Acquisition:	4.25 to 1.00[19]

[18]	Upon the consummation of a Material Acquisition that is a Permitted Acquisition, the maximum Consolidated Leverage Ratio shall be 5.50 to 1.00 until the end of the last day of the third full fiscal quarter of the Borrower after the consummation of such Material Acquisition, at which time the maximum Consolidated Leverage Ratio permitted to be maintained by the Borrower will automatically revert back to 5.00 to 1.00.
[19]	Upon the consummation of a Material Acquisition that is a Permitted Acquisition, the maximum Consolidated Senior Secured Leverage Ratio shall be 4.25 to 1.00 until the end of the last day of the third full fiscal quarter of the Borrower after the consummation of such Material Acquisition, at which time the maximum Consolidated Senior Secured Leverage Ratio permitted to be maintained by the Borrower will automatically revert back to 3.75 to 1.00.

Exhibit H

III.	EBITDA for Pricing.

Adjusted Consolidated EBITDA for purposes of determining Applicable Margin[20] (see Preliminary Adjusted Consolidated EBITDA on Schedule 2):		$

[20]	Solely for the purpose of determining the Applicable Margin, Adjusted Consolidated EBITDA, as used in calculating Consolidated Leverage Ratio, will be calculated without giving effect to the limitation on cash distributions received by the Borrower and the Restricted Subsidiaries from Joint Ventures consummated after the Effective Date, as set forth in clause (a) of the first proviso set forth in the definition of Adjusted Consolidated EBITDA.

Exhibit H

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

		Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Four Fiscal Quarter Period Ended
	Consolidated Net Income of the Borrower and its Subsidiaries[21]	—	—	—	—	—

+	Interest Expense	—	—	—	—	—
+	Federal, state, local income and foreign withholding taxes	—	—	—	—	—
+	Depreciation, depletion and amortization expense	—	—	—	—	—
+	Deferred or non-cash equity compensation or stock option or similar compensation expense
-	Actual cash payments made with respect to deferred compensation
+	Cash received by the Borrower or any Restricted Subsidiary pursuant to any Direct Financing Lease

+	Transaction Costs[22]	—	—	—	—	—
=	Consolidated EBITDA before cash distributions
+	Cash distributions from Unrestricted Subsidiaries[23]
+	Cash distributions from Joint Ventures or the Equity Interests of other Persons
=	Consolidated EBITDA

[21]	Determined without giving effect to (without duplication): (a) any extraordinary income or gains, (b) any interest income, (c) any non-cash income (excluding items which represent the reversal of a non-cash charge referred to in clause (e) below of this definition), (d) any extraordinary losses, (e) any non-cash charges or losses (except to the extent that any such non-cash charge or loss would require an anticipated cash payment (or a reserve for an anticipated cash payment) in any future period), including any non-cash expenses relating to impairments and similar write-offs and stock appreciation rights, (f) any gains or losses from sales of assets other than inventory sold in the ordinary course of business, (g) income or losses attributable to Unrestricted Subsidiaries, Joint Ventures, any Person accounted for by the Borrower by the equity method of accounting, or any other Person that is not a Subsidiary or (h) income or losses attributable to Direct Financing Leases.
[22]	Transaction Costs to be added back during the term of the Agreement under this line item shall not exceed 15% of Adjusted Consolidated EBITDA for any applicable period.
[23]	Including loan payments under the NEJD Intercompany Note.

Exhibit H

+	Pro Forma Adjustments (other than Non-Historical Pro Forma Adjustments and Material Project EBITDA Adjustments)
+	Non-Historical Pro Forma Adjustments, as applicable
+	Material Project EBITDA Adjustments, as applicable
=	(Preliminary) Adjusted Consolidated EBITDA
-

Cash distributions from Joint Ventures (except for Joint Ventures (other than Exempted Joint Ventures) consummated on or before the Effective Date) in excess of 25% of (Preliminary) Adjusted Consolidated EBITDA[24]

=	Adjusted Consolidated EBITDA	—	—	—	—	—

[24]	Cash distributions received by the Borrower and the Restricted Subsidiaries from all Joint Ventures consummated after the Effective Date (other than Exempted Joint Ventures) shall not account for more than 25% of Adjusted Consolidated EBITDA (as such Adjusted Consolidated EBITDA is calculated from time to time without giving effect to cash distributions from Joint Ventures (other than Exempted Joint Ventures) consummated after the Effective Date), and any excess shall be deemed to not be Adjusted Consolidated EBITDA.

Exhibit H